Exhibit 2.1

SHARE CONTRIBUTION & EXCHANGE AGREEMENT

BY AND AMONG

SKYLINE CORPORATION,

AND

CHAMPION ENTERPRISES HOLDINGS, LLC

Dated as of January 5, 2018

TABLE OF CONTENTS

ARTICLE 1 THE CONTRIBUTION AND EXCHANGE		2

1.1	The Contribution and Exchange	2
1.2	Closing	2
1.3	Directors and Officers	3
1.4	Company Name Change; Company Domicile and Principal Office	3
1.5	Delivery of Certificates	3
1.6	Additional Actions	5

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR AND CHB ENTITIES		5

2.1	Organization and Qualification; Charter Documents	5
2.2	Capital Structure	6
2.3	Authority; Non-Contravention; Approvals	7
2.4	Contributor Financial Statements; No Undisclosed Liabilities	8
2.5	Absence Of Certain Changes Or Events	9
2.6	Taxes	9
2.7	Intellectual Property	10
2.8	Compliance with Legal Requirements	11
2.9	Legal Proceedings; Orders	12
2.10	Brokers’ and Finders’ Fees	12
2.11	Employee Benefit Plans	12
2.12	Title to Assets	14
2.13	Real Property	14
2.14	Environmental Matters	15
2.15	Labor Matters	16
2.16	Contributor Contracts	17
2.17	Books and Records	18
2.18	Insurance	18
2.19	Customers; Suppliers; Effect of Transaction	19
2.20	Product Liability; Product Warranties	19
2.21	Interested Party Transactions	20
2.22	Disclosure; Company Information	20
2.23	Acquisition for Own Account	20

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2.24	Ownership of Company Common Shares	20
2.25	No Other Representations and Warranties	21

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF COMPANY		21

3.1	Organization and Qualification; Charter Documents	21
3.2	Capital Structure	22
3.3	Authority; Non-Contravention; Approvals	23
3.4	Anti-Takeover Statutes Not Applicable	25
3.5	SEC Filings; Company Financial Statements; No Undisclosed Liabilities	25
3.6	Absence Of Certain Changes Or Events	27
3.7	Taxes	28
3.8	Intellectual Property	29
3.9	Compliance with Legal Requirements	30
3.10	Legal Proceedings; Orders	31
3.11	Brokers’ and Finders’ Fees	31
3.12	Employee Benefit Plans	31
3.13	Real Property	33
3.14	Environmental Matters	34
3.15	Labor Matters	35
3.16	Company Contracts	35
3.17	Books and Records	37
3.18	Insurance	37
3.19	Opinion of Financial Advisor	38
3.20	Shell Company Status	38
3.21	Customers; Suppliers; Effect of Transaction	38
3.22	Title to Assets	38
3.23	Product Liabilities; Product Warranties	39
3.24	Related Party Transactions	39
3.25	Valid Issuance	39
3.26	Disclosure; Company Information	39
3.27	No Other Representations and Warranties	40

ARTICLE 4 CONDUCT OF BUSINESS PENDING THE CLOSING		40

4.1	Conduct of Company Business	40
4.2	Conduct of CHB Business	44
4.3	Contributor Strategic Transactions	47

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ARTICLE 5 ADDITIONAL AGREEMENTS		47

5.1	Proxy Statement	47
5.2	Company Shareholders’ Meeting	48
5.3	Access to Information; Confidentiality	50
5.4	Regulatory Approvals and Related Matters	51
5.5	Director Indemnification and Insurance	53
5.6	Notification of Certain Matters	55
5.7	Public Announcements	56
5.8	Conveyance Taxes	56
5.9	Board of Directors and Officers	57
5.10	Non-Solicitation by Company	57
5.11	[Reserved]	59
5.12	Listing	59
5.13	Assistance with Financing	59
5.14	Tax Cooperation	60
5.15	Takeover Statutes	60
5.16	Stockholder Litigation	60
5.17	Company Charter Amendment	60
5.18	Employees; Benefit Plans	60
5.19	Special Company Dividend	65
5.20	Special Contributor Dividend	65

ARTICLE 6 CONDITIONS TO THE CLOSING		66

6.1	Conditions to Obligation of Each Party to Effect the Exchange	66
6.2	Additional Conditions to Obligations of Contributor	67
6.3	Additional Conditions to Obligations of Company	68

ARTICLE 7 TERMINATION		69

7.1	Termination	69
7.2	Notice of and Effect Of Termination	71
7.3	Expenses; Termination Fee	71

ARTICLE 8 GENERAL PROVISIONS		73

8.1	Notices	73
8.2	Amendment	74
8.3	Headings	74
8.4	Severability	74

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8.5	Entire Agreement	75
8.6	Successors and Assigns	75
8.7	Parties In Interest	75
8.8	Waiver	75
8.9	Remedies Cumulative; Specific Performance	76
8.10	Governing Law; Venue; Waiver of Jury Trial	76
8.11	Counterparts and Exchanges by Electronic Transmission or Facsimile	77
8.12	Cooperation	77
8.13	Non-Survival	77
8.14	Construction	77
8.15	Non- Recourse	78

Exhibits

Exhibit A	Certain Definitions
Exhibit B	Form of Company Voting Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Investor Rights Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Company Charter Amendment
Exhibit G	Company Bylaw Amendment

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SHARE CONTRIBUTION & EXCHANGE AGREEMENT

THIS SHARE CONTRIBUTION & EXCHANGE AGREEMENT is made and entered into as of January 5, 2018 (this “Agreement“), by and among Skyline Corporation, an Indiana corporation (“Company“), and Champion Enterprises Holdings, LLC, a Delaware limited liability company (“Contributor“). Company and Contributor are each a “Party” and referred to collectively herein as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Contributor owns all of the issued and outstanding shares of (i) capital stock, par value of $352,314 per share (the “CHB BV Shares“), in the capital of CHB International B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“CHB BV“) and (ii) capital stock, par value $0.001 per share (the “CHB DE Shares“ and together with the CHB BV Shares, the “CHB Shares“), of Champion Home Builders, Inc., a Delaware corporation (“CHB US,” and together with CHB BV, the “CHB Entities“);

WHEREAS, each of Contributor and Company desire to enter into a strategic business combination pursuant to which Contributor desires to contribute the CHB Shares to Company, and Company desires to transfer to Contributor common shares, $0.0277 par value per share of Company (the “Company Common Shares“), in exchange for all of the CHB Shares, on the terms and conditions set forth herein;

WHEREAS, the board of directors of Company, acting upon the unanimous recommendation of the special committee of the board of directors (the “Special Committee“) formed to evaluate this transaction, has (i) determined that it is fair and advisable and in the best interests of the Company and the Company Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, including the Exchange, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Exchange, and (iii) recommended that the Company Shareholders vote to approve the Company Shareholder Approval Matters;

WHEREAS, the board of managers of Contributor has (i) determined that it is fair and advisable and in the best interests of the Contributor and its members to enter into this Agreement and to consummate the transactions contemplated hereby, including the Exchange, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Exchange;

WHEREAS, as a condition to the willingness of Contributor to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the officers, directors and other shareholders of Company listed on Schedule I (together, the “Supporting Shareholders“), is entering into a voting agreement in substantially the form of Exhibit B attached hereto (the “Company Voting Agreement“), in favor of Contributor, pursuant to which such officers, directors and shareholders have agreed, among other things, to vote their Company Common Shares in favor of the Company Shareholder Approval Matters;

WHEREAS, the Parties intend that Contributor’s contribution of CHB Shares to Company in exchange for Company Common Shares will be tax-free to the Contributor under Section 351 of the Code; and

WHEREAS, it is intended that, at the Closing, each Ancillary Agreement shall be entered into by the applicable parties thereto.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE CONTRIBUTION AND EXCHANGE

1.1 The Contribution and Exchange. Upon the terms and subject to the conditions of this Agreement, at the Closing, Contributor shall contribute, transfer and convey to Company, all of the issued and outstanding CHB Shares free from all Encumbrances. In exchange for the contribution by Contributor of the CHB Shares, upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue to Contributor, that number of duly authorized, validly issued, fully-paid and non-assessable Company Common Shares equal to the Exchange Shares, which Exchange Shares shall be free from all Encumbrances. The contribution of the CHB Shares in exchange for the issuance to Contributor of the Exchange Shares is referred to in this Agreement as the “Exchange.”

1.2 Closing. Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, the consummation of the Exchange (the “Closing“) will take place at the offices of Ropes & Gray LLP, 800 Boylston Street, Boston, Massachusetts, as soon as possible (but in any event no later than five (5) Business Days) after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition at the Closing), or at such other time, date and place as Contributor and Company may mutually agree in writing; provided, however, that if the last day of any fiscal month shall be no later than seven (7) Business Days after the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition at the Closing), the Closing shall occur on the last Business Day of such fiscal month or on the first Business Day of the following fiscal month, at the Contributor’s election, and, if such date is not the last day of such fiscal month, the Closing will be deemed to be effective, solely for accounting purposes, as of the last day of such fiscal month or the first day of the following fiscal month, at the Contributor’s election. The date on which the Closing actually takes place is referred to as the “Closing Date.” Immediately prior to the Closing, subject to obtaining the Company Shareholder Approval, Company shall file the Company Charter Amendment in accordance with the relevant provisions of the Indiana Business Corporation Law, and make all other filings, recordings or publications required by Legal Requirements in connection with the Exchange.

1.3 Directors and Officers. Unless otherwise mutually agreed in writing by Contributor and Company, the Company, the board of directors of the Company and, pursuant to the Company Voting Agreement, the Supporting Shareholders will, take all action necessary to ensure that:

(a) Effective as of the second day following the Closing Date, the size of the board of directors of the Company shall be expanded to consist of eleven (11) members, consisting of two (2) members identified as “Company Appointees” (one of whom shall be Independent as of the Closing Date) to be designated by the Company’s pre-closing board of directors pursuant to written notice provided by the Company to Contributor as soon as reasonably practicable after the date hereof but in no event later than ten Business Days after the date hereof (together, the “Company Appointees”), and nine (9) members identified as “Contributor Appointees” to be designated by Contributor pursuant to written notice provided by Contributor to the Company as soon as reasonably practicable after the date hereof but in no event later than ten Business Days after the date hereof (the “Contributor Appointees” and together with the Company Appointees, the “Appointees”); and

(b) Effective immediately following the Closing, the Persons set forth on Schedule II shall serve as the officers of Company in the respective capacities shown on Schedule II together with such other officers as shall be designated by Contributor pursuant to written notice provided by Contributor to the Company as soon as reasonably practicable after the date hereof but in no event later than ten Business Days after the date hereof.

1.4 Company Name Change; Company Domicile and Principal Office.

(a) Effective immediately following the Closing, and subject to the approval of the Company Charter Amendment by the shareholders of the Company, the Company’s name shall be Skyline Champion Corporation (Ticker: SKY).

(b) Effective immediately following the Closing, the Company’s principal offices shall be located in Elkhart, Indiana.

1.5 Delivery of Certificates.

(a) Exchange Procedure. At or prior to the Closing, Company will issue and cause to be deposited with Computershare Trust Company, N.A. (the “Transfer Agent”), for the benefit of Contributor and for exchange in accordance with this Article 1 through the Transfer Agent, the certificates (or uncertificated book-entries, as applicable) representing the Exchange Shares, and, immediately after the Closing, the Transfer Agent shall be authorized by Company to issue the Exchange Shares to Contributor in accordance with this Agreement. Each certificate representing the Exchange Shares shall (unless the securities evidenced by such certificate shall have been registered under the Securities Act or sold pursuant to Rule 144 thereunder) initially bear a legend in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, DISTRIBUTED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

The Exchange Shares will be issued from Company to Contributor in a private placement transaction, pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act. The offering and issuance of the Exchange Shares hereunder will not be registered with the SEC, and accordingly, the Exchange Shares will be “restricted securities” under the Securities Act. Any subsequent offer, sale or disposition of the Exchange Shares by Contributor must be either registered under the Securities Act and applicable state securities laws or exempt from such registration requirements (including pursuant to the safe harbor provided by Rule 144 promulgated under the Securities Act). Except as set forth in the Registration Rights Agreement, Company has no obligation to register the offering or issuance of the Exchange Shares with the SEC or the securities regulatory authority of any other state or jurisdiction. On or prior to the Closing, Contributor, as a condition to receiving the Exchange Shares, will deliver to Company (i) duly executed stock transfer forms in favor of Company in customary form in respect of the CHB DE Shares, (ii) duly executed Dutch notarial deed of transfer of shares in customary form in respect of the CHB BV Shares and (iii) the CHB Share certificate(s) or register or an indemnity for any lost certificates in favor of the Company in such form as the Company may reasonably require. Notwithstanding the foregoing, upon Contributor’s prior written request, the Company shall cause the Exchange Shares to be delivered on behalf of Contributor directly to Contributor’s members at the Closing, provided that the Company shall have received, no less than five Business Days prior to the Closing Date, and as a condition to being obligated to issue the Exchange Shares to the Contributor’s members, a written opinion of Ropes & Gray LLP, in a form reasonably acceptable to the Company and its legal counsel, to the effect that the delivery of the Exchange Shares to Contributor’s members at Contributor’s instruction does not require registration under the Securities Act and does not cause the Exchange or the Exchange Shares Issuance to require registration under the Securities Act. In the event the Exchange Shares are issued to the Contributor’s members as provided pursuant to the foregoing sentence, the provisions of this Section 1.5(a) related to the issuance of the Exchange Shares shall be deemed to apply to an issuance to such members, rather than the Contributor.

(b) Withholding Rights. Each of the Transfer Agent, Company and Contributor will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement any amounts as may be required to be deducted or withheld under the Code, Treasury Regulations promulgated under the Code or any provisions of applicable state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the applicable Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Company and Contributor shall use commercially reasonable efforts to avoid the imposition of any requirement to deduct or withhold amounts.

1.6 Additional Actions. If, at any time after the Closing, Company or Contributor shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, its right, title and interest in, to or under any of the rights, privileges, powers or franchises of the CHB Shares or the Exchange Shares, respectively, or (b) otherwise to carry out the purposes of this Agreement, Company, Contributor and their respective proper officers and directors or designees shall be authorized (i) to execute and deliver, in the name and on behalf of Contributor or Company, as applicable, all such deeds, bills of sale, assignments and assurances and (ii) to do, in the name and on behalf of Contributor and Company, as applicable, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Company’s or Contributor’s right, title and interest in, to and under any of the rights, privileges, powers or franchises of CHB Shares or Exchange Shares, as applicable, and otherwise to carry out the purposes of this Agreement; provided that, prior to executing and delivering any deed, bill of sale, assignment or assurance or doing any other act or thing in the name of and on behalf of Contributor or Company pursuant to this Section 1.6, Company and Contributor shall use reasonable efforts to request that Contributor or Company, as applicable, execute and deliver such deed, bill of sale, assignment or assurance or do such other act or thing.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF

CONTRIBUTOR AND CHB ENTITIES

Contributor represents and warrants on its own behalf and, where the context indicates, on behalf of the CHB Entities, to Company as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date as follows, in each case subject to the exceptions set forth in the Contributor Disclosure Schedule delivered to the Company and dated as of the date hereof:

2.1 Organization and Qualification; Charter Documents.

(a) Part 2.1(a) of the Contributor Disclosure Schedule identifies each CHB Company and indicates its jurisdiction of organization. No CHB Company owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Contributor Disclosure Schedule. None of the CHB Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the CHB Companies is duly organized and validly existing under the laws of the jurisdiction of its organization and has all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all CHB Contracts by which it is bound, except where the failure to have such organizational power and authority would not, individually or in the aggregate, have a CHB Material Adverse Effect.

(c) Each of the CHB Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a CHB Material Adverse Effect.

(d) Contributor has made available to Company accurate and complete copies of: (i) the Organizational Documents of each CHB Company, including all amendments thereto; (ii) the stock records of each CHB Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the members or stockholders, as applicable, of each CHB Company, the board of directors or managers, as applicable, of each CHB Company and all committees of the board of directors or managers of each CHB Company. The books of account, stock records, minute books and other records of the CHB Companies are accurate, current and complete in all material respects.

2.2 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of (i) CHB BV consists of 200 shares and (ii) CHB US consists of 1,000 shares of common stock. As of the date of this Agreement, the issued capital stock of (i) CHB BV consists of 200 shares and (ii) CHB US consists of 1,000 shares of common stock. All CHB Shares are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Legal Requirements. Part 2.2(a) of the Contributor Disclosure Schedule sets forth the complete and accurate capitalization of the CHB Subsidiaries as of the date of this Agreement. There are no outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from any CHB Company of any securities of such CHB Company, nor are there any commitments or binding arrangements to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer.

(b) Except as set forth on Part 2.2(b) of the Contributor Disclosure Schedule: (i) none of the outstanding CHB Shares or shares of capital stock of any of the CHB Subsidiaries are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding CHB Shares or shares of capital stock of any CHB Subsidiary are subject to any right of first refusal; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the CHB Companies having a right to vote on any matters on which the holders of CHB Shares or shares of capital stock of any CHB Subsidiary have a right to vote; (iv) there is no Contract to which a CHB Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any CHB Shares or shares of capital stock of any CHB Subsidiary; and (v) no CHB Company is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding CHB Shares or shares of capital stock of any CHB Subsidiary or other securities. As of the date of this Agreement, there are no CHB Shares that are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with Contributor or under which Contributor has any rights.

2.3 Authority; Non-Contravention; Approvals.

(a) Contributor has the requisite limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Contributor of this Agreement, the performance by Contributor of its obligations hereunder and the consummation by Contributor of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action on the part of Contributor. This Agreement has been duly and validly executed and delivered by Contributor and, assuming the due authorization, execution and delivery of this Agreement by Company, this Agreement constitutes the valid and binding obligation of Contributor, enforceable in accordance with its terms.

(b) Except as set forth on Part 2.3(b) of the Contributor Disclosure Schedule, the execution and delivery of this Agreement by Contributor does not, and the performance of this Agreement by Contributor will not, (i) conflict with or violate Organizational Documents of Contributor or any CHB Subsidiary, (ii) subject to compliance with the requirements set forth in Section 2.3(c) below, conflict with or violate any Legal Requirement, order, judgment or decree upon which any of the properties of Contributor of any CHB Subsidiary are bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a CHB Material Adverse Effect or would not prevent or materially delay the consummation of the Exchange, or (iii) require Contributor or a CHB Subsidiary to make any filing with or give any notice to a Person, or to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any CHB Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the CHB Companies pursuant to, any CHB Contract to which a CHB Company is a party or by which any CHB Company or any of its properties are bound or affected (except, for purposes of this clause (iii) as would not, individually or in the aggregate, have a CHB Material Adverse Effect or prevent or materially delay the Exchange).

(c) No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Contributor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any filings contemplated by Section 5.4(a).

2.4 Contributor Financial Statements; No Undisclosed Liabilities.

(a) The audited consolidated financial statements (including any related notes thereto) representing the financial condition and results of operations of Contributor as of and for the years ended March 28, 2015, April 2, 2016 and April 1, 2017 (collectively, the “Contributor Audited Financials”) previously delivered to the Company (i) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (ii) fairly present in all material respects the consolidated financial position of Contributor as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated and (iii) are consistent with, and have been prepared from, the books and records of Contributor.

(b) The unaudited consolidated financial statements (including any related notes thereto) representing the financial condition and results of operations of Contributor as of and for the three-month period ending September 30, 2017 (the “Contributor Unaudited Financials”) and, together with the Contributor Audited Financials, the “Contributor Financials”) previously delivered to the Company, and Contributor financial statements as of and for the period ending on any fiscal quarter end or annual period after the date of this Agreement and prior to the Closing that are required to be included in the Proxy Statement, if any, in each case together with the notes thereto, will, when delivered to Company, (i) have been prepared in accordance with GAAP applied on a consistent basis through the periods involved (except as may be indicated in the notes thereto), (ii) fairly present in all material respects the consolidated financial position of Contributor as at the respective dates thereof and the consolidated results of Contributor operations and cash flows for the periods indicated and (iii) be consistent with, and have been prepared from, the books and records of Contributor; in each case, subject to normal reoccurring year-end audit adjustments.

(c) Except as disclosed on Part 2.4(c) of the Contributor Disclosure Schedule, as of September 30, 2017, no CHB Company has any liabilities (other than valuation adjustments in relation to financial instruments), absolute, accrued, contingent or otherwise of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, except liabilities (i) provided for or referenced in the Contributor Financials, (ii) incurred in connection with the transactions contemplated in this Agreement, (iii) disclosed in Part 2.4(c) of the Contributor Disclosure Schedule, or (iv) incurred since September 30, 2017 in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business, results of operations or financial condition of Contributor and the CHB Companies taken as a whole.

(d) Since the beginning of the earliest fiscal year covered by the Contributor Audited Financials, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Contributor, the board of managers of Contributor or any committee thereof.

(e) Since the beginning of the earliest fiscal year covered by the Contributor Audited Financials, neither Contributor nor, to the knowledge of Contributor, its Representatives, have identified any fraud, whether or not material, that involves Contributor’s management or other employees who have a role in the preparation of financial statements, the internal accounting controls utilized by Contributor, any material illegal act or fraud related to the business of the CHB Companies, or any claim or allegation regarding the foregoing.

2.5 Absence Of Certain Changes Or Events. From October 1, 2017 through the date of this Agreement, each of the CHB Companies has conducted its business only in the ordinary course of business consistent with past practice in all material respects, and there has not been: (a) any event that has had a CHB Material Adverse Effect, (b) any material change, by Contributor in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or as disclosed in the notes to the Contributor Financials, (c) any revaluation by Contributor of any of its assets having a CHB Material Adverse Effect, or writing off notes or accounts receivable that are, individually or in the aggregate, material to the CHB Companies, taken as a whole, other than in the ordinary course of business, or (d) any other action, event or occurrence that would have required the consent of Company pursuant to Section 4.2 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.6 Taxes.

(a) The Contributor, on behalf of each CHB Company, has duly and timely filed, all U.S. federal income Tax Returns and all other material Tax Returns required to be filed by it with respect to the CHB Companies (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects.

(b) All material Taxes owed by each CHB Company (whether or not shown on any Tax Return) have been timely paid in full.

(c) No claim has ever been made by an authority in a jurisdiction where a CHB Company does not file Tax Returns that such CHB Company is or may be subject to any material taxation by that jurisdiction.

(d) No CHB Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no request has been made by any CHB Company in writing for any such extension or waiver.

(e) There are no liens for any material Taxes on any asset of any CHB Company other than liens for Taxes not yet due and payable.

(f) No dispute, audit, investigation, proceeding or claim concerning any material Tax liability of any CHB Company has been raised by a Governmental Body in writing, and to the knowledge of Contributor, no such dispute, audit, investigation, proceeding, or claim is pending, being conducted, or claimed.

(g) Each CHB Company has deducted, withheld and timely paid to the appropriate Governmental Body all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and each CHB Company has complied with all reporting and recordkeeping requirements in all material respects.

(h) No closing agreements, private letter rulings or advance tax rulings, Tax holidays, technical advice memoranda or similar agreements or rulings related to any material Taxes have been entered into, issued or requested from any Governmental Body with or in respect of any CHB Company.

(i) No CHB Company has ever been a member of an “affiliated group” within the meaning of Code section 1504(a) filing a consolidated federal income Tax Return (other than the “affiliated group” as defined in Code section 1504(a) the common parent of which is one of the CHB Entities). No CHB Company is a party to any material contractual obligation relating to Tax sharing or Tax allocation. No CHB Company has any liability for the Taxes of any person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(j) No CHB Company has participated in any “listed transaction” within the meaning of Treasury regulations section 1.6011-4 or any “tax shelter” within the meaning of Code section 6662.

(k) Within the past five (5) years, no CHB Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l) Contributor has provided or made available to the Company copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by any CHB Company for any taxable year beginning on or after January 1, 2013, and in each case such copies are true, correct and complete in all material respects.

2.7 Intellectual Property.

(a) Part 2.7(a) of the Contributor Disclosure Schedule lists all of the patents, patent applications, domain names, registered trademarks and registered copyrights, applications for trademark and copyright registrations (“CHB Registered Intellectual Property”) along with the respective application, registration or filing number that are owned by or exclusively licensed to a CHB Company. Unless otherwise indicated on Part 2.7(a) of the Contributor Disclosure Schedule, Contributor exclusively owns all rights, title and interests in such CHB Registered Intellectual Property free and clear of all Encumbrances other than the Permitted Encumbrances.

(b) Part 2.7(b)(1) of the Contributor Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which any third party has licensed, granted or conveyed to any CHB Company any material right, title or interest in or to any Intellectual Property Rights (the “CHB In Licenses”). Part 2.7(b)(2) of the Contributor Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which a CHB Company has licensed, granted or conveyed to any third party any right, title or interest in or to any material CHB Owned IP (collectively, “CHB Out Licenses” and together with the CHB In Licenses, the “CHB IP Contracts”).

(c) Except as set forth on Part 2.7(c)(1) of the Contributor Disclosure Schedule, the CHB Companies own, co-own or otherwise possess the right to use all material CHB IP Rights, free, to Contributor’s knowledge, of any infringement or other violation of third party Intellectual Property Rights. Except as set forth on Part 2.7(c)(1) of the Contributor

Disclosure Schedule, no CHB Company is, to Contributor’s knowledge, infringing upon or misappropriating any Intellectual Property Rights of any Person. During the three-year period prior to the date of this Agreement, none of the CHB Companies has received any complaint, claim or demand alleging such infringement or misappropriation. Except as set forth in Part 2.7(c)(2) of the Contributor Disclosure Schedule, to Contributor’s knowledge, no Person is infringing upon or misappropriating any CHB Owned IP.

(d) To Contributor’s knowledge, in the past three (3) years, no CHB Company has had (i) any security breaches, or (ii) material violations of any security policy of such CHB Company, relating to the unauthorized use of Sensitive Data. Each CHB Company is in material compliance with all Legal Requirements regarding the privacy, protection, storage, use and disclosure of Sensitive Data collected by such CHB Company.

2.8 Compliance with Legal Requirements.

(a) No CHB Company has been or is in conflict with, or in default or violation of, (i) any Legal Requirement, order, judgment or decree applicable to a CHB Company or by which any of its material properties is bound or affected, or (ii) any CHB Contract to which a CHB Company is a party or by which a CHB Company or any of its properties is bound or affected, except for any conflicts, defaults or violations which would not, individually or in the aggregate, have a CHB Material Adverse Effect. No investigation or review by any Governmental Body is pending or, to the knowledge of Contributor, threatened against any CHB Company that could reasonably be expected to result in material liability to the CHB Companies, taken as a whole, nor has any Governmental Body indicated to Contributor or any CHB Company in writing an intention to conduct the same.

(b) Except as would not, individually or in the aggregate, have or reasonably be expected to have a CHB Material Adverse Effect, the CHB Companies hold all material permits, licenses, authorizations, variances, exemptions, orders and approvals from Governmental Bodies which are necessary to the operation of the business of the CHB Companies taken as a whole (collectively, the “CHB Permits”). The CHB Companies are in compliance in all material respects with the terms of the CHB Permits. Except as would not, individually or in the aggregate, have or reasonably be expected to have a CHB Material Adverse Effect, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Contributor, threatened in writing, which seeks to revoke or materially limit any material CHB Permit. Except as prohibited by applicable Legal Requirements and as would not, individually or in the aggregate, have or reasonably be expected to have a CHB Material Adverse Effect, the rights and benefits of each material CHB Permit will be available to the Group Companies immediately following the Closing.

(c) None of the CHB Companies and, to the knowledge of Contributor, no director or officer of any CHB Company or Person acting in concert with or on behalf of the CHB Companies, or any officers, employees of the same with respect to any matter relating to any of the CHB Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other analogous legislation in any jurisdiction; or (iii) made any other unlawful payment.

2.9 Legal Proceedings; Orders.

(a) There is no, and there has not been in the past three (3) years, any pending, or threatened in writing, Legal Proceeding and, to the knowledge of Contributor, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the CHB Companies, any business of any of the CHB Companies or any of the assets owned, leased or used by any of the CHB Companies; and (ii) that challenges, or that may have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, the Exchange or any of the other transactions contemplated by this Agreement, in each case as a claimant, defendant or in any other capacity. None of the Legal Proceedings identified in Part 2.9(a) of the Contributor Disclosure Schedule has had or, if adversely determined, would have or result in, either individually or in the aggregate, a CHB Material Adverse Effect. To the knowledge of Contributor, as of the date hereof, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause (i) and clause (ii) of the first sentence of this Section 2.9(a).

(b) There is no Order to which any of the CHB Companies, or any of the assets owned or used by any of the CHB Companies, is subject that has had or would have or result in, either individually or in the aggregate, a CHB Material Adverse Effect. To the knowledge of Contributor, no director, officer or other key employee of any of the CHB Companies is subject to any Order that prohibits such director, officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the CHB Companies.

2.10 Brokers’ and Finders’ Fees. Except as set forth on Part 2.10 of the Contributor Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Exchange or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the CHB Companies. Contributor has furnished to Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of any Persons listed on Part 2.10 of the Contributor Disclosure Schedule.

2.11 Employee Benefit Plans.

(a) Part 2.11(a) of the Contributor Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material plan, program, policy, contract or agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, severance, separation, relocation, termination pay, performance awards, bonus, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, other equity-based award, supplemental retirement, profit sharing, material fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, or other material employee benefits, whether written or unwritten, and each other “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case, for current, retired or former employees, directors or consultants of any CHB Company, which is sponsored, maintained, contributed to, or required to be contributed to by any CHB Company or with respect to which a CHB Company has any material liability, but which does not include plans or programs in which a CHB Company is obligated to participate by Legal Requirements (collectively, the “Contributor Employee Plans”).

(b) Contributor has made available to Company true and complete copies of each Contributor Employee Plan (or, to the extent that a Contributor Employee Plan is unwritten, a reasonably detailed written description of such plan) and all material related plan documents, including, as applicable, trust documents, plan amendments, Insurance Policies or contracts, summary plan descriptions, and compliance and nondiscrimination tests (including 401(k) and 401(m) tests) for the last three plan years. Contributor has also made available to Company true and complete copies of all material non-routine correspondence from a Governmental Body with respect to a Contributor Employee Plan. No Contributor Employee Plan is subject to Title IV of ERISA. Contributor has made available to Company copies of the Form 5500 reports filed for each applicable Contributor Employee Plan for the most recent plan year. Each Contributor Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion letter from the Internal Revenue Service on the form of such Contributor Employee Plan, and to Contributor’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Contributor Employee Plan subject to Section 401(a) of the Code. Contributor has made available to Company the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Contributor Employee Plan, as applicable.

(c) Each Contributor Employee Plan has been maintained and administered in all material respects in accordance with its terms and in material compliance with the requirements prescribed by applicable Legal Requirements (including, where applicable, ERISA and the Code). No Contributor Employee Plan promises or provides retiree medical or other retiree welfare benefits to any person, except to the extent required by Section 4980B of the Code or any similar state, local or non-U.S. Legal Requirement. No material suit or material administrative proceeding or action is pending, or to the knowledge of Contributor is threatened, against or with respect to any Contributor Employee Plan, including, as applicable, any audit by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under the applicable Contributor Employee Plan) or participation in any voluntary correction or amnesty program of the Internal Revenue Service or the United States Department of Labor.

(d) Neither Contributor nor any ERISA Affiliate of Contributor has ever maintained, established, sponsored, participated in or contributed to, or is or has been obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA), any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code.

(e) Other than as specifically contemplated by this Agreement or as set forth in Part 2.11(e) of the Contributor Disclosure Schedule, the consummation of the Exchange will not, either alone or in combination with another event, (i) entitle any current or former employee or other service provider of any CHB Company to severance benefits or any other payment (including golden parachute or bonus payments); (ii) accelerate the time of payment or vesting of any payments or benefits or increase the amount of compensation or benefits due any current or former employee or service provider of any CHB Company; (iii) result in the forgiveness of any indebtedness between any CHB Company and any current or former employee or service provider or any such entity; or (iv) result in any obligation to fund future benefits under any Contributor Employee Plan. No benefit payable or that may become payable by Contributor in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement (either alone or in combination with another event) is reasonably likely to result in the imposition of an excise Tax under Section 4999 of the Code or the disallowance of any deduction by reason of Section 280G of the Code.

(f) Each Contributor Employee Plan that provides benefits principally to persons outside of the United States is in material compliance with applicable Legal Requirements.

2.12 Title to Assets. Except as set forth on Part 2.12 of the Contributor Disclosure Schedule, the CHB Companies own, and have good, valid and marketable title to, all material tangible assets purported to be owned by them, including all material assets reflected in the books and records of the CHB Companies as being owned by the CHB Companies. All of said assets are owned by the CHB Companies free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable, (ii) liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any CHB Company, and (iii) Encumbrances described in Part 2.12 of the Contributor Disclosure Schedule collectively, (i) through (iii), “Permitted Encumbrances.” As of the date of this Agreement, Contributor is the sole record and beneficial owner of all the CHB Shares, and, as of the Closing, Contributor shall be the sole record and beneficial owner of all such CHB Shares. Notwithstanding any contrary provision herein, Contributor has, as of the date of this Agreement, and will have as of the Closing, good and marketable title to the CHB Shares, free and clear of all Encumbrances. The CHB Companies are the lessees of, and hold valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected in the books and records of the CHB Companies as being leased to the CHB Companies, and the CHB Companies enjoy undisturbed possession of such leased assets.

2.13 Real Property.

(a) Part 2.13(a) of the Contributor Disclosure Schedule sets forth the address and a description of the use of (i) each parcel of real property that is owned in fee simple by any CHB Company (each being “CHB Owned Real Property”) and (ii) each parcel of real property that is leased, subleased, licensed or otherwise occupied by any CHB Company (each agreement to occupy property, whether written or oral, being hereinafter referred to as a “CHB Real Property Lease” and any real property leased by any CHB Company under any CHB Real Property Lease being hereinafter referred to as “CHB Leased Real Property”) with an aggregate annual payment obligation exceeding $50,000. The CHB Owned Real Property and the CHB Leased Real Property may collectively be hereinafter referred to as the “CHB Real Property.” Part 2.13(a) of the Contributor Disclosure Schedule sets forth a complete list of the CHB Real Property and the applicable CHB Company’s interest therein. The CHB Real Property listed in Part 2.13(a) of the Contributor Disclosure Schedule comprises all material real property interests used in the conduct of the business and operations of the CHB Companies now conducted. To the knowledge of Contributor, (i) each CHB Real Property Lease is valid, binding and enforceable against the applicable CHB Company in accordance with its terms and is in full force and effect and (ii) each CHB Company that leases CHB Leased Real Property as shown on Part 2.13(a) of the Contributor Disclosure Schedule holds a valid leasehold interest under each applicable CHB Real Property Lease.

(b) Each CHB Company that owns CHB Real Property as shown on Part 2.13(a) of the Contributor Disclosure Schedule has good and marketable, indefeasible, fee simple title to such parcel of CHB Owned Real Property, free and clear of all Encumbrances, except (a) liens for Taxes, assessments or other similar governmental charges that are not yet due or that are being contested in good faith by appropriate proceedings and that are fully and properly reserved for in the Contributor Financials in accordance with GAAP; (b) any mechanics’, workmen’s, repairmen’s and other similar liens arising or incurred in the ordinary course in respect of obligations that are not overdue and that are not, individually or in the aggregate, material to the business of Contributor or any CHB Company taken as a whole, or that are being contested in good faith by appropriate proceedings and that are fully and properly reserved for in the Contributor Financials in accordance with GAAP; (c) liens relating to equipment leases entered into in the ordinary course; (d) any right of way or easement which does not materially impair the occupancy or use of such CHB Real Property for the purposes for which it is currently used in connection with the applicable CHB Company’s business and (e) liens set forth in Part 2.13(b) of the Contributor Disclosure Schedule. No CHB Company has leased or otherwise granted to any Person, the right to use or occupy all or any material portion of any CHB Owned Real Property. To the knowledge of Contributor, there are no outstanding options, rights of first offer or rights of first refusal to purchase all or any portion of any CHB Owned Real Property or any interest therein.

(c) No CHB Company has received written notice of a pending, proposed or threatened condemnation or other taking of any CHB Real Property, and to Contributor’s knowledge, and except as disclosed in Part 2.13(c) of the Contributor Disclosure Schedule, no part of any CHB Owned Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body.

2.14 Environmental Matters. Except as set forth on Part 2.14 of the Contributor Disclosure Schedule:

(a) Each of the CHB Companies is, and since January 1, 2015 has been, in material compliance with all Environmental Laws.

(b) To the knowledge of the Contributor, no Hazardous Materials have been released on, at or from the CHB Real Property by any CHB Company (or, to Contributor’s knowledge, as a result of any actions of any third party or otherwise), or, to Contributor’s knowledge, on, at or from any other real property that any CHB Company has at any time owned, operated, occupied or leased, in any case in violation of Environmental Laws or in a manner that requires reporting, investigation or remediation or otherwise reasonably could be expected to result in material liability for the CHB Companies, taken as a whole, under Environmental Law.

(c) To the knowledge of the Contributor, each CHB Company currently holds and has complied in all material respects with all material governmental approvals and permits necessary for the conduct of its respective businesses under Environmental Laws, as such businesses are currently being conducted (the “CHB Environmental Permits”). No action or proceeding is pending or, to the knowledge of Contributor, threatened to revoke, materially modify or not renew any CHB Environmental Permits.

(d) No claim, action, request for information or other proceeding is pending, (or to Contributor’s knowledge, threatened) alleging that any CHB Company has violated or has potential liability under Environmental Law.

(e) No CHB Company is subject to any unresolved obligations pursuant to any judgment, order, consent order or agreement resolving any alleged violation of or liability under any Environmental Laws.

(f) Contributor has provided or made available to the Company copies of any and all material environmental studies, investigations and audit reports in the possession of Contributor and related to the environmental condition of the CHB Real Property, or to the compliance or liabilities of the CHB Companies with or under Environmental Law.

2.15 Labor Matters.

(a) No employee of a CHB Company is currently represented by a labor union or other representative body with respect to the employee’s employment with a CHB Company. No CHB Company is a party to or bound by any collective bargaining agreement or other agreement with any labor organization, works council, or other representative body with respect to any employee of a CHB Company; there are no collective bargaining agreements or other agreements with a labor union, works council or other employee representative organization otherwise applicable or binding on a CHB Company pursuant to Legal Requirements; and no such arrangement is presently being negotiated by any CHB Company. There are no organizing activities, strikes, material grievances, claims of unfair labor practices or other collective bargaining disputes, pending, or to the knowledge of Contributor, threatened against or involving a CHB Company, and there have not been any such activities, strikes, grievances, claims or disputes in the last three (3) years.

(b) The CHB Companies are in compliance in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, individual independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code in the United States and other Legal Requirements in any jurisdiction in which the CHB Companies employ interim employees), including all such Legal Requirements and contracts relating to wages, hours, collective bargaining, classification of employees, employment discrimination, immigration, disability, civil rights, fair labor standards and employment standards, human rights, occupational safety and health, and workers’ compensation, and have timely prepared and, as applicable, filed all employment-related forms (including United States Citizenship and Immigration Services Form I-9) to the extent required by any relevant Governmental Body.

2.16 Contributor Contracts.

(a) Except as set forth on Part 2.16 of the Contributor Disclosure Schedule, no CHB Company is a party to or is bound by:

(i) any Contract for the sale of goods or performance of services by any CHB Company having (or expected to have) an actual or anticipated value of at least $1,000,000 in any twelve (12) month-period;

(ii) any Contract for the purchase of goods or services by a CHB Company from any vendor or supplier having (or expected to have) an actual or anticipated cost of at least $1,000,000 in any twelve (12) month-period;

(iii) any Contract with a CHB Material Supplier or CHB Material Customer not included in clauses (i) and (ii) above;

(iv) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between a CHB Company and any of its officers or directors;

(v) any Contract imposing any material restriction on the right or ability of any CHB Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any material product or any material technology or other material asset to or for any other Person; (D) to perform services for any other Person; or (E) to otherwise transact business with any other Person;

(vi) any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(vii) any Contract relating to the borrowing of money or extension of credit;

(viii) any real property lease, sublease, license or other agreement relating to the grant, by any CHB Company to any other Person, of any right of possession or use of, or access to, any CHB Real Property with aggregate lease payments exceeding $50,000 in any twelve (12) month period;

(ix) any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any CHB Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any CHB Company; or

(x) any Contract not entered into in the ordinary course of business that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,000,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $1,000,000 in the aggregate, other than any arrangement or agreement expressly contemplated by or provided for in this Agreement, that does not allow a CHB Company to terminate the Contract for convenience with no more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination.

(b) Contributor has made available to Company an accurate and complete copy of each Contract listed or required to be listed in Part 2.16 of the Contributor Disclosure Schedule and each CHB IP Contract (any such Contract, a “CHB Contract”). No CHB Company and, to the knowledge of Contributor, no other party to a CHB Contract has breached or violated in any material respect or materially defaulted under, or received notice in writing that it has breached, violated or defaulted under, any of the terms or conditions in any material respect of any of the CHB Contracts. Each CHB Contract is valid, binding, enforceable obligation of Contributor, and to the knowledge of Contributor, of the other party or parties thereto, and is in full force and effect.

2.17 Books and Records. The minute books of the CHB Companies made available to Company or its counsel are the only minute books of the CHB Companies and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the CHB Companies, as the case may be. The books and records of the CHB Companies accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the CHB Companies and have been maintained in accordance with good business and bookkeeping practices.

2.18 Insurance.

(a) Part 2.18(a) of the Contributor Disclosure Schedule sets forth each of the CHB Companies’ insurance policies or policies maintained on behalf of the CHB Companies (including, as applicable, fire, theft, casualty, general liability, workers compensation, business interruption, environmental, directors’ and officers’ liability, product liability and automobile insurance policies and bond and surety arrangements, collectively “Insurance Policies”). Each Insurance Policy is in full force and effect and is maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the CHB Companies would, in accordance with good business practice, customarily insure. All premiums due and payable under such Insurance Policies have been paid on a timely basis and each CHB Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Insurance Policies have been made available to Company.

(b) Except as set forth on Part 2.18(b) of the Contributor Disclosure Schedule, there are no material claims pending, under any Insurance Policy to which any CHB Company is a party, as to which coverage has been questioned, denied or disputed. No CHB Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any CHB Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.19 Customers; Suppliers; Effect of Transaction. Except as set forth on Part 2.19 of the Contributor Disclosure Schedule, since April 1, 2017, there has not been: (i) any adverse change in the business relationship of the CHB Companies, taken as a whole, with any (A) supplier who is one of the fifteen (15) largest suppliers of the CHB Companies, taken as a whole, measured by dollar value for products or services purchased in each of the two most recent fiscal years (each, a “CHB Material Supplier”) or (B) customer who is one of the fifteen (15) largest customers of the CHB Companies, taken as a whole, measured by dollar value for goods or services rendered in each of the two most recent fiscal years (each, a “CHB Material Customer”); or (ii) any adverse change in any material term (including credit terms) of the sales or related agreements with any CHB Material Supplier or CHB Material Customer, in the case of each of clauses (i) and (ii), that would be material to the business, results of operations or financial condition of Contributor and the CHB Companies taken as a whole. To the knowledge of Contributor, as of the date hereof, no creditor, supplier, employee, client, customer or other Person having a material business relationship with any CHB Company has provided any CHB Company with written notice of its intent to adversely change its relationship with such CHB Company because of the transactions contemplated by this Agreement. Part 2.19 of the Contributor Disclosure Schedule sets forth, for each CHB Material Supplier and CHB Material Customer, the identity of such supplier or customer and amount of annual consideration paid or received, as applicable, during each of the past two (2) fiscal years, from such supplier or customer.

2.20 Product Liability; Product Warranties. Except as set forth on Part 2.20 to the Contributor Disclosure Schedule, to the knowledge of the Contributor, the products sold or manufactured by the CHB Companies in connection with the business and the services provided by the CHB Companies have complied with and are in compliance with, in all material respects, all applicable (i) Legal Requirements, (ii) industry and self-regulatory organization standards, (iii) contractual commitments, and (iv) express or implied warranties. Except as set forth on Part 2.20 to the Contributor Disclosure Schedule, since January 1, 2015, there has been no determination of any serious defects or imminent safety hazards pursuant to Subpart I of the HUD-Code (24 CFR 3282.401-418) with respect to any product produced, manufactured, marketed, distributed or sold in connection with the business of any CHB Company (including any predecessor entity). To the knowledge of the Contributor, there are not, and there have not been, any material defects or deficiencies in any products or services of the CHB Companies that could reasonably be expected to give rise to or serve as a basis for any determination of any serious defects or imminent safety hazards pursuant to Subpart I of the HUD-Code (24 CFR 3282.401-418) by any CHB Company.

2.21 Interested Party Transactions. Except as set forth on Part 2.21 of the Contributor Disclosure Schedule, no event has occurred since April 3, 2016 that would be required to be reported by any CHB Company as a transaction with a related person pursuant to Item 404(a) of Regulation S-K, if such CHB Company were required to report such information in periodic reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.22 Disclosure; Company Information. The information regarding Contributor and the CHB Companies supplied or to be supplied by or on behalf of Contributor for inclusion in the Proxy Statement will, at the time the Proxy Statement (and any amendment or supplement thereto) is first mailed to the Company Shareholders, or at the time of the Company Shareholders’ Meeting (or any adjournment or postponement thereof), not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 2.22 will not apply to statements or omissions included in the Proxy Statement (and, in each case, any amendment or supplement thereto) based upon information regarding Company or any Group Company supplied to Contributor in writing by Company for use therein.

2.23 Acquisition for Own Account. The Exchange Shares to be issued to Contributor or its members in the Exchange are being acquired for Contributor’s or each of its members’, as applicable, own account and with no intention of distributing or reselling such Exchange Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States and any state of the United States, without prejudice, however, to the rights of Contributor and its members at all times to sell or otherwise dispose of all or any part of such Exchange Shares in a transaction that does not violate the Securities Act, under an effective registration statement under the Securities Act or under an exemption from such registration requirements available under the Securities Act, and in compliance with other applicable state and federal securities laws.

2.24 Ownership of Company Common Shares. Other than as a result of this Agreement, neither Contributor nor any CHB Company is, and neither Contributor nor any CHB Company has been a member of a “group” (for purposes of Rule 13d-3 under the Exchange Act) that is, or at any time during the last five years, was an “interested shareholder” of Company as defined in Section 23-1-43-10 of the Indiana Business Corporation Law.

2.25 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Agreement, none of Contributor, any CHB Company, or any other Person acting on their behalf has made or is making any express or implied representation or warranty of any nature to Company, any Group Company or their respective Affiliates and Representatives, at law or in equity, with respect to matters relating to Contributor, the CHB Companies, their respective businesses or any other matter related to or in connection with the transactions contemplated hereby, and any such other representations or warranties are hereby expressly disclaimed. Without limiting the generality of the foregoing, none of Contributor, any CHB Company, or any other Person acting on their behalf has made or is making any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Company, any Group Company or any of their respective Affiliates and Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the CHB Companies or the future business and operations of the CHB Companies or (ii) any other information or documents made available to Company, the Group Companies or their counsel, accountants or advisors with respect to Contributor, the CHB Companies or their respective businesses or operations, except as expressly set forth in this Agreement or the Contributor Disclosure Schedules.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants on its own behalf and, where the context indicates, on behalf of the Group Companies, to Contributor as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date as follows, except (i) as otherwise disclosed or incorporated by reference in the SEC Documents filed on or before the date of this Agreement (other than any forward looking disclosures set forth in any risk factor section or forward looking statement disclaimer and any other disclosure that is similarly nonspecific and predicative or forward looking in nature) and (ii) except as set forth in the Company Disclosure Schedule delivered to Contributor and dated as of the date hereof:

3.1 Organization and Qualification; Charter Documents.

(a) Part 3.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. No Group Company owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Company Disclosure Schedule. No Group Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Group Companies is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts by which it is bound, except where the failure to have such corporate power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Each of the Group Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Company has made available to Contributor accurate and complete copies of: (i) the Organizational Documents of each Group Company, including all amendments thereto; (ii) the stock records of each Group Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of each Group Company, the board of directors of each Group Company and all committees of the board of directors of each Group Company. The books of account, stock records, minute books and other records of the Group Companies are accurate, current and complete in all material respects.

(e) The copies of the Company’s Articles of Incorporation (filed as Exhibit 3.1 of the Company’s Annual Report on Form 10-K filed on August 26, 2015) and Company’s Amended and Restated Bylaws (filed as Exhibit 3(ii) of the Company’s Current Report on Form 8-K filed on April 17, 2017) are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

(f) Neither Company nor any entity (as defined in the Investment Canada Act) controlled, directly or indirectly, by Company (as provided in in the Investment Canada Act) carries on a business in Canada that (i) has a place of business in Canada, (ii) an individual or individuals employed or self-employed in connection with the business, and (iii) assets in Canada used in carrying on the business.

3.2 Capital Structure.

(a) The authorized capital stock of Company consists of 15,000,000 Company Common Shares, of which 8,391,244 shares are issued and outstanding as of the close of business on the day prior to the date hereof, and no shares of preferred stock. 2,825,900 shares of capital stock are held in Company’s treasury. All outstanding Company Common Shares are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Legal Requirements.

(b) As of the date of this Agreement, Company had reserved an aggregate of 700,000 Company Common Shares for issuance under the Company Incentive Plan, under which Company Options were outstanding for an aggregate of 331,000 Company Common Shares, and 51,000 Company Restricted Stock Awards were outstanding. All Company Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 3.2(b) of the Company Disclosure Schedule lists each outstanding Company Option and Company Restricted Stock Award, the name of the holder of such option or award, the number of shares subject to such option or award, the exercise price of such option, the vesting schedule and termination date of such option or award, and whether the exercisability of such option or vesting or settlement of such award will be accelerated in any way by the transactions contemplated by this Agreement. Each Company Option was granted with an exercise price not less than the fair market value of a Company Common Share on the date such option was approved by the board of directors of Company or an authorized committee thereof. All outstanding options to purchase Company Common Shares and all outstanding Company Restricted Stock Awards with respect to Company Common Shares were granted under the Company Incentive Plan. There are no other outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from any Group Company of any securities of such Group Company, nor are there any commitments or binding arrangements to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer.

(c) Except as set forth on Part 3.2(c) of the Company Disclosure Schedule: (i) none of the outstanding Company Common Shares are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Company Common Shares are subject to any right of first refusal; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Group Companies having a right to vote on any matters on which the Company Shareholders have a right to vote; (iv) there is no Contract to which the Group Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Common Shares; and (v) no Group Company is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Common Shares or other securities, and there are no Company Common Shares outstanding that are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract. Part 3.2(c) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by Company with respect to Company Common Shares (including shares issued pursuant to the exercise of stock options) and specifies each holder of such Company Common Shares, the date of purchase and number of such shares, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such shares filed an election under Section 83(b) of the Code with respect to such shares within thirty (30) days of purchase.

3.3 Authority; Non-Contravention; Approvals.

(a) Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Shareholder Approval, to perform its obligations hereunder and, assuming the approval of the Company Shareholder Approval Matters, to consummate the transactions contemplated hereby, including the Exchange. The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company, subject only to Company Shareholder Approval. The Company Shareholder Approval Threshold is the only vote of the holders of any class or series of Company Common Shares necessary to approve the Company Shareholder Approval Matters (collectively, “Company Shareholder Approval”). No Company Shareholder is entitled to any dissenters’ rights, appraisal rights, or any comparable rights as a result of the Exchange under applicable Legal Requirements. This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery of this Agreement by Contributor, constitutes the valid and binding obligation of Company, enforceable in accordance with its terms.

(b) Company’s board of directors, by resolutions duly adopted by all directors of Company has (i) approved, adopted and declared advisable this Agreement and the Exchange, and determined that this Agreement and the transactions contemplated by this Agreement, including the Exchange, are fair to and in the best interests of the Company, and (ii) approved the Company Shareholder Approval Matters that require board approval, including (1) the Company Charter Amendment to effect an increase in the number of authorized Company Common Shares to 115,000,000 Company Common Shares, a change of the name of Company to “Skyline Champion Corporation” and duly proposed to the Company Shareholders entitled to vote in respect of the Company Charter Amendment that such provisions of the Company Charter Amendment be adopted at the Company Shareholders’ Meeting, and (2) the Exchange Share Issuance, (iii) recommended that the Company Shareholders approve the Company Shareholder Approval Matters, and directed that such matters be submitted for consideration of the Company Shareholders and (iv) approved and adopted the Company Bylaw Amendment.

(c) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Organizational Documents of any Group Company, (ii) subject to obtaining the Company Shareholder Approval and compliance with the requirements set forth in Section 3.3(d) below, conflict with or violate any Legal Requirement, order, judgment or decree upon which any of the properties of Company or any Group Company are bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the Exchange, or (iii) except for the matters set forth in Section 3.3(d) below, require a Group Company to make any filing with or give any notice to a Person, or to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Group Companies pursuant to, any Company Contract to which a Group Company is a party or by which any Group Company or any of its properties are bound or affected (except, for purposes of this clause (iii), as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Exchange). As of the Closing Date, the provisions of the Control Share Acquisition law of the Indiana Business Corporation Law will not be applicable to the Company or the Exchange.

(d) No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (ii) any filings contemplated by Section 5.4(a), (iii) the filing of Current Reports on Form 8-K with the SEC within four (4) Business Days after the execution of this Agreement and the Closing Date, (iv) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of NYSE.

3.4 Anti-Takeover Statutes Not Applicable. The board of directors of Company has taken, or will have taken prior to Closing, all actions necessary so that no Takeover Statute or similar Legal Requirement, or any other restrictions on business combinations, applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Exchange or the other transactions contemplated by this Agreement. Company does not have any shareholder rights plan, “poison pill” or similar plan or arrangement in effect.

3.5 SEC Filings; Company Financial Statements; No Undisclosed Liabilities.

(a) All SEC Documents have been timely filed with the SEC and, as of the time the SEC Documents were filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Documents complied as to form, when filed (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), in all material respects with applicable Legal Requirements, including the applicable provisions of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and in each case, any rules and regulations promulgated thereunder, each as in effect on the date so filed (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing) and (ii) as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing, or, if a registration statement, as amended and supplemented, if applicable, by a filing prior to the date of this Agreement pursuant to the Securities Act, on the date such registration statement or amendment became effective), none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to SEC Documents required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such certification was filed with or furnished to the SEC by Company. No Group Company, other than the Company, is required to file any statements, reports, schedules, forms or other documents with the SEC. As used in this Section 3.5, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Accurate and complete copies of the SEC Documents have been made available (including via EDGAR) to Contributor. As of the date of this Agreement, there are no outstanding or unresolved comments received from SEC staff with respect to the SEC Documents. To the Company’s knowledge, none of the SEC Documents is the subject of ongoing SEC review or investigation, other than any review or investigation initiated as a result of the transactions contemplated by this Agreement.

(b) The Group Companies have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC (and such disclosure controls and procedures are effective) and all such information is made known to Company’s principal executive officer and principal financial officer. The Company maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is designed to ensure the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, in each case, with respect to the Group Companies, taken as a whole and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Company and the Group Companies, (ii) ensure that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Company and the Group Companies are being made only in accordance with authorizations of management and directors of Company, and (iii) ensure prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Group Companies that could have a material effect on its financial statements, and such system of internal controls over financial report is effective. Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Company’s outside auditors and the audit committee of Company’s board of directors: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, within the knowledge of Company, that involves management or other employees who have a role in Company’s internal controls over financing reporting. The Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NYSE. There is no reason to believe that Company’s independent auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when required. Neither Company nor any Group Company nor Company’s independent auditors nor any other Person has identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of Company’s internal controls; (ii) any illegal act or fraud or allegation of fraud, whether or not material, that involves Company’s management or other employees; or (iii) any claim or allegation regarding any of the foregoing or in respect of any other accounting or auditing matters of the Company. Company is, and has at all times since January 1, 2013 been, in compliance in all material respects with the applicable listing requirements of NYSE, and has not since January 1, 2008 received any notice asserting any non-compliance with the listing requirements of NYSE. Since June 1, 2014, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the board of directors of Company or any committee thereof. Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year that is currently outstanding or that resulted (or would reasonably be expected to result) in an adjustment to, or any restatement of, the Company Financials. No current or former independent auditor for Company has resigned or been dismissed from such capacity as a result of or in connection with any disagreement with Company on a matter of accounting practices.

(c) Each of the principal executive officer of Company and the principal financial officer of Company (or each former principal executive officer of Company and each former principal financial officer of Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the SEC Documents, and the statements contained in such certifications were complete, correct and accurate on the date such certifications were made. For purposes of this section, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) The financial statements (including any related notes thereto) contained or incorporated by reference in the SEC Documents (the “Company Financials”): (i) complied as to form with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected, either individually or in the aggregate, to be material) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Group Companies as of the respective dates thereof and the consolidated results of operations and cash flows of Company for the periods covered thereby. The audited balance sheet of Company as of May 31, 2017 is hereinafter referred to as the “Company Balance Sheet.” No financial statements of any Person other than Company and the Group Companies actually included in the Company Financials are required by GAAP to be included in the Company Financials. Except as required by GAAP, Company has not, between the last day of its most recently ended fiscal year and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year.

(e) Except as disclosed in the Company Financials, no Group Company has any liabilities (other than valuation adjustments in relation to financial instruments), absolute, accrued, contingent or otherwise of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, except liabilities (i) provided for or referenced in the Company Financials, (ii) incurred in connection with the transactions contemplated in this Agreement, (iii) disclosed in Part 3.5(e) of the Company Disclosure Schedule or (iv) incurred since December 3, 2017 in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business, results of operations or financial condition of Company and the Group Companies taken as a whole.

(f) There are no Encumbrances on any cash or cash equivalents held by any Group Company.

3.6 Absence Of Certain Changes Or Events. From the date of the Company Balance Sheet through the date of this Agreement, each of the Group Companies has conducted its business only in the ordinary course of business consistent with past practice in all material respects, and there has not been: (a) any event that has had a Company Material Adverse Effect,

(b) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or as disclosed in the notes to the Company Financials, (c) any revaluation by Company of any of its assets having a Company Material Adverse Effect, or writing off notes or accounts receivable that are, individually or in the aggregate, material to the Group Companies, taken as a whole, other than in the ordinary course of business, or (d) any other action, event or occurrence that would have required the consent of Contributor pursuant to Section 4.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.7 Taxes.

(a) Each Group Company has duly and timely filed, all U.S. federal income Tax Returns and all other material Tax Returns required to be filed by it (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects.

(b) All material Taxes owed by each Group Company (whether or not shown on any Tax Return) has been timely paid in full.

(c) No claim has ever been made by an authority in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to any material taxation by that jurisdiction.

(d) No Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no request has been made by any Group Company in writing for any such extension or waiver.

(e) There are no liens for any material Taxes on any asset of any Group Company other than liens for Taxes not yet due and payable.

(f) No dispute, audit, investigation, proceeding or claim concerning any material Tax liability of any Group Company has been raised by a Governmental Body in writing, and to the knowledge of Company, no such dispute, audit, investigation, proceeding, or claim is pending, being conducted, or claimed.

(g) Each Group Company has deducted, withheld and timely paid to the appropriate Governmental Body all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and each Group Company has complied with all reporting and recordkeeping requirements in all material respects.

(h) No closing agreements, private letter rulings or advance tax rulings, Tax holidays, technical advice memoranda or similar agreements or rulings related to any material Taxes have been entered into, issued or requested from any Governmental Body with or in respect of any Group Company.

(i) No Group Company has ever been a member of an “affiliated group” within the meaning of Code section 1504(a) filing a consolidated federal income Tax Return (other than the “affiliated group” as defined in Code section 1504(a) the common parent of which is the Company). No Group Company is a party to any material contractual obligation relating to Tax sharing or Tax allocation. No Group Company has any liability for the Taxes of any person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(j) No Group Company has participated in any “listed transaction” within the meaning of Treasury regulations section 1.6011-4 or any “tax shelter” within the meaning of Code section 6662.

(k) Within the past five years, no Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l) Company has provided or made available to Contributor copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by any Group Company for any taxable year beginning on or after January 1, 2013, and in each case such copies are true, correct and complete in all material respects.

3.8 Intellectual Property.

(a) Part 3.8(a) of the Company Disclosure Schedule lists all of the patents, patent applications, domain names, registered trademarks and registered copyrights, applications for trademark and copyright registrations (“Company Registered Intellectual Property”) along with the respective application, registration or filing number that are owned by or exclusively licensed to the Company. Unless otherwise indicated on Part 3.8(a) of the Company Disclosure Schedule, the Company exclusively owns all rights, title and interests in such Company Registered Intellectual Property free and clear of all Encumbrances other than the Permitted Encumbrances.

(b) Part 3.8(b)(1) of the Company Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which any third party has licensed, granted or conveyed to Company any material right, title or interest in or to any Intellectual Property Rights (the “Company In Licenses”). Part 3.8(b)(2) of the Company Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which the Company has licensed, granted or conveyed to any third party any right, title or interest in or to any material Company Owned IP (collectively, “Company Out Licenses” and together with the Company In Licenses, the “Company IP Contracts”).

(c) Except as set forth on Part 3.8(c)(1) of the Company Disclosure Schedule, the Company owns, co-owns or otherwise possesses the right to use all material Company IP Rights, free, to the Company’s knowledge, of any infringement or other violation of third party Intellectual Property Rights. Except as set forth on Part 3.8(c)(1) of the Company Disclosure Schedule, no Group Company is, to the Company’s knowledge, infringing upon or misappropriating any Intellectual Property Rights of any Person. During the three-year period prior to the date of this Agreement, the Company has not received any complaint, claim or demand alleging such infringement or misappropriation. Except as set forth in Part 3.8(c)(2) of the Company Disclosure Schedule, to the Company’s knowledge, no Person is infringing upon or misappropriating any Company Owned IP.

(d) To the Company’s knowledge, in the past three (3) years, the Company has had no (i) security breaches, or (ii) material violations of any security policy of Company, relating to the unauthorized use of Sensitive Data. The Company is in material compliance with all Legal Requirements regarding the privacy, protection, storage, use and disclosure of Sensitive Data collected by the Company.

3.9 Compliance with Legal Requirements.

(a) No Group Company has been or is in conflict with, or in default or violation of, (i) any Legal Requirement, order, judgment or decree applicable to a Group Company or by which its or any of its material properties is bound or affected, or (ii) any Company Contract to which a Group Company is a party or by which a Group Company or its properties is bound or affected, except for any conflicts, defaults or violations which would not, individually or in the aggregate, have a Company Material Adverse Effect. No investigation or review by any Governmental Body is pending or, to the knowledge of Company, threatened against any Group Company that could reasonably be expected to result in material liability to the Group Companies, taken as a whole, nor has any Governmental Body indicated to a Group Company in writing an intention to conduct the same.

(b) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, the Group Companies hold all material permits, licenses, authorizations, variances, exemptions, orders and approvals from Governmental Bodies which are necessary to the operation of the business of the Group Companies taken as a whole (collectively, the “Company Permits”). The Group Companies are in compliance in all material respects with the terms of the Company Permits. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Company, threatened in writing, which seeks to revoke or materially limit any material Company Permit. Except as prohibited by applicable Legal Requirements and as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, the rights and benefits of each Company Permit will be available immediately following the Closing.

(c) No Group Company and, to the knowledge of Company, no Representative of any Group Company or Person acting in concert with or on behalf of the Group Companies, or any officers, employees or Representatives of the same with respect to any matter relating to any of the Group Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other analogous legislation in any jurisdiction; or (iii) made any other unlawful payment.

3.10 Legal Proceedings; Orders.

(a) There is no, and there has not been in the past three (3) years, any pending, or threatened in writing, Legal Proceeding and, to the knowledge of Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Group Companies, any business of any of the Group Companies or any of the assets owned, leased or used by any of the Group Companies; and (ii) that challenges, or that may have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, the Exchange or any of the other transactions contemplated by this Agreement, in each case as a claimant, defendant or in any other capacity. None of the Legal Proceedings identified in Part 3.10(a) of the Company Disclosure Schedule has had or, if adversely determined, would have or result in, either individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of Company, as of the date hereof, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause (i) and clause (ii) of the first sentence of this Section 3.10(a).

(b) There is no Order to which any of the Group Companies, or any of the assets owned or used by any of the Group Companies, is subject that has had or would have or result in, either individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of Company, no director, officer or other key employee of any of the Group Companies is subject to any Order that prohibits such director, officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Group Companies.

3.11 Brokers’ and Finders’ Fees. Except as set forth on Part 3.11 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Exchange or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Group Companies. Company has furnished to Contributor accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of any Persons listed on Part 3.11 of the Company Disclosure Schedule.

3.12 Employee Benefit Plans.

(a) Part 3.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material plan, program, policy, contract or agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, severance, separation, relocation, termination pay, performance awards, bonus, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, other equity-based award, supplemental retirement, profit sharing, material fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, or other material employee benefits, whether written or unwritten, and each other “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for current, retired or former employees, directors or consultants of any Group Company, which is sponsored, maintained, contributed to, or required to be contributed to by such Group Company or with respect to which such Group Company has any material liability, but which does not include plans or programs in which any Group Company is obligated to participate in by Legal Requirements (collectively, the “Company Employee Plans”).

(b) Company has made available to Contributor true and complete copies of each Company Employee Plan (or, to the extent that a Company Employee Plan is unwritten, a reasonably detailed written description of such plan) and all material related plan documents, including, as applicable, trust documents, plan amendments, Insurance Policies or contracts, summary plan descriptions, and compliance and nondiscrimination tests (including 401(k) and 401(m) tests) for the last three plan years. Company has also made available to Contributor true and complete copies of all material non-routine correspondence from a Governmental Body with respect to a Company Employee Plan. No Company Employee Plan is subject to Title IV of ERISA. Company has made available to the Contributor copies of the Form 5500 reports filed for each applicable Company Employee Plan for the most recent plan year. Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion letter from the Internal Revenue Services on the form of such Company Employee Plan, and to Company’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. Company has made available to the Contributor the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, as applicable.

(c) Each Company Employee Plan has been maintained and administered in all material respects in accordance with its terms and in material compliance with the requirements prescribed by applicable Legal Requirements (including, where applicable, ERISA and the Code). None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except to the extent required by Section 4980B of the Code or any similar state, local or non-U.S. Legal Requirement. No material suit or material administrative proceeding or action is pending, or to the knowledge of Company, is threatened, against or with respect to any Company Employee Plan, including, as applicable, any audit by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under the applicable Company Plan) or participation in any voluntary correction or amnesty program of the Internal Revenue Service or the United States Department of Labor.

(d) Neither Company nor any ERISA Affiliate of Company has ever maintained, established, sponsored, participated in or contributed to, or is or has been obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA), any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code.

(e) Other than as specifically contemplated by this Agreement or as set forth on Part 3.12(e) of the Company Disclosure Schedule, the consummation of the Exchange will not, either alone or in combination with another event, (i) entitle any current or former employee or other service provider of any Group Company to severance benefits or any other payment (including golden parachute or bonus payments); (ii) accelerate the time of payment or vesting of any payments or benefits or increase the amount of compensation or benefits due any current or former employee or service provider of any Group Company; (iii) result in the forgiveness of any indebtedness between any Group Company and any current or former employee or service provider or any such entity; or (iv) result in any obligation to fund future benefits under any Company Employee Plan. Other than as set forth on Part 3.12(e) of the Company Disclosure Schedule, no benefit payable or that may become payable by the Company in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement (either alone or in combination with another event) is reasonably likely to result in the imposition of an excise Tax under Section 4999 of the Code or the disallowance of any deduction by reason of Section 280G of the Code.

(f) The Group Companies do not sponsor, contribute to or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non–resident aliens with no United States source income outside of the United States.

3.13 Real Property.

(a) Part 3.13(a) of the Company Disclosure Schedule sets forth the address and a description of the use of (i) each parcel of real property that is owned in fee simple by any Group Company (each being “GC Owned Real Property”) and (ii) each parcel of real property that is leased, subleased, licensed or otherwise occupied by any Group Company (each agreement to occupy property, whether written or oral, being hereinafter referred to as a “GC Real Property Lease” and any real property leased by any Group Company under any GC Real Property Lease being hereinafter referred to as “GC Leased Real Property”) with an aggregate annual payment obligation exceeding $50,000. The GC Owned Real Property and the GC Leased Real Property may collectively be hereinafter referred to as the “GC Real Property.” Part 3.13(a) of the Company Disclosure Schedule sets forth a complete list of the GC Real Property and the applicable Group Company’s interest therein. The GC Real Property listed in Part 3.13(a) of the Company Disclosure Schedule comprises all material real property interests used in the conduct of the business and operations of the Group Companies now conducted. Each GC Real Property Lease is valid, binding and enforceable against the applicable Group Company in accordance with its terms and is in full force and effect. Each Group Company that leases GC Leased Real Property as shown on Part 3.13(a) of the Company Disclosure Schedule holds a valid leasehold interest under each applicable GC Real Property Lease.

(b) Each Group Company that owns GC Real Property as shown on Part 3.13(a) of the Company Disclosure Schedule has good and marketable, indefeasible, fee simple title to such parcel of GC Owned Real Property, free and clear of all Encumbrances, except (a) liens for Taxes, assessments or other similar governmental charges that are not yet due or that are being contested in good faith by appropriate proceedings and that are fully and properly reserved for on the Company Balance Sheet in accordance with GAAP; (b) any mechanics’, workmen’s, repairmen’s and other similar liens arising or incurred in the ordinary course in respect of obligations that are not overdue and that are not, individually or in the aggregate, material to the business of the Company or any Group Company, or that are being contested in good faith by appropriate proceedings and that are fully and properly reserved for on the Company Balance Sheet in accordance with GAAP; (c) liens relating to equipment leases entered into in the ordinary course; (d) any right of way or easement which does not materially impair the occupancy or use of such GC Real Property for the purposes for which it is currently used in connection with the applicable Group Company’s business; and (e) liens set forth in Part 3.22 of the Company Disclosure Schedule. No Group Company has leased or otherwise granted to any Person, the right to use or occupy all or any portion of any GC Owned Real Property. There are no outstanding options, rights of first offer or rights of first refusal to purchase all or any portion of any GC Owned Real Property or any interest therein.

(c) No Group Company has received written notice of a pending, proposed or threatened condemnation or other taking of any GC Real Property, and to the Company’s knowledge, and except as disclosed in Part 3.13(c) of the Company Disclosure Schedule, no part of any GC Owned Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body.

(d) The Company, after reasonable investigation, has delivered or made available to Contributor, copies of all material documents contained in the Company’s books and records related to the GC Owned Real Property, including without limitation, vesting deeds, owner’s title insurance policies (and underlying documents), existing surveys, property condition reports, any mortgages, deeds of trust, loan agreements, notes, security agreements or related documents. There has been no material casualty with respect to any parcel of GC Owned Real Property. No Group Company is obligated to purchase any of the GC Leased Real Property or any portion thereof or interest therein, or to purchase any real property.

3.14 Environmental Matters. Except as set forth on Part 3.14 of the Company Disclosure Schedule:

(a) Each of the Group Companies is, and since January 1, 2015 have been, in material compliance with all Environmental Laws.

(b) To the knowledge of the Company, no Hazardous Materials have been released on, at or from the GC Real Property by any Group Company (or, to the Company’s knowledge, as a result of any actions of any third party or otherwise), or, to the Company’s knowledge, on, at or from any other real property that any Group Company have at any time owned, operated, occupied or leased, in any case in violation of Environmental Laws or in a manner that requires reporting, investigation or remediation or otherwise reasonably could be expected to result in material liability for the Group Companies, taken as a whole, under Environmental Law.

(c) To the knowledge of the Company, the Group Companies currently hold and have complied in all material respects with all material governmental approvals and permits necessary for the conduct of their respective businesses under Environmental Laws, as such businesses are currently being conducted (the “Company Environmental Permits”). No action or proceeding is pending or, to the knowledge of the Company, threatened to revoke, materially modify or not renew any Company Environmental Permits.

(d) No claim, action, request for information or other proceeding is pending, (or to the Company’s knowledge, threatened) alleging that any Group Company has violated or has potential liability under Environmental Law.

(e) No Group Company has or is subject to any unresolved obligations pursuant to any judgment, order, consent order or agreement resolving any alleged violation of or liability under any Environmental Laws.

(f) The Company has provided or made available to Contributor copies of any and all material environmental studies, investigations and audit reports in the possession of any Group Company and related to the environmental condition of the GC Real Property, or to the compliance or liabilities of the Group Companies with or under Environmental Law.

3.15 Labor Matters.

(a) No employee of a Group Company is currently represented by a labor union or other representative body with respect to the employee’s employment with a Group Company. No Group Company is a party to or bound by any collective bargaining agreement or other agreement with any labor organization, works council, or other representative body with respect to any employee of a Group Company; there are no collective bargaining agreements or other agreements with a labor union, works council or other employee representative organization otherwise applicable or binding on a Group Company pursuant to Legal Requirements; and no such arrangement is presently being negotiated by any Group Company. There are no organizing activities, strikes, material grievances, claims of unfair labor practices or other collective bargaining disputes, pending, or to the knowledge of the Company, threatened against or involving a Group Company, and there have not been any such activities, strikes, grievances, claims or disputes in the last three (3) years.

(b) The Group Companies are in compliance in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, individual independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code in the United States and other Legal Requirements in any jurisdiction in which the Group Companies employ interim employees), including all such Legal Requirements and contracts relating to wages, hours, collective bargaining, classification of employees, employment discrimination, immigration, disability, civil rights, fair labor standards and employment standards, human rights, occupational safety and health, and workers’ compensation, and have timely prepared and, as applicable, filed all employment-related forms (including United States Citizenship and Immigration Services Form I-9) to the extent required by any relevant Governmental Body.

3.16 Company Contracts.

(a) Except as set forth in the exhibit list to Company’s Annual Report on Form 10-K for the year ended May 31, 2017 or Part 3.16 of the Company Disclosure Schedule, no Group Company is a party to or is bound by:

(i) any Contract for the sale of goods or performance of services by any Group Company having (or expected to have) an actual or anticipated value of at least $250,000 in any twelve (12) month-period;

(ii) any Contract for the purchase of goods or services by a Group Company from any vendor or supplier having (or expected to have) an actual or anticipated cost of at least $250,000 in any twelve (12) month-period;

(iii) any Contract with a Company Material Supplier or Company Material Customer not included in clauses (i) and (ii) above;

(iv) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between a Group Company and any of its officers or directors;

(v) any Contract imposing any material restriction on the right or ability of any Group Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any material product or any material technology or other material asset to or for any other Person; (D) to perform services for any other Person; or (E) to otherwise transact business with any other Person;

(vi) any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(vii) any Contract relating to the borrowing of money or extension of credit;

(viii) any real property lease, sublease, license or other agreement relating to the grant, by any Group Company to any other Person, of any right of possession or use of, or access to, any GC Real Property with aggregate lease payments exceeding $250,000 in any twelve (12) month period;

(ix) any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Group Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Group Company;

(x) any Contract not entered into in the ordinary course of business that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate, other than any arrangement or agreement expressly contemplated by or provided for in this Agreement, that does not allow a Group Company to terminate the Contract for convenience with no more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination; or

(xi) any Contract that would otherwise be required to be filed as an exhibit to a periodic report under the Exchange Act, as provided by Item 601 of Regulation S-K promulgated under the Exchange Act.

(b) Company has made available to Contributor an accurate and complete copy of each Contract listed or required to be listed in Part 3.16 of the Company Disclosure Schedule and each Company IP Contract (any such Contract, including copies of any Contract that would be listed in Part 3.16 of the Company Disclosure Schedules but for its inclusion in the most recent exhibit list of Company’s Form 10-K for the year ended May 31, 2017, a “Company Contract”). No Group Company and, to the Company’s knowledge, no other party to a Company Contract has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts in any material respect. Each Company Contract is valid, binding, enforceable obligation of Company, and to the knowledge of Company, of the other party or parties thereto, and is in full force and effect and in full force and effect.

3.17 Books and Records. The minute books of the Group Companies made available to Contributor or its counsel are the only minute books of Company and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and shareholder or actions by written consent since the time of incorporation of such Group Company, as the case may be. The books and records of Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Group Companies and have been maintained in accordance with good business and bookkeeping practices.

3.18 Insurance.

(a) Part 3.18(a) of the Company Disclosure Schedule sets forth each Insurance Policy to which any Group Company is a party. Each Insurance Policy is in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Group Companies would, in accordance with good business practice, customarily insure. All premiums due and payable under such Insurance Policies have been paid on a timely basis and each Group Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Insurance Policies have been made available to Contributor.

(b) Except as set forth on Part 3.18(b) of the Company Disclosure Schedule, there are no material claims pending, under any Insurance Policy to which any Group Company is a party, as to which coverage has been questioned, denied or disputed. No Group Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Group Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

3.19 Opinion of Financial Advisor. The board of directors of Company has received an opinion of Jefferies LLC, financial advisor to Company, dated the date of this Agreement, to the effect that the issuance of the Exchange Shares to Contributor is fair to Company from a financial point of view. Company will furnish an accurate and complete copy of said opinion to Contributor for informational purposes only promptly after the date hereof.

3.20 Shell Company Status. Company is not an issuer identified in Rule 144(i)(1) of the Securities Act.

3.21 Customers; Suppliers; Effect of Transaction. Except as set forth on Part 3.21 of the Company Disclosure Schedule, since May 31, 2017, there has not been: (i) any adverse change in the business relationship of any Group Company with any (A) supplier who is one of the fifteen (15) largest suppliers of the Group Companies, taken as a whole, measured by dollar value for products or services purchased in each of the two most recent fiscal years (each, a “Company Material Supplier”) or (B) customer who is one of the fifteen (15) largest customers of the Group Companies measured by dollar value for goods or services rendered in the two most recent fiscal years (each, a “Company Material Customer”); or (ii) any adverse change in any material term (including credit terms) of the sales or related agreements with any Company Material Supplier or Company Material Customer, in the case of each of clauses (i) and (ii), that would be material to the business, results of operations or financial condition of Company and the Group Companies taken as a whole. To the knowledge of Company, no creditor, supplier, employee, client, customer or other Person having a material business relationship with any Group Company has provided any Group Company with written notice of its intent to adversely change its relationship with any Group Company because of the transactions contemplated by this Agreement. Part 3.21 of the Company Disclosure Schedule sets forth, for each Company Material Supplier and Company Material Customer, the identity of such supplier or customer and amount of annual consideration paid or received, as applicable, during each of the past two fiscal years, from such supplier or customer.

3.22 Title to Assets. Except as set forth on Part 3.22 of the Company Disclosure Schedule, the Group Companies own, and have good, valid and marketable title to, all material tangible assets purported to be owned by them, including all material assets reflected in the books and records of the Group Companies as being owned by the Group Companies. All of said assets are owned by the Group Companies free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable, (ii) liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any Group Company, and (iii) Encumbrances described in Part 3.22 of the Company Disclosure Schedule. The Group Companies are the lessees of, and hold valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected in the books and records of the Group Companies as being leased to the Group Companies, and the Group Companies enjoy undisturbed possession of such leased assets.

3.23 Product Liabilities; Product Warranties. Except as set forth on Part 3.23 to the Company Disclosure Schedule, to the knowledge of the Company, the products sold or manufactured by the Group Companies in connection with the business and the services provided by the Group Companies have complied with and are in compliance with, in all material respects, all applicable (i) Legal Requirements, (ii) industry and self-regulatory organization standards, (iii) contractual commitments, and (iv) express or implied warranties. Except as set forth on Part 3.23 to the Company Disclosure Schedule, since January 1, 2015, there has been no determination of any serious defects or imminent safety hazards pursuant to Subpart I of the HUD-Code (24 CFR 3282.401-418) with respect to any product produced, manufactured, marketed, distributed or sold in connection with the business of any Group Company (including any predecessor entity). To the knowledge of the Company, there are not, and there have not been, any material defects or deficiencies in any products or services of the Group Companies that could reasonably be expected to give rise to or serve as a basis for any determination of any serious defects or imminent safety hazards pursuant to Subpart I of the HUD-Code (24 CFR 3282.401-418) by any Group Company.

3.24 Related Party Transactions. Part 3.24 of the Company Disclosure Schedule contains a complete and correct list of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which Company or any Group Company, on the one hand, and any of their respective Affiliates (other than Company or any Group Company), directors, executive officers and/or any Company shareholders known by the Company to beneficially own more than 5% of outstanding Company Common Shares, on the other hand, are or have been a party or otherwise bound or affected, other than any such agreements, contracts, transfers of assets or liabilities or other commitments or transactions disclosed in the SEC Documents.

3.25 Valid Issuance. The Exchange Shares to be issued pursuant to this Agreement, subject to the Company Shareholder Approval and filing of the Company Charter Amendment with the Indiana Secretary of State, will be duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable.

3.26 Disclosure; Company Information. None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement (and any amendment or supplement thereto) is first mailed to the Company Shareholders, or at the time of the Company Shareholders’ Meeting (or any adjournment or postponement thereof), contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the applicable Legal Requirements. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by any of the CHB Companies, any Contributor or any of their respective Representatives for inclusion in the and Proxy Statement.

3.27 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Agreement, none of Company, any Group Company, or any other Person acting on their behalf has made or is making any express or implied representation or warranty of any nature to Contributor, any CHB Company or their respective Affiliates and Representatives, at law or in equity, with respect to matters relating to Company, the Group Companies, their respective businesses or any other matter related to or in connection with the transactions contemplated hereby, and any such other representations or warranties are hereby expressly disclaimed. Without limiting the generality of the foregoing, none of Company, any Group Company, or any other Person acting on their behalf has made or is making any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Contributor, any CHB Company or any of their respective Affiliates and Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Company or any Group Company or the future business and operations of Company and the Group Companies or (ii) any other information or documents made available to Contributor, the CHB Companies or their counsel, accountants or advisors with respect to Company, the Group Companies or their respective businesses or operations, except as expressly set forth in this Agreement or the Contributor Disclosure Schedules and the SEC Documents.

ARTICLE 4

CONDUCT OF BUSINESS PENDING THE CLOSING

4.1 Conduct of Company Business. Except as set forth on Part 4.1 of the Company Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing (the “Pre-Closing Period”), Company agrees, except to the extent permitted by the terms of this Agreement or otherwise to the extent Contributor consents in writing, to (i) conduct its operations according to its ordinary course of business; (ii) use its reasonable best efforts to preserve intact its business, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, distributors, consultants, customers and others having material business relationships with it, except in each case, to the extent that the termination of any such services or relationships is in the ordinary course of business; (iii) not take any actions with respect to the accounting books and records of the Group Companies that are not consistent with the Group Companies’ past practice and (iv) not take any action which would reasonably be expected to adversely affect its ability to consummate the Exchange or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as set forth on Part 4.1 of the Company Disclosure Schedule, during the Pre-Closing Period, Company will not, and will not permit any Group Company to, without the prior written consent of Contributor (which consent shall not be unreasonably withheld, delayed or conditioned), directly or indirectly, do any of the following:

(a) amend or otherwise change any of its Organizational Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b) except pursuant to the exercise of any Company Options outstanding as of the date hereof, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interests and profits interests);

(c) redeem, repurchase or otherwise acquire, directly or indirectly, any Company Common Shares (including, for the avoidance of doubt, Company Options and restricted Company Common Shares) (other than pursuant to a currently outstanding repurchase right in favor of Company with respect to unvested shares, at no more than cost);

(d) incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others;

(e) sell, pledge, dispose of or create an Encumbrance with respect to any assets, except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) sales of assets not in the ordinary course of business and not exceeding $500,000, individually or in the aggregate, and (iii) dispositions of worthless assets; provided, however, that notwithstanding the foregoing, in no event shall the Company or any Group Company sell, pledge, dispose of or create an Encumbrance with respect to any asset or assets that are material to the operation of the business of the Company and the Group Companies, taken as a whole (including, for the avoidance of doubt, any plant assets);

(f) except as contemplated pursuant to Section 5.18 of this Agreement, accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options;

(g) except as contemplated pursuant to Section 5.18 of this Agreement, accelerate the vesting of or amend any Company Restricted Stock Award;

(h) (i) except as otherwise provided in Section 5.19 of this Agreement, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(i) sell, assign, transfer, license, sublicense or otherwise dispose of any Intellectual Property Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(j) acquire or agree to acquire (by merger, consolidation, or acquisition of stock or assets in or a portion of) any corporation, partnership, joint venture, association or other business organization or division thereof or any securities, rights, properties or assets thereof that are, individually or in the aggregate, in excess of $1,000,000, or enter into any joint venture or similar arrangement;

(k) dispose or agree to dispose (by merger, consolidation, or acquisition of stock or assets in or a portion of) of any corporation, partnership, joint venture, association or other business organization or division thereof or any securities, rights, properties or assets thereof;

(l) enter into or amend any material terms of any Company Contract or any contract that would be a Company Contract if in existence on the date hereof, grant any release or relinquishment of any material rights under any Company Contract, terminate any Company Contract, or assign or sublet any lease;

(m) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(n) enter into any Contract with any Affiliate;

(o) enter into any new line of business or modify any existing lines of business;

(p) take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures or write-down or write-up the value of any asset or write-off any accounts receivable or notes receivable or accelerate or delay the payment of accounts payable, accelerate or delay the collection of any notes or accounts receivable or fail to timely pay accounts payable and other business obligations or to collect accounts receivable, or otherwise deviate from historical practices in respect of recurring accrued liabilities, including, but not limited to, warranties, insurance, compensation, marketing accruals and customer deposits;

(q) (i) make or change any Tax election, (ii) change any Tax accounting period or method, (iii) settle or compromise any material federal, state, local or foreign Tax liability, or (iv) take any other action with which could increase the Tax liability of the Group Companies after the Closing Date or compromise any Tax assets of the Group Companies;

(r) pay, discharge, settle, compromise or satisfy any pending claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Company Financials, or incurred in the ordinary course of business and consistent with past practice or (ii) any payment, discharge, settlement, compromise or satisfaction of any claims, liabilities or obligations which payment, discharge, settlement, compromise or satisfaction does not provide for, and is not contingent upon, any order, injunction or other equitable relief or relief other than money damages, and with monetary damages not exceeding $50,000;

(s) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any contract with respect to, any plan of liquidation or dissolution;

(t) initiate any litigation, action, suit, proceeding, claim or arbitration (each, an “Action”) or settle or agree to settle any Action (except for any Action arising out of or related to this Agreement or the transactions contemplated hereby in accordance with Section 5.16);

(u) except as required pursuant to any Company Employee Plan in effect as of the date hereof or as required by applicable Legal Requirements, (i) increase the compensation or other benefits payable or to become payable to directors, executive officers, key employees or independent contractors of the Company or any of its Subsidiaries, except for increases in cash compensation in the ordinary course of business in amounts not exceeding 3% of each such person’s annual cash compensation as of the date hereof in connection with normal periodic performance reviews, (ii) grant any severance or termination pay to, or enter into any severance agreement with any director, executive officer, employee or independent contractor of the Company or any of its Subsidiaries, (iii) enter into any employment, severance, retention or change of control agreement with any employee or new hire of the Company or any of its Subsidiaries, (iv) establish, adopt, enter into, amend or terminate any Company Employee Plan or other plan, trust, fund, policy, agreement or arrangement for the benefit of any current or former directors, officers, employees or independent contractors or any of their beneficiaries, except for amendments in the ordinary course of business consistent with past practice that do not in any manner materially increase the cost to the Company or its Subsidiaries, (v) take any action to fund or accelerate the payment of compensation or benefits under any Company Employee Plan, (vi) adopt, enter into, establish, amend or terminate any collective bargaining agreement or other arrangement relating to union or organized employees, (vii) terminate the employment of any executive officer of the Company, other than for cause, (viii) hire or promote any employee other than hires or promotions in the ordinary course of business consistent with past practice below the level of Vice President with a total annual compensation (base salary plus annual target bonus opportunity) below $200,000 or (ix) take any action that could reasonably be expected to give rise to any liability or obligation of the Company or any Group Company under the Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local statute;

(v) (i) fail to maintain in full force and effect insurance policies of the Company and its properties, businesses, assets and operations in a form and amount consistent with past practice in all material respects or (ii) surrender all or any portion of any of the Group Companies’ life insurance policies;

(w) make or agree to make, or permit any of its Subsidiaries to make or agree to make, capital expenditures totaling in the aggregate more than $250,000 other than those capital expenditures contemplated by the Company operating budget as of the date hereof previously provided to Contributor; or

(x) take, or agree in writing or otherwise to take, any of the actions described in Section 4.1(a) through Section 4.1(w) above, or any action which would make any of the representations or warranties of Company contained in this Agreement untrue or incorrect or would prevent Company from performing, or cause Company not to perform, its covenants hereunder or would result in any of the conditions to the Exchange set forth herein not being satisfied.

The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give Contributor, directly or indirectly, the right to control or direct the operations of any Group Company prior to the Closing, (ii) prior to the Closing, each Group Company shall exercise, consistent with the terms and conditions of this Agreement, complete control over its operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Contributor will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements. Prior to the Closing, the Group Companies will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

4.2 Conduct of CHB Business. Except as set forth on Part 4.2 of the Contributor Disclosure Schedule and Section 4.3 of this Agreement, during the Pre-Closing Period, Contributor agrees, with respect to the CHB Companies, to, except to the extent permitted by the terms of this Agreement or otherwise to the extent Company consents in writing, (i) conduct the operations of the CHB Companies according to its ordinary course of business; (ii) use its reasonable best efforts to preserve intact the business of the CHB Companies, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, distributors, consultants, customers and others having material business relationships with the CHB Companies, except in each case, to the extent that the termination of any such services or relationships is in the ordinary course of business; (iii) not take any actions with respect to the accounting books and records of the CHB Companies that are not consistent with the CHB Companies’ past practice and (iv) not take any action which would reasonably be expected to adversely affect Contributor’s ability to consummate the Exchange or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as set forth on Part 4.2 of the Contributor Disclosure Schedule, during the Pre-Closing Period, Contributor will not, and will not permit any CHB Company to, without the prior written consent of Company (which consent shall not be unreasonably withheld, delayed or conditioned), directly or indirectly, do any of the following:

(a) amend or otherwise change any of the Organizational Documents of any CHB Company, or otherwise alter the corporate structure of any CHB Company through merger, liquidation, reorganization or otherwise;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interests and profits interests) of any CHB Company;

(c) incur any indebtedness or guarantee any indebtedness for borrowed money of any CHB Company or issue or sell any debt securities or guarantee any debt securities of any CHB Company or other obligations of others with respect to any CHB Company;

(d) sell, pledge, dispose of or create an Encumbrance with respect to any assets of any CHB Company, except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) sales of assets not in the ordinary course of business and not exceeding $1,000,000, individually or in the aggregate, and (iii) dispositions of worthless assets;

(e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of the capital stock of any CHB Company, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of any capital stock of any CHB Company or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(f) sell, assign, transfer, license, sublicense or otherwise dispose of any material CHB IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(g) acquire or agree to acquire (by merger, consolidation, or acquisition of stock or assets in or a portion of) any corporation, partnership, joint venture, association or other business organization or division thereof or any securities, rights, properties or assets thereof that are, individually or in the aggregate, in excess of $5,000,000, or enter into any joint venture or similar arrangement;

(h) dispose or agree to dispose (by merger, consolidation, or acquisition of stock or assets in or a portion of) of any corporation, partnership, joint venture, association or other business organization or division thereof or any securities, rights, properties or assets thereof;

(i) enter into any new line of business that is material to the CHB Companies, taken as a whole;

(j) enter into or amend any material terms of a CHB Contract or any contract that would be a CHB Contract if in existence on the date hereof, in each case, outside of the ordinary course of business, or grant any release or relinquishment of any material rights under any CHB Contract, terminate any CHB Contract, or assign or sublet any CHB Real Property Lease;

(k) take any action, other than as required by applicable Legal Requirements or GAAP to change accounting policies or procedures of any CHB Company or write-down or write-up the value of any asset or write-off any accounts receivable or notes receivable or accelerate or delay the payment of accounts payable, accelerate or delay the collection of any notes or accounts receivable or fail to timely pay accounts payable and other business obligations or to collect accounts receivable, or otherwise deviate from historical practices in respect of recurring accrued liabilities, including, but not limited to, warranties, insurance, compensation, marketing accruals and customer deposits;

(l) (i) make or change any Tax election, (ii) change any Tax accounting period or method, (iii) settle or compromise any material federal, state, local or foreign Tax liability, or (iv) take any other action which could increase the Tax liability of a CHB Company after the Closing Date, in each case, in respect of a CHB Company;

(m) pay, discharge, settle, compromise or satisfy any pending claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Contributor Financials, or incurred in the ordinary course of business and consistent with past practice or (ii) any payment, discharge, settlement, compromise or satisfaction of any claims, liabilities or obligations which payment, discharge, settlement, compromise or satisfaction does not provide for, and is not contingent upon, any order, injunction or other equitable relief or relief other than money damages, and with monetary damages not exceeding $250,000;

(n) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any contract with respect to, any plan of liquidation or dissolution;

(o) initiate any Action or settle or agree to settle any Action (except for any Action arising out of or related to this Agreement or the transactions contemplated hereby);

(p) fail to maintain in full force and effect all material insurance policies in respect of the CHB Entities and their respective properties, businesses, assets and operations in a form and amount consistent with past practice in all material respects; or

(q) take, or agree in writing or otherwise to take, any of the actions described in Section 4.2(a) through Section 4.2(p) above, or any action which would make any of the representations or warranties of Contributor contained in this Agreement untrue or incorrect or would prevent Contributor from performing, or cause Contributor not to perform, its covenants hereunder or would result in any of the conditions to the Closing set forth herein not being satisfied. For the avoidance of doubt, nothing in this Section 4.2 shall prohibit the CHB Companies from declaring, setting aside, making or paying any cash dividend or other cash distribution in respect of any of its capital stock.

The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of any CHB Company prior to the Closing, (ii) prior to the Closing, each CHB Company shall exercise, consistent with the terms and conditions of this Agreement, complete control over its operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Company will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements. Prior to the Closing, the CHB Companies will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

4.3 Contributor Strategic Transactions. Notwithstanding anything to the contrary in Section 4.2 of this Agreement, the Parties hereby agree that nothing in Section 4.2 hereof shall or shall be deemed to prohibit, limit, impair or restrict Contributor, any CHB Company or any of its and their respective Affiliates, Representatives, officers, directors, employees or agents from engaging, negotiating, discussing or cooperating with, or providing information to, any Person, or considering, soliciting, initiating, encouraging, inducing, negotiating, facilitating or taking any other actions, in each case, in respect of any Contributor Strategic Transaction; provided, however, that Contributor shall not enter into a definitive agreement in respect of any Contributor Strategic Transaction unless (i) the Company has taken a Permitted Action and, (ii) substantially contemporaneously with entering into such definitive agreement Contributor provides notice of its termination of this Agreement pursuant to Section 7.1(j) hereof; and provided further that Contributor shall take no action in connection with the foregoing that would (absent a valid termination of this Agreement) cause any condition precedent to Closing to fail to be satisfied; provided further, that notwithstanding the foregoing, nothing in this Section 4.3 shall prohibit, limit, impair or restrict Contributor or any CHB Company from taking any action that is not otherwise prohibited by Section 4.2.

4.4 Control Share Acquisition. Promptly upon the request of Contributor and, in any event, prior to the Closing, the board of directors of the Company shall take all necessary actions so that the provisions of the Control Share Acquisition law of the Indiana Business Corporation Law will not be applicable to the Company and the Exchange.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Proxy Statement.

(a) As promptly as practicable after the date of this Agreement and subject to the obligations of Contributor in this Section 5.1(a), Company shall prepare and cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”), in preliminary form, relating to a meeting of the holders of Company Common Shares (the “Company Shareholders’ Meeting”) to be held to approve the Company Shareholder Approval Matters, which Proxy Statement shall comply with the rules and regulations promulgated by the SEC. Contributor shall promptly furnish all information concerning itself as Company may reasonably request in connection with such actions and the preparation of the Proxy Statement. Company shall provide Contributor and its Representatives an opportunity to participate in the drafting of the Proxy Statement and any amendment or supplement thereto and any related correspondence, and the Company shall obtain Contributor’s consent to all such filings and correspondence (such consent not to be unreasonably withheld, conditioned or delayed) prior to any such filing with the SEC. Company will cause the Proxy Statement to be mailed to the Company Shareholders as of the record date for the Company Shareholders’ Meeting as promptly as practicable after the Proxy Statement is cleared by the SEC (which shall include upon the expiration of the 10-day period after filing the preliminary Proxy Statement in the event the SEC does not review the Proxy Statement), and the Proxy Statement, in definitive form, is filed with the SEC.

(b) In connection with the foregoing, each Party shall promptly notify the other of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other Party copies of all correspondence between such Party and/or any of its Representatives and the SEC with respect to the Proxy Statement. Company and Contributor shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. Each of Company and Contributor shall promptly furnish to each other all information, and take all such other actions (including using its reasonable best efforts to obtain any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with this Section 5.1. Whenever any Party hereto learns of the occurrence of any event or the existence of any fact which is required to be set forth in an amendment or supplement to the Proxy Statement pursuant to applicable Legal Requirements, such Party shall promptly inform the other of such event or fact and comply with all of its obligations pursuant to this Section 5.1 relating to effecting such amendment or supplement to the Proxy Statement. No filing of, or revision, amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Proxy Statement shall be made by any Group Company, without providing Contributor a reasonable opportunity to review and comment thereon. Contributor will promptly furnish Company with all information concerning Contributor and the CHB Companies that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If Contributor becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then Contributor will promptly inform Company thereof. If Company becomes aware of any information that should be disclosed in a revision, amendment or supplement to the Proxy Statement, then Company will: (i) promptly inform Contributor thereof; (ii) provide Contributor (and its counsel) with a reasonable opportunity to review and comment on any revision, amendment or supplement to the Proxy Statement, as applicable, prior to it being filed with the SEC; (iii) provide Contributor with a copy of such revision, amendment or supplement promptly after it is filed with the SEC; and (iv) to the extent Company or Contributor deems necessary in order to be in compliance with SEC rules and regulations, mail such revision, amendment or supplement to the Company Shareholders.

5.2 Company Shareholders’ Meeting.

(a) Company and the board of directors of the Company, as applicable, will take all action necessary under applicable Legal Requirements and its Organizational Documents to duly call, give notice of, convene and hold as promptly as practicable the Company Shareholders’ Meeting to approve the Company Shareholder Approval Matters, including mailing the Proxy Statement to the Company Shareholders as promptly as reasonably practicable following clearance of the Proxy Statement by the SEC. Company will engage Georgeson Inc. (or such other proxy solicitor reasonably acceptable to Contributor) as proxy solicitor to assist in the solicitation of proxies in connection with the Company Shareholders’ Meeting and will ensure that such proxies are solicited in compliance with all applicable Legal Requirements. Company’s obligation to call, convene and hold the Company Shareholders’ Meeting shall not be affected by a Change in Recommendation, unless the Agreement is terminated pursuant to Article 7. Company will use its reasonable best efforts to solicit from the Company Shareholders proxies in favor of the Company Shareholder Approval Matters. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement (as determined by Company in good faith and upon the advice of outside counsel) is provided to the Company Shareholders a reasonable time in advance of the Company Shareholders’ Meeting (or at any adjournment or postponement thereof), or if as of the time for which the Company Shareholders’ Meeting (or any adjournment or postponement thereof) is scheduled there are insufficient Company Common Shares represented in person or by proxy to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting or to adopt the Company Shareholder Approval Matters, in each case to the extent permitted under applicable Legal Requirements.

(b) The board of directors of the Company (and each committee thereof) shall not (i) (A) fail to include the recommendation of the board of directors of the Company that the Company Shareholders vote in favor of the Company Shareholder Approval Matters at the Company Shareholders’ Meeting (or any adjournment or postponement thereof) (the “Company Board Recommendation”) in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Contributor, the Company Board Recommendation, (C) adopt, approve or recommend to the Company Shareholders, or resolve to or publicly propose or announce its intention to adopt, approve or recommend to the Company Shareholders, an Acquisition Proposal, (D) fail to publicly reaffirm the Company Board Recommendation within two (2) Business Days of the occurrence of a material event or development and after Contributor so requests in writing (or if the Company Shareholders’ Meeting is scheduled to be held within fifteen (15) Business Days, then within one (1) Business Day after Contributor so requests) or (E) take or fail to take any formal action or make or fail to make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication or similar communication by the board of directors of Company, or a committee thereof, to the Company’s Shareholders pursuant to Rule 14d-9(f) of the Exchange Act (any action described in this clause (i) being referred to as a “Change in Recommendation”), or (ii) approve, adopt, recommend or authorize, or cause or permit the Company or any of its Subsidiaries to enter into, any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Acquisition Proposal.

(c) Notwithstanding anything to the contrary contained in Section 5.2(a), at any time prior to the Company Shareholder Approval, the board of directors of Company may make a Change in Recommendation if the board of directors of Company concludes in good faith, after consultation with Company’s outside legal counsel and financial advisors, that an unsolicited bona fide written Acquisition Proposal of a third party that was received after the date hereof (and not withdrawn) that was not the result of a breach of Section 5.10(a) constitutes a Superior Offer and a failure to make a Change in Recommendation would be inconsistent with the fiduciary duties of the board of directors of Company under applicable Legal Requirements; provided, however, that prior to Company taking any action permitted under this Section 5.2(c), Company shall provide Contributor with five (5) Business Days’ prior written notice (the “Notice Period”) advising Contributor that it intends to make a Change in Recommendation, which notice shall include all material terms and conditions of the Acquisition Proposal that is the basis for the proposed action. Such notice shall include the information required by Section 5.10(c), including the identity of the Person making the Acquisition Proposal and a copy of the most current version of the proposed definitive agreement for such Acquisition Proposal, and shall specify, in reasonable detail, the reasons for the board’s action, and during such Notice Period, (A) if requested by Contributor, Company shall meet and negotiate, and cause its Representatives to negotiate, with Contributor in good faith (to the extent Contributor wishes to negotiate) to enable Contributor to propose revisions to the terms of this Agreement such that it would obviate the need for Change in Recommendation, and (B) Company shall consider in good faith any proposed modifications by Contributor to amend the terms and conditions of this Agreement in a manner that would make Contributor’s modified proposal at least as favorable to Company as the Superior Offer. If the board of directors of Company concludes in good faith, after consultation with Company’s outside legal counsel and financial advisors that, in accordance with clause (B) of the immediately preceding sentence, Contributor’s modified proposal is at least as favorable to Company as the Superior Offer (after taking account any amendment or modification to the terms of such Superior Offer), then the board of directors of Company shall not effect a Change in Recommendation and shall instead recommend that the Company’s shareholders vote in favor of the modified proposal of Contributor; provided, however, that in the event that the board of directors of Company concludes in good faith, after consultation with Company’s outside legal counsel and financial advisors that any amendment or modification to the terms of such Superior Offer makes it more favorable than the latest modified proposal by Contributor, the notification provisions above shall again apply in respect of all subsequent amendments or modifications, except that the Notice Period shall be three (3) Business Days rather than five (5) Business Days. It is expressly understood and agreed by all Parties that a “stop, look and listen” or similar communication by the board of directors of Company, or a committee thereof, to the Company’s Shareholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed a Change in Recommendation.

Nothing contained in this Agreement will prohibit Company or its board of directors from making any disclosure or statement pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that no Change in Recommendation shall be made except in accordance with Section 5.2(c).

5.3 Access to Information; Confidentiality. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article 7, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such Party is subject as of the date hereof and, to the extent applicable, the procedures set forth on Part 5.3 of the Company Disclosure Schedule, Company and Contributor will each afford to the officers, employees, accountants, counsel and other Representatives of the other, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including Tax records) and, during such period, Company and Contributor each will furnish promptly to the other all information concerning its business, properties and personnel as such other Party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either Party may reasonably request; provided that each of Company and Contributor reserves the right to withhold any information if access to such information could adversely affect the attorney-client privilege between it and its counsel (it being agreed that each Party shall inform the other of the fact that it is withholding such information, and thereafter the Parties shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction). Without limiting the generality of the foregoing, during the Pre-Closing Period: (a) Company and Contributor will promptly provide the other with copies of (i) any notice, report or other document filed with or sent to any Governmental Body in connection with the Exchange or any of the other transactions contemplated by this Agreement; (ii) any material notice, report or other document received from any Governmental Body (it being understood and agreed that the foregoing clauses (i) and (ii) shall not apply to communications with or from any Governmental Body in its capacity as a customer of Company or Contributor); and (iii) any material notice, document or other communication in respect of the Exchange sent by or on behalf of such Party to any third party to any Company Contract or CHB Contract, as applicable, to which such Party or its Subsidiaries is a party, or sent to such Party by any third party to any such Contract (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices) to which such Party or its Subsidiaries is a party; and (b) Company will promptly provide Contributor with copies of any written materials or communications sent by or on behalf of Company to the Company Shareholders. Each Party will keep such information confidential in accordance with the terms of the currently effective mutual confidentiality agreement (the “Confidentiality Agreement”) between Contributor and Company. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company and the Group Companies.

5.4 Regulatory Approvals and Related Matters.

(a) Each Party shall, as promptly as possible, but with respect to any filing or submission required under the HSR Act to be made in connection with the Exchange in no event later than ten (10) Business Days from the date hereof, (i) make, or cause to be made, all filings and submissions (including those under the HSR Act, together with a request for early termination of the waiting period thereunder, or the Canadian Competition Act) required under any Legal Requirement applicable to such Party or any of its Affiliates in respect of the Exchange or the distribution of Exchange Shares to the members of the Contributor; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, expiration or termination of applicable waiting periods, orders and approvals from all Governmental Bodies that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement by the End Date (collectively, the “Regulatory Approvals”). Company and Contributor shall cooperate on all tactics and strategies, including the withdrawal and refiling of any HSR Act notice, with regard to obtaining consents, authorizations, expiration or termination of applicable waiting periods, orders and approvals from all Governmental Bodies that may be or become necessary for its execution and delivery of this Agreement; provided, however, that subject to Section 5.4(c) hereof, Contributor shall make the ultimate determination about which actions, conditions, agreements, filings and submissions (including the withdrawal and refiling of any of the foregoing), if any, are necessary. Unless prohibited by applicable Legal Requirement, each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, expiration or termination of applicable waiting periods, orders and approvals, including any filings and submissions required under the HSR Act, the Canadian Competition Act or any other Legal Requirements applicable to any member of the Contributor in connection with the transactions contemplated by this Agreement and/or the distribution of Exchange Shares to such members (collectively, the “Affiliate Approvals”). The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, expiration or termination of applicable waiting periods, orders and approvals.

(b) Company and Contributor shall use commercially reasonable efforts to promptly give all notices to, and obtain all consents from, all third parties that are described in Part 3.3 of the Company Disclosure Schedule and Part 2.3 of the Contributor Disclosure Schedule; provided, however, that in no event shall Contributor, the CHB Companies and their respective Affiliates be required to expend money or offer or grant any accommodation (financial or otherwise) to any third party in connection with Company obtaining any such consent (other than immaterial administrative and/or legal costs and expenses).

(c) Company and Contributor shall each commit to divest or hold separate, to enter into any licensing or similar arrangements, to sell, continue, limit, or take any other action with respect to, any assets (whether tangible or intangible), business, product lines or operations (a “Divestiture Action”) relating to any business of the Company, the Group Companies, Contributor and the CHB Companies to the extent that such Divestiture Actions are necessary or advisable in the discretion of Contributor; provided, however, that none of Company, any Group Company, Contributor, any CHB Company, or any of their respective Affiliates, shall be required to propose, negotiate, agree or commit to any Divestiture Action relating to any business of the Company, the Group Companies, Contributor and the CHB Companies, or any combination thereof, if (i) such Divestiture Actions, individually or in the aggregate, do or, in the good faith opinion of the board of directors of Contributor or Company, as applicable, would reasonably be expected to (1) materially undermine or impair the economic benefits or value which Contributor or Company, as the case may be, reasonably expects to derive, in the aggregate, from the consummation of the Exchange or (2) materially limit or impair the aggregate economic profile of Company after giving effect to the Exchange with respect to, or ability to conduct or operate, the business of Company and its Affiliates and Subsidiaries after the Closing (any of the foregoing, individually or together with any other Divestiture Action, a “Burdensome Divestiture Condition”), or (ii) such Divestiture Action to is not contingent upon the Closing. Nothing in this Section 5.4 shall require, or be construed to require, Contributor or any of the CHB Companies, or any of their Affiliates, or Company or any of its Affiliates to, agree to, (i) in the event any Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued, to take any steps to have such Order vacated or lifted; or (ii) any material modification or waiver of the terms and conditions of this Agreement, in each case, in respect of a Burdensome Divestiture Condition.

(d) Without limiting the generality of the Parties’ undertakings pursuant to subsections (a), (b) and (c) above, each of the Parties hereto shall use commercially reasonable efforts to:

(i) respond promptly to any inquiries by any Governmental Body regarding Antitrust Laws or other matters with respect to the transactions contemplated by this Agreement; and

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement.

(e) Unless prohibited by applicable Legal Requirement, all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Body or the staff or regulators of any Governmental Body, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Contributor or the Group Companies with Governmental Bodies in the ordinary course of business, any disclosure which is not permitted by applicable Legal Requirement or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals; provided, however, that materials or information revealing the value of the transaction or containing attorney-client privileged information, communications or work product or any confidential information may be provided on an outside-counsel basis only, in which case each Party shall cause their respective outside counsel not to share such information with any other Person. Unless prohibited by a Governmental Body, each party shall give notice to the other party with respect to and permit the other party to participate in any meeting, discussion, communication, appearance or contact with any Governmental Body or the staff or regulators of any Governmental Body, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

5.5 Director Indemnification and Insurance.

(a) From the Closing through the sixth (6th) anniversary of the Closing Date, Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing, a director or officer of any CHB Company or Group Company or an officer or member of the board of managers of Contributor (together with each such Person’s heirs, executors or administrators, the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of a CHB Company or Group Company or an officer or manager of Contributor, or served as a director, officer or in any other fiduciary capacity of any other corporation, partnership, limited liability company, employee benefit plan or similar entity or organization at the request of Company or Contributor, as the case may be, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Legal Requirement, and such CHB Company’s, Group Company’s or Contributor’s Organizational Documents, as applicable. Each D&O Indemnified Party will, to the fullest extent permitted under applicable Legal Requirements and the Contributor’s, CHB Company’s or Group Company’s Organizational Documents, as applicable, be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Company or applicable Subsidiary, upon receipt by Company from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by applicable Legal Requirement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. From and after the Closing, Company will continue to honor and fulfill all obligations of any CHB Company pursuant to any written indemnification agreements with any D&O Indemnified Parties in effect as of the date hereof. Company agrees that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors, officers or employees, as the case may be, of the CHB Companies as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Exchange and shall continue in full force and effect. The CHB Companies shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the CHB Companies’ certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Closing or in any indemnification agreements of any CHB Company with any of their respective current or former directors, officers or employees in effect as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Closing Date were current or former directors, officers or employees of any CHB Company, and all rights to indemnification in respect of any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim.

(b) Prior to Closing, Company shall procure and pay all amounts owing in respect of directors’ and officers’ liability insurance (collectively, the “D&O Costs”) to cover the liability of directors and officers of Company for acts, errors, omissions, facts or events occurring on or before the Closing Date; provided, however, that in no event shall Company be permitted to expend pursuant to this Section 5.5 more than an amount equal to 250% of the current annual premium paid by Company for its directors’ and officers’ liability insurance. If Company does not procure such directors’ and officers’ liability insurance prior to Closing, then, for a period of six (6) years from the Closing Date, Company shall maintain directors’ and officers’ liability insurance to cover the liability of directors and officers of Company for acts, errors, omissions, facts or events occurring on or before the Closing Date with benefits and levels of coverage not less favorable as provided in Company’s existing policies; provided, however, that in no event shall Company be required to expend pursuant to this Section 5.5 more than an amount equal to 250% of the current annual premium paid by Company for its directors’ and officers’ liability insurance.

(c) Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.5 in connection with their enforcement of their rights provided in this Section 5.5 but only if and to the extent that such persons are successful on the merits of such enforcement action.

(d) The provisions of this Section 5.5 are intended to be in addition to the rights otherwise available to the current and former officers, directors and members of the board of managers, as applicable, of Contributor and Company and their respective Subsidiaries by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(e) This Section 5.5 shall survive the consummation of the Exchange and is intended to be (i) for the benefit of, and shall be enforceable by, the D&O Indemnified Parties, their heirs and personal representatives and shall be binding on Company and its respective successors and assigns, (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any D&O Indemnified Party may have by contract or otherwise, including indemnification agreements that the Company or Contributor have entered into with any of their respective directors, managers or officers, and (iii) may not be amended, altered or repealed after the Closing without the prior written consent of the affected D&O Indemnified Party (provided that, for the avoidance of doubt, such amendment, alteration or repeal prior to the Closing shall be governed by Section 8.2).

(f) In the event Company or any CHB Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns thereof shall succeed to the obligations and be obligated to honor the indemnification obligations set forth in this Section 5.5. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any CHB Company, Company or any of the Group Companies or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.5 is not prior to, or in substitution for, any such claims under any such policies.

5.6 Notification of Certain Matters.

(a) Company will give reasonably prompt notice to Contributor and Contributor will give reasonably prompt notice to Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of Company or Contributor, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6(a) will not limit or otherwise affect the remedies available hereunder to a Party receiving such notice; and provided further that failure to give such notice will not be treated as a breach of covenant for the purposes of Section 6.2(a) and Section 6.3(a) unless the failure to give such notice results in material prejudice to another Party.

(b) Company and Contributor will give reasonably prompt notice to the other of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Exchange or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Body in connection with the Exchange or other transactions contemplated by this Agreement; (iii) any litigation relating to or involving or otherwise affecting Company or Contributor that relates to the Exchange or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company Contract or a CHB Contract, as applicable, other than any default or event that occurs solely by virtue of the Exchange and the transactions contemplated by this Agreement; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or a CHB Material Adverse Effect.

5.7 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, and thereafter Contributor and Company will consult with each other, and provide each other the opportunity to review and comment upon, any press release or otherwise making any public statements (including disclosure under the Securities Act or Exchange Act) with respect to the Exchange or this Agreement. No Party will issue any press release or make any such public statement without the prior consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that (A) on the advice of outside legal counsel, Company may issue a press release or public statement without the consent of Contributor if required by Legal Requirements and (B) any press release or public statement to be issued without the consent of Contributor pursuant to clause (A) shall be subject to reasonable prior notice to and review of Contributor and Company shall consider any and all reasonable comments of Contributor thereon in good faith, it being understood and agreed that if Company has provided Contributor with reasonable opportunity to review and comment on any such disclosure or filing pursuant to this Section 5.7 and Contributor has not consented to or provided comments to Company on such disclosure or filing prior to the applicable deadline for making such disclosure or filing pursuant to applicable Legal Requirements, the foregoing shall not obligate the Company to delay the filing of any press release, public announcement or document required to be filed pursuant to applicable Legal Requirements beyond such deadline. With respect to any communications to be delivered orally, including by conference call or webcast, this Section 5.7 shall be deemed satisfied if, to the extent practicable, the disclosing party gives advance notice of such disclosure to the other party, including copies of any talking points, scripts or similar documents, and consults with the other party and considers in good faith any comments provided by such other party with respect thereto; provided further that the prior agreement of the other party shall be required with respect to such disclosures to the extent that the non-disclosing party reasonably determines that any such disclosure would be materially adverse to the non-disclosing party and it is reasonably practicable for the disclosing party to seek such prior consent.

5.8 Conveyance Taxes. Each Party will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable by such Party in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing.

5.9 Board of Directors and Officers. Company and the board of directors of the Company, as applicable, will take all actions necessary (including any amendments to the Company’s Amended and Restated Bylaws), in consultation with Contributor, to cause the board of directors of Company, as of the second day following the Closing Date, to consist of the Company Appointees (provided that at least one such Company Appointee is Independent) and the Contributor Appointees as provided in Section 1.3; provided, however, that so long as Company remains a public reporting company, the board of directors of Company will continue to satisfy applicable Legal Requirements, including, to the extent required, maintaining an independent audit committee, and the nominations by Company and Contributor hereunder will allow Company to comply with such Legal Requirements. Company will take all actions necessary in consultation with Contributor, to cause the officers of Company, immediately after the Closing, to consist of the Persons set forth on Schedule II and as otherwise provided in Section 1.3(b).

5.10 Non-Solicitation by Company

(a) The Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any third parties that may be ongoing with respect to an Acquisition Proposal. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is properly terminated (the “Termination Date”), Company will not, and cause each of its Subsidiaries and its and their respective officers, directors, employees and agents not to, and shall direct each of its Representatives not to, directly or indirectly, subject to Section 5.10(b) below, (i) solicit, initiate, cooperate with, knowingly encourage, induce or facilitate any inquiries or the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding any Group Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement, exclusivity agreement or similar document or any agreement providing for or otherwise relating to, or that is intended to or could reasonably be expected to lead to, any Acquisition Transaction (other than an Acceptable Company Confidentiality Agreement) or (vi) grant any waiver, amendment or release under, or fail to use commercially reasonable efforts to enforce, any standstill or confidentiality agreement concerning an Acquisition Proposal. Company shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Contributor and its Affiliates) conducted heretofore by Company or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, Company will immediately discontinue access by any Person (other than Contributor and its

Affiliates) to any data room (virtual or otherwise) established by Company or its Representatives for such purpose. Promptly (and in no event later than three (3) Business Days) after the date hereof, Company shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with Company or any other Group Company since January 1, 2014, relating to an Acquisition Proposal. Without limiting the generality of the foregoing, Company acknowledges and agrees that in the event any Representative of a Group Company, takes any action that, if taken by such Group Company, would constitute a breach of this Section 5.10(a), the taking of such action by such Representative will be deemed to constitute a breach of this Section 5.10(a) by Company for purposes of this Agreement.

(b) Notwithstanding Section 5.10(a), prior to the receipt of the Company Shareholder Approval, the Company’s board of directors, directly or indirectly through any Representative or agent of Company, may, in response to an unsolicited bona fide written Acquisition Proposal of a third party that was received after the date hereof (and not withdrawn) that the Company’s board of directors concludes in good faith, after consultation with Company’s outside legal counsel and its financial advisor, did not result from or arise in connection with a breach of Section 5.10(a) and constitutes or would reasonably be expected to result in a Superior Offer, subject to Section 5.10(c) below, (A) participate in negotiations or discussions with such third party who has made (and not withdrawn) such Acquisition Proposal regarding such Acquisition Proposal and (B) furnish to such third party who has made (and not withdrawn) such Acquisition Proposal non-public information relating to Company or any of its Subsidiaries pursuant to an executed confidentiality agreement (which shall permit the Company to comply with the terms of this Section 5.10(b) and Section 5.10(c)) containing provisions at least as restrictive to such receiving person as the provisions in the Confidentiality Agreement are to Contributor (an “Acceptable Company Confidentiality Agreement”), a copy of which shall be provided to Contributor immediately after the execution thereof); provided, that all such information, whether or not already provided to Contributor, shall be promptly (but in all events within 24 hours after such information is provided to such third party) provided to Contributor; and provided, further, if the such third party making such Acquisition Proposal is or would reasonably be viewed as a competitor of Company, Company shall not provide any commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 5.10 other than in accordance with customary “clean room” or other similar procedures designed to limit any adverse effect on Company of the disclosure of competitively sensitive information and which procedures shall be at least as restrictive to such receiving party as the provisions set forth on Part 5.10(b) of the Company Disclosure Schedule, but only if and to the extent that in connection with the foregoing clauses (A) and (B), the Company’s board of directors determines in good faith after consultation with Company’s outside legal counsel and financial advisors, that failure to take such action would cause the Company’s board of directors to be in breach of its fiduciary duties under applicable Legal Requirements (any action permitted by clause (A) or (B) of this Section 5.10(b), a “Permitted Action”); provided, Company shall not take any Permitted Action unless Company shall have notified Contributor in writing at least (2) Business Days prior to taking such action that it intends to take such Permitted Action and the basis therefor and shall have otherwise complied with Section 5.10(c).

(c) Company will promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Contributor orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to Company or any Group Company (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period, and if made in writing, any related draft agreements and other written materials setting forth the terms and conditions of such Acquisition Proposal, inquiry or indication of interest or request that could reasonably be expected to lead to an Acquisition Proposal or request for nonpublic information. Company will (i) keep Contributor informed of any and all discussions, negotiations or developments in respect of and the status and details of any such Acquisition Proposal, inquiry, indication of interest or request and all discussions, modifications, developments or proposed modification thereto, and (ii) provide Contributor with copies of all correspondence and all drafts and other versions of all letters of intent, memorandums of understanding, acquisition agreements, merger agreements, joint venture agreements, partnership agreements, commitment letters or similar or related documents or agreements, in each case, on a current basis (and in any event, within twenty-four (24) hours).

5.11 [Reserved]

5.12 Listing. Company shall promptly, and in any event within five (5) Business Days after the filing of the preliminary Proxy Statement, contact the NYSE to determine the requirements for the Exchange Shares to be listed on the NYSE at and after the Closing. Company shall use its reasonable best efforts to cause the Exchange Shares to be approved, at or prior to the Closing, for listing (subject only to notice of issuance) on the NYSE at and after the Closing, including paying any required fees and submitting any listing application and listing agreement, if any, required by the NYSE at least sixty (60) days prior to the Closing Date.

5.13 Assistance with Financing. Prior to Closing, the Company shall, and shall cause the Company’s Representatives to provide, cooperation to Contributor and the CHB Companies in connection with its existing debt financing arrangements and/or the arrangement, syndication and consummation of any new third party debt financing (such financing arrangements, the “Debt Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company), including, without limitation: (a) providing in a timely manner (i) financial statements of the Company and the Group Companies required to be delivered in connection therewith and (ii) to the extent reasonably requested by Contributor, other financial and other pertinent information relating to the Company and the Group Companies, (b) providing information required by the Persons that have committed to provide, or have otherwise entered into agreements relating to the Debt Financing (the “Financing Sources”) and/or by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, (c) facilitating the pledging of collateral, including by executing and delivering customary pledge and security documents or other definitive financing documents and other certificates and documents as may be reasonably requested by Contributor, provided that any such pledge, grant of security interest, or similar Encumbrance by Company shall be specifically conditioned upon the occurrence of the Closing, (d) using commercially reasonable efforts to obtain such consents, approvals, authorizations and instruments which may be reasonably requested Contributor in connection with the Debt Financing, (e) obtaining customary payoff letters in form and substance reasonably acceptable to Contributor and its Financing Sources relating to the repayment of any Funded Indebtedness of the Company and the release (conditioned on the Closing) of Encumbrances and collateral securing any such Funded Indebtedness, and (f) causing the taking of corporate and other organizational actions (subject to the occurrence of the Closing) by the Company necessary to permit the completion of the Debt Financing as may be requested by Contributor.

5.14 Tax Cooperation. The Parties acknowledge and agree that the exchange of CHB Shares for Company Common Shares is desired to constitute a tax-free transfer to a corporation controlled by transferor within the meaning of Section 351 of the Code and agree to cooperate in all reasonable respects to structure the exchange in a manner that qualifies with Section 351 of the Code.

5.15 Takeover Statutes. At all times prior to the Closing, each of Company and Contributor shall: (i) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement or the transactions contemplated hereby, including the Exchange; and (ii) if any Takeover Statute becomes applicable to this Agreement or the transactions contemplated hereby, including the Exchange, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Exchange, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on this Agreement or the transactions contemplated hereby, including the Exchange.

5.16 Stockholder Litigation. Company shall give Contributor the opportunity to participate in, and if Contributor so elects, Company and Contributor shall reasonably cooperate with respect to, the defense or settlement of any shareholder litigation against Company and/or its directors or executive officers relating to the Exchange, this Agreement or any transaction contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement, and Company shall not settle or offer to settle any such litigation without the prior written consent of Contributor, which consent will not be unreasonably withheld, conditioned or delayed.

5.17 Company Charter Amendment. Immediately prior to the Closing, and subject to obtaining the Company Shareholder Approval, Company shall file with the Secretary of State of the State of Indiana the Company Charter Amendment.

5.18 Employees; Benefit Plans.

(a) Access to Employees. Before Closing, with the Company’s prior consent (which consent shall not be unreasonably withheld), the Company shall provide Contributor, at Contributor’s request (such request in Contributor’s sole discretion) and at Contributor’s sole expense, reasonable access to employees of the Company or any of its Subsidiaries for purposes of communicating information with respect to the transactions contemplated by this Agreement and the future operations of the Company following the Closing; provided that, such communications shall not materially interfere with or prevent the performance of the normal business operations of the Company.

(b) Employment Agreement with Richard Florea. The Company agrees (i) to pay out all amounts payable upon a change in control pursuant to the Executive Employment Agreement effective June 25, 2015 by and between the Company and Richard Florea (the “Employment Agreement”) in accordance with the terms of the Employment Agreement, as identified in Part 5.18(b) of the Company Disclosure Schedule, as if the change in control payments contemplated by the Employment Agreement had been triggered by the Exchange; and (ii) that, immediately prior to the Closing, each Company Option held by Mr. Florea that is outstanding and unvested shall become fully vested and exercisable; provided that, if the after-tax benefit for Mr. Florea of all his “parachute payments” (as defined in Section 280G of the Code) with respect to or in connection with the transactions contemplated by this Agreement, as calculated by the Company in good faith after consultation with Contributor (the “Parachute Payments”), with the imposition of the excise tax under Sections 280G and 4999 of the Code, is equal to or less than the after-tax benefit if the Parachute Payments were to be reduced such that they did not equal or exceed Mr. Florea’s safe harbor amount under Section 280G of the Code (as calculated by the Company in good faith, after consultation with Contributor, pursuant to Treas. Reg. 1.280G-1, Q&A 30, the “Safe Harbor Amount”), then the Employment Agreement shall be amended with the written consent of Mr. Florea no later than two Business Days prior to the Estimate Notice Date, if necessary, to ensure and expressly provide that no Parachute Payment shall be made that would constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such Parachute Payment would trigger the excise tax under Sections 280G and 4999 of the Code (the “Golden Parachute Excise Tax”), the Parachute Payment will be reduced to the maximum level that would not trigger the Golden Parachute Excise Tax (such reduction, the “280G Cutback”). If any such amendment to the Employment Agreement needs to be prepared, Mr. Florea shall be given the discretion to choose which Parachute Payments would be subject to reduction, and by how much, to achieve the greatest Safe Harbor Amount that would not trigger the Golden Parachute Excise Tax. For purposes of clarity, if the after-tax benefit for Mr. Florea, with the imposition of the Golden Parachute Excise Tax, is greater than the after-tax benefit if his total Parachute Payments were reduced such that they did not equal or exceed the Safe Harbor Amount, then Mr. Florea may decide in his sole discretion for the Parachute Payments to not be subject to any reduction hereunder, and to receive the full payments and benefits due to him. For the avoidance of doubt, any decision by Mr. Florea not to be subject to the 280G Cutback must be communicated in writing to the Contributor no later than two Business Days prior to the Estimate Notice Date. The payment of any such amounts and the vesting of the Company Options described in the preceding sentence shall be contingent upon Mr. Florea entering into a mutual termination of employment agreement in a form reasonably acceptable to Contributor, which shall provide, among other provisions, for the termination of Mr. Florea’s employment with the Company, the Surviving Company or any of their Subsidiaries, as the case may be, and which shall include restrictive covenants (e.g., non-competition, no-hire, non-disparagement, non-solicitation of customers, and employees and other Persons with whom the Company has a material relationship, etc.) and a release of claims, in each case, reasonably acceptable to the Contributor. The Company may seek the opinion of an independent consultant as to portions of any payments to Mr. Florea that may be exempt from treatment as Parachute Payments under Code Section 280G and the Golden Parachute Excise Tax and, after consultation with Contributor, may take account of such opinion in determining whether there are Parachute Payments and the amount thereof and, if applicable, any Golden Parachute Excise Tax.

(c) Treatment of Company Equity Awards.

(i) Company Options. Prior to the Closing, the board of directors of Company shall take all necessary actions pursuant to the terms of the Company Incentive Plan such that upon the Closing, all Company Options held by Jeffrey A. Newport and Scott Parkhurst that are outstanding and unvested immediately prior to the Closing shall become fully vested and exercisable; provided that, the accelerated vesting of unvested Company Options with respect to each of Jeffrey A. Newport and Scott Parkhurst contemplated in this Section 5.18(c)(i) shall individually be subject to each of Jeffrey A. Newport and Scott Parkhurst executing and delivering to the Company prior to the occurrence of the accelerated vesting, a release of claims substantially in the form of the Equity Award Vesting Agreement attached in Part 5.18(c) of the Company Disclosure Schedule (incorporating such non-substantive edits as are necessary to apply to each individual).

(ii) Company Restricted Stock Awards. Prior to the Closing, the board of directors of Company shall take all necessary actions pursuant to the terms of the Company Incentive Plan such that upon the Closing, each Company Restricted Stock Award subject to vesting or other lapse restrictions granted under the Company Incentive Plan to Richard Florea, Jeffrey A. Newport, and Scott Parkhurst that is outstanding immediately prior to the Closing shall fully vest and no longer be subject to lapse restrictions; provided that, the accelerated vesting of unvested Company Restricted Stock Awards with respect to each of Richard Florea, Jeffrey A. Newport and Scott Parkhurst contemplated in this Section 5.18(c)(ii) shall individually be subject to each of Richard Florea, Jeffrey A. Newport, and Scott Parkhurst executing and delivering to the Company prior to the occurrence of the accelerated vesting, a release of claims substantially in the form of the Equity Award Vesting Agreement attached in Part 5.18(c) of the Company Disclosure Schedule (incorporating such non-substantive edits as are necessary to apply to each individual).

(d) Deferred Compensation Plan. At or prior to the Closing, the Company shall take any and all actions under the Company’s 1989 Deferred Compensation Plan as amended from time to time such that, upon the Closing, all benefits payable under the Deferred Compensation Plan to each of Jon S. Pilarski and Jeff Holdread shall become fully vested, and to the extent any other participants in the Company’s 1989 Deferred Compensation Plan as amended from time to time are not vested, they shall become fully vested as well.

(e) Eligibility for Employee Benefit Plans; Credit for Prior Service. Each of the Company and the Contributor agrees that employees of the Company or its Subsidiaries, and employees of the Contributor and its Affiliates, who immediately following the Closing continue employment with the entity that employed such individual immediately prior to the Closing, shall continue to be eligible to participate in the Company Employee Plans or the Contributor Employee Plans that are broad based health, welfare or qualified retirement plans, as applicable, pursuant to the terms of such plans, and pursuant to applicable Legal Requirements to the extent that such Company Employee Plan or Contributor Employee Plan remains in effect. To the extent a Company Employee Plan or a Contributor Employee Plan described in the immediately preceding sentence is terminated following the Closing (any such plan, a “Terminated Plan”), then employees of the Surviving Company or one of its Affiliates who participated in such Terminated Plan at the time of such Terminated Plan’s termination shall be eligible to participate in any analogous employee benefit plan sponsored by the Company, the Contributor or one of their respective Affiliates (any such plan, a “Similar Plan”), subject to applicable Legal Requirements and the terms of such Similar Plan. Subject to applicable Legal Requirements, any employee described in the immediately preceding sentence (“Terminated Plan Participant”) shall, for purposes of eligibility and vesting, be provided credit for any service with the Company, the Contributor, the Surviving Company or one of their respective Affiliates, to the extent such credit would have been provided under the Terminated Plan. For the purposes of a Terminated Plan Participant’s participation in a Similar Plan that is a health or dental plan, the Surviving Company will use commercially reasonable efforts to cause the Surviving Company or one of its Affiliates, as the case may be, to: (i) avoid subjecting any Terminated Plan Participant to waiting periods or additional pre-existing condition limitations; and (ii) give credit under the applicable Similar Plan for any deductibles and co-insurance payments made by such Terminated Plan Participant under the corresponding Terminated Plan during the balance of the then current 12-month period of coverage.

(f) Severance.

(i) Except for Richard Florea, and except as otherwise provided in Section 5.18(f)(ii) below, those (x) salaried employees of the Company or any of its Subsidiaries as of the Closing, and (y) hourly employees of the Company or any of its Subsidiaries as of the Closing whose principal place of work is at the Company’s Elkhart, Indiana location, in each case, (A) who are still employed by the Company or a Subsidiary as of the Closing and whose employment with the Company or the Surviving Company is terminated by the Surviving Company, other than for cause, within 12 months after the Closing; and (B) who sign and deliver a termination and release agreement in a form substantially similar to Contributor’s form termination and release agreement for similarly situated employees, shall be entitled to severance pay equal to one week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with the Company and Surviving Company with a minimum of four weeks and a maximum of 26 weeks. In the case of each of (i) executive officers of the Company and (ii) salaried employees of the Company or any of its Subsidiaries as of the Closing whose principal place of work is at the Company’s Elkhart, Indiana corporate headquarters, such termination and release form may, at the Surviving Company’s discretion, include restrictive covenants (including, without limitation, non-competition, no-hire, non-disparagement, non-solicitation of customers, employees and other Persons with whom the Surviving Company has a material relationship).

(ii) Notwithstanding any contrary provision herein, if any of Jeffrey A. Newport, Scott Parkhurst, Jon S. Pilarski, or Mary Minix (for purposes of this Section 5.18(f)(ii), each, an “executive”) is still employed by the Company as of the Closing, and if the employment of any such executive is terminated by the Surviving Company, other than for cause, within 12 months after the Closing, then such terminated executive shall be entitled to severance pay equal to: (A) in the case of Jeffrey A. Newport, Scott Parkhurst, and Mary Minix, 26 weeks of pay, at the base rate of pay in effect for each such executive at the time of termination, and (B) in the case of Jon S. Pilarski, 52 weeks of pay, at the base rate of pay in effect for Mr. Pilarski at the time of termination; provided that, in each such case, as a condition to receiving any portion of such severance payments, the executive shall sign and deliver a termination and release agreement substantially similar to Contributor’s form termination and release agreement for similarly situated employees, which form may include, at the Surviving Company’s discretion, restrictive covenants (including, without limitation, non-competition, no-hire, non-disparagement, non-solicitation of customers, employees and other Persons with whom the Surviving Company has a material relationship).

(iii) Any employee entitled to receive a severance payment under this Section 5.18(f) will receive their severance in substantially equal installments on the same schedule as payments are made under the Surviving Company’s regularly scheduled payroll practice; provided, however, that all such payments will be made in a manner that either complies with or is exempt from Section 409A of the Code and all other applicable Legal Requirements.

(iv) Any employee entitled to receive payment under this Section 5.18(f) shall be entitled to continuation coverage under the Surviving Company’s group health plans as required by Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”), subject to eligibility, timely election and payment of all applicable COBRA premiums by such terminated employees. In addition, for a 9-month period immediately following the Closing, the Surviving Company shall provide, at its own expense, group career counseling for salaried employees of the Company who, due solely to the Surviving Company’s decision, will not be continuing with the Surviving Company or will make professional career counseling services available to such employees through its internal employee assistance program for up to four visits per employee. Nothing in this Section 5.18(f) shall be deemed to limit or modify Contributor’s, the Company’s, or the Surviving Company’s at-will employment policies or any employee’s at-will employment status.

No provision of this Agreement shall (i) create any right in any current or former employee or other service provider of Contributor, Company or any of their respective Subsidiaries to continued employment or service or, subject to the terms of any applicable employment, consulting or other agreement, preclude the ability of Contributor, Company or any of their respective Subsidiaries to terminate the employment or service of any employee or service provider for any reason, (ii) require Contributor, Company or any of their respective Subsidiaries to continue any Company Employee Plan or Contributor Employee Plan or prevent the amendment, modification or termination thereof, (iii) confer upon any current or former employee or other service provider of Contributor, Company or any of their respective Subsidiaries, or any beneficiaries or dependents thereof, any rights or remedies under or by reason of this Agreement, (iv) be treated as an amendment or modification to or termination of any Company Employee Plan or Contributor Employee Plan, (v) be treated as a requirement to establish or enter into any employee benefit or compensation plan, program, policy, agreement or arrangement or (vi) create any third-party beneficiary rights in any current or former employee or other service provider of Contributor, Company or any of their respective Subsidiaries.

5.19 Special Company Dividend. If the Company intends to declare and pay the Special Company Dividend, (x) Company shall provide all requisite notice of the Company Special Dividend to the NYSE at least ten (10) days prior to the record date thereof (such date, the “Listing Notice Date”) and (y) at least five (5) Business Days prior to the Listing Notice Date (such date, the “Estimate Notice Date”), Company shall prepare in good faith and deliver to Contributor a written statement (the “Company Closing Statement”) setting forth, in each case, an estimate as of the close of business on the day immediately prior to the Listing Notice Date of (i) the Company Net Cash, (ii) the Company Cash, (iii) Company Transaction Expenses and (iv) the Company Indebtedness, together with all documentation supporting such calculations. Company and Contributor shall seek in good faith to resolve any disagreements on such Company Closing Statement and Company shall afford to Contributor and its Representatives reasonable access to Company’s books and records relevant to calculation of the amounts set forth on the Company Closing Statement. At least one Business Day prior to the Listing Notice Date, Company may declare a cash dividend to the Company Shareholders in an aggregate amount up to the Company Net Cash to be payable at least one Business Day prior to the Closing Date (the “Special Company Dividend”); provided, however, that the Company may not pay the Special Company Dividend if as a result thereof, the Group Companies’ will not have a positive Company Cash balance after giving effect thereto. If the actual Company Net Cash as of the close of business on the day immediately prior to the Listing Notice Date differs from the estimated Company Net Cash set forth in the Company Closing Statement by more than $500,000, Company must first deliver to Contributor a revised Company Closing Statement, setting forth the actual Company Net Cash, Company Cash, Company Indebtedness and Company Transaction Expenses, in each case, as of the close of business on the day immediately prior to the Listing Notice Date, together with documentation supporting such calculations and afford Contributor an opportunity to review the calculation thereof and the Company and Contributor shall seek in good faith to resolve any disagreements in respect of such calculations prior to the payment of the Special Company Dividend. For purposes of this Section 5.19, “Company Net Cash” means, in each case, as of the close of business on the day immediately prior to the Listing Notice Date, (i) the Company Cash, less (ii) the Company Transaction Expenses, less (iii) the Company Indebtedness.

5.20 Special Contributor Dividend. If Contributor intends to declare and pay the Special CHB Dividend, at least five (5) Business Days prior to the proposed date of the Special CHB Dividend, Contributor shall prepare in good faith and deliver to Company a written statement (the “Contributor Closing Statement”) setting forth, in each case, an estimate as of the close of business on the day immediately prior to the date of the payment of the Special CHB Dividend (the “Contributor Dividend Payment Date”) of (i) the Contributor Net Cash, (ii) the

CHB Cash, (iii) the CHB Indebtedness and (iv) the CHB Transaction Expenses, together with documentation supporting such calculations. Company and Contributor shall seek in good faith to resolve any disagreements on such Contributor Closing Statement and Contributor shall afford to Company and its Representatives reasonable access to Contributor’s books and records relevant to the calculation of the amounts set forth on the Contributor Closing Statement. At least one Business Day prior to the Closing Date, Contributor may declare and pay a cash dividend to the Contributor members in an aggregate amount up to the Contributor Net Cash (the “Special CHB Dividend”); provided, however, that if the actual Contributor Net Cash as of the close of business on the day immediately prior to the Company Dividend Payment Date differs from the estimated Contributor Net Cash set forth in the Contributor Closing Statement by more than $5,000,000, Contributor must first deliver to Company a revised Contributor Closing Statement setting forth the actual Contributor Net Cash, CHB Cash, CHB Indebtedness and CHB Transaction Expenses, in each case, as of the close of business on the day immediately prior to the Contributor Dividend Payment Date, together with documentation supporting such calculations and afford Company an opportunity to review the calculation thereof and the Company and Contributor shall seek in good faith to resolve any disagreements in respect of such calculations prior to the payment of the Special CHB Dividend; and provided further, that Contributor may not pay the Special CHB Dividend if as a result thereof, the CHB Companies’ will not have a positive CHB Cash balance after giving effect thereto. For purposes of this Section 5.20, “Contributor Net Cash” means, in each case, as of the close of business on the day immediately prior to the date of the payment of the Special CHB Dividend, (i) the CHB Cash, less (ii) the CHB Indebtedness, less (iii) the aggregate amount of CHB Transaction Expenses.

ARTICLE 6

CONDITIONS TO THE CLOSING

6.1 Conditions to Obligation of Each Party to Effect the Exchange. The respective obligations of each Party to effect the Exchange will be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange will be in effect; and there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange, which makes the consummation of the Exchange illegal.

(b) Shareholder Approvals. The Company Shareholder Approval shall have been obtained at the Company Shareholders’ Meeting (or at any adjournment or postponement thereof).

(c) Proxy Statement. No order enjoining the distribution of the Proxy Statement shall have been issued by the SEC or any securities administrator of any state or country and remain in effect, nor shall proceedings seeking an order enjoining the distribution of the Proxy Statement have been initiated or, to the knowledge of Contributor or Company, as the case may be, be threatened by the SEC or any securities administrator of any state or country.

(d) Filings and Approvals. Any filings with or consents, authorizations and approvals of any Governmental Bodies required by applicable Legal Requirements (including any filings under the HSR Act and any Affiliate Approvals) shall have been made and obtained without the imposition of a Burdensome Divestiture Condition, and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(e) Listing. The listing application filed with NYSE covering the Exchange Shares will have been conditionally approved by the NYSE, and the Exchange Shares issuable to the Contributor as provided for in this Agreement shall have been conditionally approved for listing on NYSE, subject to official notice of issuance.

6.2 Additional Conditions to Obligations of Contributor. The obligation of Contributor to effect the Exchange is also subject to the fulfillment of each of the following additional conditions, any one of which may be waived in writing by Contributor:

(a) Representations and Warranties. (i) The representations and warranties of Company contained in Section 3.2 (Capital Structure), and Sections 3.3(a), 3.3(b), 3.3(c)(i) and 3.3(c)(ii) (Authority; Non-Contravention; Approvals) (other than, with respect to the representations and warranties contained in Section 3.2, de minimis inaccuracies) shall be true and correct in all respects as if made at the Closing (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), and (ii) the other representations and warranties of Company contained in this Agreement or in any certificate or other agreement delivered by Company pursuant hereto shall be true and correct (disregarding all qualifications or limitations as to “materially,” “Company Material Adverse Effect” and words of similar import set forth therein) at and as of the date of this Agreement and as of the Closing as if made at and as of the Closing (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except, in the case of clause (ii), where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially,” “Company Material Adverse Effect” and words of similar import set forth therein) has not had a Company Material Adverse Effect.

(b) Agreements and Covenants. Company shall have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Ancillary Agreements. Company shall have delivered to Contributor executed counterparts to each of the Ancillary Agreements to which any Group Company or any Affiliate thereof, is a party.

(d) Company Material Adverse Effect. Since the date of this Agreement, there shall have been no Effect having a Company Material Adverse Effect.

(e) Other Deliveries. Contributor shall have received a certificate executed by a duly authorized officer of Company confirming that the conditions set forth in Section 6.2(a), Section 6.2(b), and Section 6.2(d) have been duly satisfied and shall have received a duly authorized, certified and apostilled power of attorney on behalf of the Company for it to be represented before the Dutch notary instructed to execute the notarial deed of share transfer with regard to the CHB BV Shares on Closing.

(f) Company Officers and Board of Directors. Contributor shall have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Company (which shall be all members of the board of directors of the Company who are not the Company Appointees), pursuant to which each such person will resign as a member of the board of directors of Company, effective as of the second day following the Closing Date, and the Company’s board of directors will have adopted a resolution removing each officer of the Company not listed on Schedule II (or as Contributor otherwise provides pursuant to written notice to the Company in accordance with Section 1.3(b) hereof) from their respective positions as officers of the Company effective upon or prior to the Closing.

(g) Contributor Appointees and Officers. The Contributor Appointees shall have been appointed to the board of directors of Company effective as of the second day following the Closing Date. The Persons set forth on Schedule II (or as Contributor otherwise provides pursuant to written notice to the Company in accordance with Section 1.3(b) hereof) will have been appointed officers of the Company effective as of the Closing.

6.3 Additional Conditions to Obligations of Company. The obligation of Company to effect the Exchange is also subject to the fulfillment of each of the following additional conditions, any one of which may be waived in writing by Company:

(a) Representations and Warranties. (i) The representations and warranties of contained in Section 2.2 (Capital Structure), Sections 2.3(a), 2.3(b)(i), and 2.3(b)(ii) (Authority; Non-Contravention; Approvals) (other than, with respect to the representations and warranties contained in Section 2.2, de minimis inaccuracies) shall be true and correct in all respects and (ii) the other representations and warranties of Contributor contained in this Agreement or in any certificate or other agreement delivered by Contributor, as applicable, pursuant hereto shall be true and correct at and as of the date of this Agreement and as of the Closing as if made at and as of the Closing (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except, in the case of clause (ii), where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially,” “CHB Material Adverse Effect” and words of similar import set forth therein) has not had a CHB Material Adverse Effect.

(b) Agreements and Covenants. Contributor shall have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) CHB Material Adverse Effect. Since the date of this Agreement, there shall have been no Effect having a CHB Material Adverse Effect.

(d) Other Deliveries. Company shall have received a certificate executed by a duly authorized officer of Contributor confirming that the conditions set forth in Section 6.3(a), Section 6.3(b), and Section 6.3(c) have been duly satisfied and shall have received a duly authorized, certified and apostilled power of attorney on behalf of the Contributor and a duly authorized power of attorney CHB BV for these parties to be represented before the Dutch notary instructed to execute the notarial deed of share transfer with regard to the CHB BV Shares as well as a signed shareholders resolution signed on behalf of the Contributor as shareholder of CHB BV authorizing the transfer of shares on Closing.

(e) Ancillary Agreements. Contributor shall have delivered to Company executed counterparts to each of the Ancillary Agreements to which Contributor or any Affiliate thereof, is a party.

ARTICLE 7

TERMINATION

7.1 Termination. This Agreement may be terminated and the Exchange may be abandoned, at any time prior to the Closing, whether or not the Company Shareholder Approval shall have been obtained:

(a) by mutual written consent of Company and Contributor duly authorized by each of their board of directors and board of managers, respectively;

(b) by either Contributor or Company, after the End Date, if the Exchange has not been consummated; provided that the right to terminate this Agreement under this Section 7.1(b) will not be available to any Party whose action or failure to act in breach of this Agreement has been the principal cause of or resulted in the failure of the Exchange to occur on or before such date; provided further that (i) in the event that the Proxy Statement is still being reviewed or commented on by the SEC on April 30, 2018 or (ii) in the event that the condition set forth in Section 6.1(d) is not satisfied by the End Date, upon the election of Contributor at any time prior to the End Date, the Contributor may provide written notice to the Company that the End Date shall be extended for one 30 day period or one 60 day period;

(c) by either Contributor or Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Exchange;

(d) by either Contributor or Company if (i) the Company Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company Shareholders shall have taken a final vote on the Company Shareholder Approval Matters and (ii) the Company Shareholder Approval Matters shall not have been approved by the Company Shareholder Approval Threshold; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to a Party where the failure to obtain the Company Shareholder Approval shall have been caused by the action or failure to act of such Party and such action or failure to act constitutes a breach by such Party of this Agreement;

(e) by Contributor upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided that if such breach or inaccuracy is curable by Company, then this Agreement will not terminate pursuant to this Section 7.1(e) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) day following the date of written notice given by Contributor to Company of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 7.1(e); provided further that no termination may be made pursuant to this Section 7.1(e) solely as a result of the failure of Company to obtain the Company Shareholder Approval (in which case such termination must be made pursuant to Section 7.1(d)); and provided further that the right of Contributor to terminate this Agreement pursuant to this Section 7.1(e) shall not be available if Contributor is itself in breach or has failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b);

(f) by Company upon breach of any of the representations, warranties, covenants or agreements on the part of Contributor set forth in this Agreement, or if any representation or warranty of Contributor will have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided that if such breach or inaccuracy is curable by Contributor or the CHB Companies, then this Agreement will not terminate pursuant to this Section 7.1(f) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) day following the date of written notice given by Company to Contributor of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 7.1(f); and provided further that the right of Company to terminate this Agreement pursuant to this Section 7.1(f) shall not be available if Company is itself in breach or has failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b);

(g) by Company, if there will have occurred any CHB Material Adverse Effect since the date of this Agreement; provided, however, such termination shall only be effective if such CHB Material Adverse Effect, if curable, is not cured within twenty (20) Business Days following the date of written notice given by Company to Contributor of such CHB Material Adverse Effect and its intention to terminate this Agreement pursuant to this Section 7.1(g);

(h) by Contributor, if there will have occurred any Company Material Adverse Effect since the date of this Agreement; provided, however, such termination shall only be effective if such Company Material Adverse Effect, if curable, is not cured within twenty (20) Business Days following the date of written notice given by Contributor to Company of the occurrence of such Company Material Adverse Effect and its intention to terminate this Agreement pursuant to this Section 7.1(h);

(i) by Contributor, prior to obtaining the Company Shareholder Approval, if the board of directors of Company has (i) effected any Change in Recommendation; (ii) failed to publicly reaffirm the Company Board Recommendation within three (3) Business Days of Contributor’s request; or (iii) failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to any Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act; or

(j) by Contributor, prior to obtaining the Company Shareholder Approval, if the Company has taken any Permitted Action.

7.2 Notice of and Effect Of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will forthwith become null and void; except for those provisions provided in this Section 7.2 which shall remain in full force and effect and survive any such termination of this Agreement. In the event of the termination of this Agreement pursuant to Section 7.1, there will be no liability on the part of any Party or any of its Affiliates, directors, officers or shareholders except (i) as set forth in Section 7.2 and Section 7.3, (ii) with respect to the requirement to comply with the Confidentiality Agreement, and (iii) for any liability for fraud or any willful and material breach of any representation, warranty, covenant or obligation contained in this Agreement prior to such termination; provided, however, that this clause (iii) shall not apply in respect of any liability of Contributor or any of its Affiliates, directors, officers or shareholders in the case of its termination of the Agreement pursuant to Section 7.1(j). No termination of this Agreement will affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Article 7 and in addition to Article 8, survive termination of this Agreement in accordance with its terms.

7.3 Expenses; Termination Fee.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring such expenses, whether or not the Exchange is consummated and all such fees shall be paid prior to or at Closing. Each of the Parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, without which, the Parties would not enter into this Agreement.

(b)

(i) In the case of any termination of this Agreement pursuant to Section 7.1(i), Company shall pay to Contributor a termination fee in immediately available funds in an amount in cash equal to three million dollars ($3,000,000) (the “First Tranche Termination Fee”) concurrently with such termination. Any payment of the First Tranche Termination Fee shall be made concurrently with the termination of this Agreement pursuant to Section 7.1(i) by wire transfer of immediately available funds to an account designated by Contributor.

(ii) Company will pay to Contributor a termination fee (the “Company Termination Fee”) in immediately available funds in an amount in cash equal to Ten Million dollars ($10,000,000), less any amounts previously paid pursuant to Section 7.3(c) and, in the case of any termination of this Agreement pursuant to Section 7.1(i), less the amount previously paid to Contributor pursuant to Section 7.3(b)(i), in the event that this Agreement is terminated pursuant to (i) Section 7.1(b) (End Date), (ii) Section 7.1(d) (No Vote), (iii) Section 7.1(e) (Material Company Breach), or (iv) Section 7.1(i) (Change in Recommendation); provided that, in the case of each of clauses (i), (ii), (iii), or (iv), an Acquisition Proposal shall have been made known to the Company or an Acquisition Proposal shall have been made to the shareholders of the Company generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal after the date of this Agreement and before the date this Agreement is terminated and, within twelve (12) months after the date of such termination, Company enters into a definitive agreement with respect to an Acquisition Transaction or consummates an Acquisition Transaction; provided that such fee shall be paid not later than two (2) Business Days after the date on which, as applicable, (i) an Acquisition Transaction contemplated by such definitive agreement is consummated or, such definitive agreement with respect to an Acquisition Transaction terminates in accordance with the terms of such definitive agreement or (ii) an Acquisition Transaction is consummated; and provided further that for purposes of this clause Section 7.3(b) all references in the definition of Acquisition Transaction to 15% shall instead refer to 50%; and provided further that, notwithstanding any contrary provision herein, in the case of clause (i) of this section, no Company Termination Fee shall be payable as a result of either Party failing to receive a required Regulatory Approval in connection with the Exchange unless Company is itself in breach or has failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Sections 6.2(a)or 6.2(b).

(c) Company shall no later than two (2) Business Days after receipt of reasonable supporting documentation evidencing such fees and expenses reimburse Contributor for all fees and expenses (up to $2,000,000) incurred by Contributor in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement if this Agreement is terminated by either party pursuant to Section 7.1(d).

(d) In the event that Contributor shall be entitled to receive the Company Termination Fee, such fee is not a penalty but shall be liquidated damages in a reasonable amount for any and all losses or damages suffered or incurred by Contributor in connection with the matter forming the basis for such termination. Notwithstanding any other provision of this Agreement to the contrary, other than as provided in this Section 7.3(d), the Parties agree that the payments contemplated by this Section 7.3 represent the sole and exclusive remedy of Contributor in respect of a termination pursuant to Section 7.1 under circumstances requiring the payment of the Company Termination Fee; provided that this Section 7.3(d) shall not apply where Contributor’s right to terminate this Agreement pursuant to Section 7.1(e) results from Company’s fraud.

(e) If Company fails to pay when due any amount payable by such Party under this Section 7.3, then (i) Company will reimburse the other Party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Contributor of its rights under this Section 7.3, and (ii) Company failing to perform will pay to Contributor interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Contributor in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE 8

GENERAL PROVISIONS

8.1 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email with confirmed receipt before 5:00 p.m. (recipient’s time) on the date sent, on such Business Day; (c) if sent by email on a day other than a Business Day, or if sent by email with confirmed receipt at any time after 5:00 p.m. (recipient’s time) on the date sent, on the date on which receipt is confirmed, if a Business Day, and otherwise on the first Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

(a) If to Contributor:

Champion Enterprises Holdings, LLC

775 West Big Beaver Road, Suite 1000

Troy, MI 48084

Attn: Keith Anderson; Roger Scholten

Email: kanderson@championhomes.com;

rscholten@championhomes.com

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, MA 02199

Attn.: David A. Fine

          Zachary Blume

Email: david.fine@ropesgray.com

            zachary.blume@ropesgray.com

Fax: (617) 235-0030

        (617) 235-9705

(b) If to Company:

Skyline Corporation

P.O. Box 743

2520 By-Pass Road

Elkhart, IN 46515

Attn: John C. Firth

Email: JCFirth@qdi.com

With a copy (which shall not constitute notice) to:

Barnes & Thornburg LLP

11 S. Meridian Street

Indianapolis, IN 46204

Attn: David P. Hooper

Email: david.hooper@btlaw.com

Fax: (317) 231-7433

8.2 Amendment. This Agreement may be amended by action taken by or on behalf of the board of directors of Company and board of managers of Contributor; provided that after approval of the Company Shareholder Approval Matters, no amendment may be made which by Legal Requirements requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the Parties taking such action as provided above; provided, however, that notwithstanding anything in this Agreement to the contrary, amendments and modifications to (i) this proviso of this Section 8.2 (Amendment); (ii) Section 8.6 (Successors and Assigns) that are adverse to the Financing Sources; (iii) clause (b) of Section 8.7 (Parties in Interest; Third Party Beneficiaries); (iv) the final sentence of Section 8.8 (Waiver); (v) the final sentence of Section 8.9 (Remedies Cumulative; Specific Performance); (vii) Section 8.10 (Governing Law; Venue; Waiver of Jury Trial) solely to the extent relating to actions instituted against the Financing Sources; and (vii) Section 8.15 (Non-Recourse), and any related definitions; in any such case, shall require the prior written consent of the Financing Sources before any such amendment or modification may become effective.

8.3 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.5 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

8.6 Successors and Assigns. This Agreement will be binding upon: (a) Company and its successors and assigns (if any) and (b) Contributor and its successors and assigns (if any). This Agreement will inure to the benefit of: (i) Company; (ii) Contributor; and (iii) the respective successors and assigns (if any) of the foregoing. Neither Company nor Contributor may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other, provided, however, Contributor may make a collateral assignment of its rights hereunder to any Financing Source or any other lender to Contributor or its Affiliates, provided that no such assignment shall in any manner limit or effect the assignor’s obligations hereunder.

8.7 Parties In Interest. This Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) Section 5.5 (which is intended to be for the benefit of D&O Indemnified Parties and may be enforced by D&O Indemnified Parties) and (b) (i) Section 8.2 (Amendment); (ii) the proviso to Section 8.6 (Successors and Assigns) that are adverse to the Financing Sources; (iii) clause (b) of this Section 8.7 (Parties in Interest; Third Party Beneficiaries); (iv) the final sentence of Section 8.8 (Waiver); (v) the final sentence of Section 8.9 (Remedies Cumulative; Specific Performance); (vii) Section 8.10 (Governing Law; Venue; Waiver of Jury Trial) solely to the extent relating to actions instituted against the Financing Sources and (vii) Section 8.15 (Non-Recourse) and any definitions that would alter the substance of the listed provisions; in any such case, are intended to be for the benefit of, among others, the Financing Sources.

8.8 Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. At any time prior to the Closing, any Party may, with respect to any other Party, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the Party or Parties to be bound. Notwithstanding anything in this Agreement to the contrary, waivers of (i) the proviso of Section 8.2 (Amendment); (ii) Section 8.6 (Successors and Assigns) that are adverse to the Financing Sources; (iii) clause (b) of Section 8.7 (Parties in Interest; Third Party Beneficiaries); (iv) the final sentence of Section 8.8 (Waiver); (v) the final sentence of Section 8.9 (Remedies Cumulative; Specific Performance); (vii) Section 8.10 (Governing Law; Venue;

Waiver of Jury Trial) solely to the extent relating to actions instituted against the Financing Sources; and (vii) Section 8.15 (Non-Recourse) and any related definitions; in any such case, shall require the prior written consent of the Financing Sources before any such waiver may become effective.

8.9 Remedies Cumulative; Specific Performance. Except for the matters described in Section 7.3(d) as exclusive remedies, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Each Party agrees that, in the event of any breach or threatened breach by another Party of any covenant, obligation or other provision set forth in this Agreement: (a) such first Party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such first Party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Notwithstanding anything contained herein to the contrary, in no event shall the Company, any Affiliate of the Company or any other Person (other than Contributor and its Affiliates) be entitled to specific performance to cause the Contributor to enforce the terms of the Debt Financing.

8.10 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any action (whether at law, in contract or in tort) or proceeding involving any Financing Source that may be based upon, arise out of or relate to any Debt Financing or the negotiation, execution or performance of any documentation in connection therewith shall be governed by and construed in accordance with the laws of the state of New York, provided that, notwithstanding the foregoing, it is understood and agreed that (a) any interpretation of any defined term or provision under this Agreement, (b) the determination of the accuracy of any representation and warranty under this Agreement and whether as a result of any inaccuracy thereof any party has the right (taking into account any applicable cure provisions) to terminate its obligations under this Agreement or the failure of a representation and warranty results in a failure of a condition precedent to the obligations to consummate the transactions under this Agreement and (c) the determination of whether the transactions under this Agreement have been consummated in accordance with the terms of this Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) The Parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Federal District Court for the Southern District of Indiana located in Indianapolis, Indiana and any appellate court therefrom. Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party hereto agrees that notice or the service of process in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 8.1 or in any other manner permitted by applicable Legal Requirement. Notwithstanding anything to the contrary, any Legal Proceeding instituted against any Financing Source (whether in law or in equity) in any way relating to this Agreement or any transactions contemplated by this Agreement shall be instituted only in any New York state court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court therefrom.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.11 Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

8.12 Cooperation. Each Party agrees to cooperate fully with the other Parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions (including in respect of accounting adjustments and preparation of closing and opening books and records as of or prior to the Closing Date) as may be reasonably requested by the other parties hereto or necessary or advisable under this Agreement and the Ancillary Agreements and applicable Legal Requirements to consummate and make effective the transactions hereunder and to evidence or reflect the transactions contemplated by this Agreement and the Ancillary Agreements and to carry out the intent and purposes of this Agreement and the Ancillary Agreements.

8.13 Non-Survival. Notwithstanding anything contained herein to the contrary, none of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Closing.

8.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The term “knowledge of Company,” and all variations thereof, will mean the actual knowledge of the Company Persons, or any of them, after reasonable inquiry. The term “knowledge of Contributor,” and all variations thereof, will mean the actual knowledge of the Contributor Persons, or any of them, after reasonable inquiry.

8.15 Non- Recourse. Notwithstanding anything to the contrary contained in this Agreement and subject solely to the rights of the Contributor under the Debt Financing, no Group Company or any of their respective Affiliates (which, for the avoidance of doubt, excludes Contributor and its Affiliates) shall have any rights, claims or causes of action arising prior to the Closing against any of the Financing Sources in connection with or arising out of the Debt Financing, this Agreement or the transactions contemplated hereunder, whether at law or equity, in contract, in tort or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

CHAMPION ENTERPRISES HOLDINGS, LLC

By:	/s/ Roger K. Scholten
Name:	Roger K. Scholten
Title:	SVP

SKYLINE CORPORATION

By:	/s/ Richard W. Florea
Name:	Richard W. Florea
Title:	CEO & President

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which a Group Company is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than fifteen percent (15%) of the outstanding securities of any class of voting securities of a Group Company, or (iii) in which a Group Company issues securities representing more than fifteen percent (15%) of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement);

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for fifteen percent (15%) or more of the consolidated net revenues, net income or assets of a Group Company; or

(c) any liquidation or dissolution of any of a Group Company.

“Affiliates” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person.

“Agreed Value” means the amount equal to the sum of (i) the net present value of all payments that the Group Companies are obligated to make under the Deferred Compensation Plan, as set forth in the monthly financial statements of the Company as of and for the fiscal month ending immediately prior to the Listing Notice Date (which such value shall be calculated in accordance with GAAP and consistent with past practices (including in respect of the discount rate)) (the “Net Present Value”); plus (ii) (A) the full gross value of all payments that the Group Companies are obligated to make under the Deferred Compensation Plan (determined as of the end of the fiscal month immediately prior to the Listing Notice Date), less the Net Present Value, multiplied by (B) 0.5.

“Ancillary Agreements” means the Registration Rights Agreement, and Transition Services Agreement.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, any state antitrust or unfair competition Legal Requirement and all other national, federal, state, foreign or multinational Legal Requirements, statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Legal Requirements, including without limitation any antitrust, competition or trade regulation Legal

Requirements, that are designed or intended to prohibit restrict or regulate actions having the purpose or effect of monopolization, attempted monopolization, restraint of trade, lessening of competition, or abusing or maintaining a dominant position. Antitrust Laws also includes any Legal Requirement that requires one or more parties to a transaction to submit a notification to Governmental Body with the authority to review certain transactions to determine if such transactions violate any Antitrust Law.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Boston, Massachusetts or London, England are authorized or required by applicable Legal Requirements to close.

“CHB Bonds” means, collectively, (1) (i) that certain Loan Agreement, dated as of April 1, 1999 between The Industrial Development Authority of the County of Maricopa and Redman Homes, Inc., as assigned to CHB US pursuant to that certain Assignment and Assumption Agreement, dated as of March 19, 2010, by and among The Industrial Development Authority of the County of Maricopa, Redman Homes, Inc., CHB US and The Bank of New York Mellon Trust Company, N.A. and (2) that certain Credit Agreement, dated as of May 5, 1998, by and among Champion Enterprises, Inc., the guarantors and banks set forth therein and PNC Bank, National Association in connection with the Variable Rate Demand Industrial Development Revenue Bonds, Series 1999 (Champion Home Builders Co. Facility), as amended by Amendment No. 1 to the Credit Agreement, dated as of December 22, 1998.

“CHB Cash” means, for the CHB Companies on a consolidated basis, as of the time of determination, the aggregate amount equal to (i) cash (including restricted cash of the CHB Companies pledged pursuant to the CHB Credit Agreement or similar arrangements), bank deposits, cash equivalents (calculated in accordance with GAAP) (including wire and deposits in transit or checks for deposit received or deposited by a CHB Company, in each case, but not yet credited to an account of a CHB Company) and short term marketable investments of the CHB Companies convertible into cash within 90 days, less (ii) any checks or drafts written by any CHB Company but, as of the time of determination, not yet cleared.

“CHB Companies” means the CHB Entities and the CHB Subsidiaries.

“CHB Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 19, 2015, by and among CHB US, Contributor, the subsidiary guarantors party thereto, the various financial institutions and other persons from time to time party thereto and Wells Fargo Bank, N.A., as the administrative agent and collateral agent.

“CHB Indebtedness” means, as of the time of determination, without duplication, the aggregate positive amount (if any) equal to all of the CHB Companies’ outstanding obligations (including principal, accrued and unpaid interest, fees, expenses and other payment obligations, any prepayment penalties, premiums, costs, breakage or other amounts payable assuming discharge thereof at or prior to the Closing) under the CHB Bonds and CHB Credit Agreement.

“CHB IP Rights” means all Intellectual Property Rights which are used in the conduct of the business of a CHB Company.

“CHB Material Adverse Effect” means any Effect that, considered together with all other Effects, has, or is reasonably expected to have, a material adverse effect on: (a) the business, financial condition, operations or results of operations of the CHB Companies taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a CHB Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which the CHB Companies participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the CHB Companies, taken as a whole, relative to other companies in the industry in which the CHB Companies operate; (ii) any failure by a CHB Company to meet any estimates or expectations of its internal projections or forecasts or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a CHB Material Adverse Effect and may be taken into account in determining whether a CHB Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Exchange; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements to the extent that such conditions do not have a disproportionate impact on the CHB Companies, taken as a whole, relative to other companies in the industry in which the CHB Companies operate; or (vi) general conditions in financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure event), to the extent that such conditions do not have a disproportionate impact on the Group Companies, taken as a whole, relative to other companies in the industry in which the Group Companies operate; or (b) the ability of Contributor to consummate the Exchange or to perform its covenants or obligations under this Agreement.

“CHB Owned IP” means all Intellectual Property Rights owned or purported to be owned by a CHB Company.

“CHB Subsidiaries” means the Subsidiaries of the CHB Entities.

“CHB Transaction Expenses” means, as of the time of determination, without duplication, the aggregate amount equal to (a) all out-of-pocket fees, expenses, costs, charges, payments and expenditures incurred by a CHB Company or for which a CHB Company is liable in connection with this Agreement or the consummation of the transactions contemplated hereby, whether to be incurred or accrued on, after or prior to the Closing, whether or not invoiced (including any fees, costs, expenses, payments and expenditures of legal counsel, accountants, brokers, financial advisors, investment bankers or similar Persons), solely to the extent unpaid as of immediately prior to the Closing and required to be paid or reimbursed by any of the CHB Companies on or after the Closing; (b) the amount of severance, retention, any change in control, transaction expenses, incentive, success or other bonus payments or similar amounts incurred or accrued by a CHB Company to current or former directors or employees of a CHB Company upon the consummation of the transactions contemplated by this Agreement or that are otherwise made at the discretion of the Contributor (provided such discretion is explicitly permitted under the Contributor Disclosure Schedules or otherwise with the prior written approval of the Company)

or similar amounts payable and all other compensatory payments, in each case, payable by a CHB Company as a result of the execution of this Agreement and/ or in connection with the transactions contemplated by this Agreement (or in the case of severance payments that become payable to a current or former employee upon voluntary cessation of service, whether or not actually paid or payable at the time of Closing), other than, in each case, any such payments payable as a result of any action (including a resulting termination or constructive termination) taken by the Company or any other Group Company or by the Contributor or CHB Company following the Closing; provided that, for the avoidance of doubt, the CHB Transaction Expenses do not include bonuses or other compensation paid to employees in the ordinary course consistent with past practices; (c) the amount of any change in control fees, termination fees or similar payments that are required to be paid by CHB Company pursuant to the terms of any Contract with customers, suppliers, lenders, vendors, landlords or any other party as a result of the consummation of the transactions contemplated hereby, other than, in each case, any such payments payable as a result of any action taken by the Company or any other Group Company or by the Contributor or CHB Company following the Closing; and (d) the employer portion of all Taxes required to be held by any CHB Company as a result of payments set forth in clause (b) above. For the avoidance of doubt, expenses incurred by the CHB Companies in connection with the Debt Financing and any amendment to the CHB Credit Agreement in connection therewith that will be in place after the Closing shall not be considered a CHB Transaction Expense.

“Code” means the United States Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder and the most recent guidance with respect thereto issued by the Internal Revenue Service or the U.S. Department of the Treasury, as the case may be.

“Company Bylaw Amendment” means that certain amendment to the Company’s Organizational Documents substantially in the form attached hereto as Exhibit G.

“Company Cash” means, for the Group Companies on a consolidated basis, as of the time of determination, the aggregate amount equal to (i) cash, bank deposits, cash equivalents (calculated in accordance with GAAP) (including wire and deposits in transit or checks for deposit received or deposited by a Group Company, in each case, but not yet credited to an account of a Group Company) and short term marketable investments of the Group Companies convertible into cash within 90 days (but excluding cash or the value of Company Common Shares received with respect to the exercise of any Company Option), less (ii) any checks or drafts written by any Group Company but, as of the time of determination, not yet cleared.

“Company Charter Amendment” means that certain amendment to the Company’s Organizational Documents substantially in the form attached hereto as Exhibit F.

“Company Disclosure Schedule” means the disclosure schedule that has been delivered by Company to Contributor as of the date of this Agreement.

“Company Fully Diluted Stock” shall mean, as of any specific time: (i) the total number of Company Common Shares issued and outstanding; plus (ii) all Company Common Shares that the Company may be required to issue or deliver (regardless of the conversion or exercise price, method of settlement or form of payment, whether vested or unvested and any other terms and conditions thereof) pursuant to any (A) outstanding subscription, option, call, warrant, preemptive right, restrictive stock unit or right (whether or not currently exercisable) to acquire any Company Common Shares or (B) security or Contract that is or may become convertible into or exchangeable for any Company Common Shares.

“Company Incentive Plan” means the Skyline Corporation 2015 Stock Incentive Plan.

“Company Indebtedness” means, as of the time of determination, without duplication, the aggregate amount equal to (a) the aggregate positive amount (if any) equal to all of the Group Companies’ outstanding obligations (including principal, accrued and unpaid interest, fees, expenses and other payment obligations, any prepayment penalties, premiums, costs, breakage or other amounts payable assuming discharge thereof at or prior to the Closing) for indebtedness for borrowed money as of immediately prior to the Closing Date, including any such indebtedness owed under that certain Credit Agreement dated July 21, 2017 between JPMorgan Chase Bank, N.A., Company, and its wholly-owned subsidiaries; and (b) the aggregate positive amount (if any) of (i) (A) the Agreed Value of all payments that the Group Companies are obligated to make under (x) the Company’s 1989 Deferred Compensation Plan, as amended from time to time and (y) the death benefit owed by the Company to Art Decio’s estate pursuant to that certain written agreement by and between the Company and Art Decio, dated as of February 15, 1982, as amended by that certain written amendment by and between Art Decio and the Company, dated as of May 2, 2001, and further amended by that certain written amendment by and between Art Decio and the Company, dated as of December          , 2001 (such agreement and such amendments thereto, (the items set forth in clauses (b)(i)(A)(x) and (y) of this definition, the “Deferred Compensation Plan”) determined without regard to vesting or any other factor that could reduce such obligation, (B) all obligations under the Group Companies’ loans with respect to the Group Companies’ life insurance policies (including principal, accrued and unpaid interest, fees, expenses and other payment obligations, any prepayment penalties, premiums, costs, breakage or other amounts payable assuming discharge thereof at prior to the Closing), less (ii) (A) the surrender value of the life insurance policy asset of any Group Company (including fees, expenses and other payment obligations, any prepayment penalties, premiums, costs, breakage or other amounts payable assuming surrender thereof at or prior to the Closing), and (B) without duplication, in the event any such life insurance policy asset of a Group Company has matured prior to the Closing, the amount receivable by the Company (but not yet actually received prior to Closing) in respect of such policy.

“Company IP Rights” means all Intellectual Property Rights which are used in the conduct of the business of the Company.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects, has, or is reasonably expected to have, a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Group Companies taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which the Group Companies participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Group Companies, taken as a whole, relative to other companies in the industry in which the Group Companies operate; (ii) any failure by a Company to meet any estimates or expectations of its internal projections or forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) changes in the trading price or trading volume of Company Common Shares (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Company Common Shares may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Exchange; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements to the extent that such conditions do not have a disproportionate impact on the Group Companies, taken as a whole, relative to other companies in the industry in which the Group Companies operate; or (vii) general conditions in financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure event), to the extent that such conditions do not have a disproportionate impact on the Group Companies, taken as a whole, relative to other companies in the industry in which the Group Companies operate; or (b) the ability of Company to consummate the Exchange or to perform its covenants or obligations under this Agreement.

“Company Option” means an option to purchase Company Common Shares granted under the Company Incentive Plan.

“Company Owned IP” means all Intellectual Property Rights owned or purported to be owned by the Company.

“Company Persons” means Richard Florea, Jon S. Pilarski, and Jeffrey A. Newport.

“Company Restricted Stock Award” means Company Common Shares granted under the Company Incentive Plan that is subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer.

“Company Shareholder Approval Matters” means the approval of the Company Charter Amendment and the issuance of the Exchange Shares (the “Exchange Share Issuance”).

“Company Shareholder Approval Threshold” means with respect to the Company Shareholder Approval Matters, (i) with regard to the Company Charter Amendment, the affirmative vote of a majority of the outstanding Company Common Shares entitled to vote on such proposal; and (ii) with regard to the Exchange Share Issuance, the votes cast by the Company Shareholders in favor of the proposal exceed the votes cast opposing such proposal.

“Company Shareholders” means the holders of the issued and outstanding Company Common Shares.

“Company Transaction Expenses” means, as of the time of determination, without duplication, the aggregate amount equal to (a) all out-of-pocket fees, expenses, costs, charges, payments and expenditures incurred by the Company or any other Group Company or for which the Company or any other Group Company is liable in connection with this Agreement or the consummation of the transactions contemplated hereby, whether to be incurred or accrued on, after or prior to the Closing, whether or not invoiced (including any fees, costs, expenses, payments and expenditures of legal counsel, accountants, brokers, financial advisors, investment bankers or similar Persons), solely to the extent unpaid as of immediately prior to the Closing and required to be paid or reimbursed by any of the Company or the Group Companies on or after the Closing; (b) the amount of severance, retention, any change in control, transaction expenses, incentive, success or other bonus payments or similar amounts incurred or accrued by the Company or any other Group Company to current or former directors or employees of the Company or any other Group Company upon the consummation of the transactions contemplated by this Agreement or that are otherwise made at the discretion of the Company or any other Group Company (provided such discretion is explicitly permitted under the Company Disclosure Schedules or otherwise with the prior written approval of the Contributor) or similar amounts payable and all other compensatory payments, in each case, payable by the Company or any other Group Company as a result of the execution of this Agreement and/ or in connection with the transactions contemplated by this Agreement (or in the case of severance payments that become payable to a current or former employee upon voluntary cessation of service, whether or not actually paid or payable at the time of Closing), other than, in each case, any such payments payable as a result of any action (including a resulting termination or constructive termination) taken by the Company or any other Group Company following the Closing; provided that, for the avoidance of doubt, the Company Transaction Expenses do not include bonuses or other compensation paid to employees in the ordinary course consistent with past practices; (c) the amount of any change in control fees, termination fees or similar payments that are required to be paid by the Company or any Group Company pursuant to the terms of any Contract with customers, suppliers, lenders, vendors, landlords or any other party as a result of the consummation of the transactions contemplated hereby; (d) other than amounts that would otherwise be included in the definition of “Company Indebtedness,” amounts paid in connection with the acceleration, termination or liquidation of all deferred compensation arrangements, (e) the D&O Costs, and (f) the employer portion of all Taxes required to be withheld by the Company or any Group Company as a result of payments set forth in clauses (b) and (d) above, and as a result of payments made or to be made under the Deferred Compensation Plan.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contract” means any written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature.

“Contributor Disclosure Schedule” means the disclosure schedule that has been delivered by Contributor to Company on the date of this Agreement.

“Contributor Persons” means Keith Anderson, Laurie Hough and Mark Yost.

“Contributor Strategic Transaction” means any of the following transactions to which Contributor or a CHB Company is or may be made a party, as applicable: (a) any initial public offering of equity securities of Contributor or any CHB Company; or (b) any transaction that would be an Acquisition Transaction, substituting in the definition thereof “Contributor and CHB Companies” for “Group Companies.”

“Effect” means any event, development, circumstance, change, effect or occurrence.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For the avoidance of doubt, Encumbrance does not include any Company Out Licenses or CHB Out Licenses.

“End Date” means July 31, 2018.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means: any Legal Requirement governing (a) pollution or protection of human health or the environment, or (b) the manufacture, processing, distribution, use, treatment, storage, release, cleanup, disposal, transport or handling of Hazardous Materials.

“ERISA Affiliate” means, with respect to an entity, a trade or business (whether or not incorporated) that is, or at any relevant time was treated as a single employer of such entity within the meaning of Section 414 of the Code.

“Exchange Ratio” equals 5.4516129.

“Exchange Shares” means that number of Company Common Shares equal to the Exchange Ratio times the Company Fully Diluted Stock, as determined immediately prior to the Closing.

“Funded Indebtedness” means all of the Group Companies’ outstanding obligations for indebtedness for borrowed money, including any such indebtedness owed under that certain Credit Agreement dated July 21, 2017 between JPMorgan Chase Bank, N.A., Company, and its wholly-owned subsidiaries as of immediately prior to the Closing on the Closing Date.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); other than, in each case, any such entity in its capacity as a party to a commercial relationship with any Party or any of their respective Subsidiaries.

“Group Companies” means the Company and its Subsidiaries.

“Hazardous Material” means any: material, substance or waste regulated as “hazardous”, “toxic”, “pollutants”, “contaminants”, “radioactive”, or “petroleum” (or words of similar meaning), under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations promulgated thereunder.

“Independent” means, with respect to any member of the board of directors of the Company, a member who is determined by the board of directors of the Company to satisfy the independent tests pursuant to Section 303A.02 of the NYSE Listed Company Manual and Exchange Act Rule 10A-3.

“Intellectual Property Rights” means all right, title and interests in and to all intellectual property rights throughout the world, including the following, in each case to the extent of any proprietary rights therein: copyrights, patents, trademarks, mask work rights, confidential information, service marks, trade names, trade dress, domain name registrations, trade secrets, social media accounts, rights of publicity and moral rights.

“Investor Rights Agreement” means a voting agreement substantially in the form attached hereto as Exhibit D.

“Legal Proceeding” means any action, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, insolvency, bankruptcy, liquidation, administration, receivership, involuntary arrangement, compromise or schedule with creditors, moratorium, stay or limitation of creditors rights, interim or provisions supervision by a court or court appointee, winding up or striking off, or similar event, investigative or appellate proceeding), hearing, inquiry, audit, examination, conciliation, expert determination or investigation or other process commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under authority of NYSE or any other applicable securities exchange).

“NYSE” means the NYSE American.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision or award.

“Organizational Documents” means, collectively and as applicable, the certificate of incorporation, articles of incorporation, articles of association, bylaws, limited liability company agreement and other charter documents of a company.

“Person” means any person, Entity, Governmental Body, or group (as used in Section 13(d)(3) of the Exchange Act).

“Registration Rights Agreement” means a registration rights agreement substantially in the form attached hereto as Exhibit C.

A Party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other Affiliate of such Party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any such Party’s Subsidiaries or other Affiliates.

“SEC” means the U.S. Securities and Exchange Commission or any other U.S. federal agency then administering the Securities Act or Exchange Act.

“SEC Documents” means each report, registration statement, proxy statement and other statements, reports, schedules, forms and other documents filed by Company with the SEC since May 31, 2014 and on or prior to the date hereof, including all amendments thereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Sensitive Data” means (i) any information that can be used to identify an individual, (ii) any information that relates to, or can be used to identify, an individual and that is subject to handling or security requirements under any Legal Requirements relating to the use, privacy and security of any information of or concerning an individual, or (iii) any information regarding an individual that, under any Legal Requirement, requires that individual to be notified of any situation where there is, or reason to believe there has been a loss, misuse, unauthorized access, or unauthorized acquisition of that information.

An Entity will be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the issued or outstanding equity or financial interests of such Entity.

“Superior Offer” means a bona fide unsolicited written Acquisition Proposal from any Person (other than Contributor or its Affiliates) made after the date of this Agreement which did not result from a breach of Section 5.10(a), substituting in the definition thereof “fifty percent (50%)” for “fifteen percent (15%)” in each place it appears, that (i) was not solicited in violation of Section 5.10, and (ii) the board of directors of the Company determines in good faith, after consultation with the Company’s outside financial and legal advisors, (x) is reasonably likely to be consummated in accordance with its terms without undue delay, taking into account all financial, regulatory, legal and other aspects of the proposal, including, to the extent debt financing is required, the likelihood of obtaining necessary financing, the identity of the Person making such Acquisition Proposal, and whether such proposal is fully financed by means of an executed customary debt commitment letter from one or more reputable U.S. commercial banks, investment banks or financial institutions that has agreed to provide or cause to be provided the amounts set forth therein and the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company, including all relevant legal, regulatory, tax and financial aspects of such Acquisition Proposal, and the Person making the proposal, and (y) if completed, would be more favorable to, and in the best interest of, the Company from a financial point of view than the transactions contemplated by this Agreement taking in to account all the other terms and conditions of this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement agreed to in writing by Contributor in response to such Acquisition Proposal).

“Surviving Company” means the Company from and after the Closing of the Exchange.

“Takeover Statute” means any “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder”, “affiliate transactions”, or similar provision of any state anti-takeover Legal Requirement.

“Tax” and “Taxes” means (a) any and all federal, state, provincial, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA and Canada Pension Plan), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes, including any interest, penalty, or addition thereto, in each case whether disputed or not, and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means (i) with respect to each of the Company and CHB US and any of their respective Subsidiaries organized within the United States, any United States federal income tax return, any income tax return for any state or other jurisdiction within the United States showing a liability for Taxes to such state or other jurisdiction (whether or not previously paid) in excess of $50,000 and any sales and use tax return for the five jurisdictions in which such entity has the highest liability for sales and use Taxes, and (ii) with respect to CHB BV and its Subsidiaries organized outside of the United States and any Subsidiary of the Company organized outside of the United States, any income tax return for the sovereign nation within which such entity is organized, and any income tax return for any state, province or other political subdivision within such sovereign nation showing a liability for Taxes to such state, province or other political jurisdiction (whether or not previously paid) in excess of the local currency equivalent of $50,000 and any sales and use tax return for the five jurisdictions in which such entity has the highest liability for sales and use Taxes.

“Transition Services Agreement” means a transition services agreement substantially in the form attached hereto as Exhibit E.

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Defined Word	Section of Agreement
280G Cutback	5.18(b)
Acceptable Company Confidentiality Agreement	5.10(b)
Action	4.1(t)
Affiliate Approvals	5.4(a)
Agreement	Preamble
Appointees	1.3(a)
Burdensome Divestiture Condition	5.4(c)
Change in Recommendation	5.2(b)
CHB BV	Recitals
CHB BV Shares	Recitals
CHB Contract	2.16(b)
CHB DE Shares	Recitals
CHB Entities	Recitals
CHB Environmental Permits	2.14(c)
CHB In Licenses	2.7(b)
CHB IP Contracts	2.7(b)
CHB Leased Real Property	2.13(a)
CHB Material Customer	2.19
CHB Material Supplier	2.19
CHB Out Licenses	2.7(b)
CHB Owned Real Property	2.13(a)
CHB Permits	2.8(b)
CHB Real Property	2.13(a)
CHB Real Property Lease	2.13(a)
CHB Registered Intellectual Property	2.7(a)
CHB Shares	Recitals
CHB US	Recitals
Closing	1.2
Closing Date	1.2
COBRA	5.18(f)(iv)
Company	Preamble
Company Appointees	1.3(a)
Company Balance Sheet	3.5(d)
Company Board Recommendation	5.2(b)
Company Closing Statement	5.19
Company Common Shares	Recitals
Company Contract	3.16(b)
Company Employee Plans	3.12(a)
Company Environmental Permits	3.14(c)
Company Financials	3.5(d)
Company In Licenses	3.8(b)
Company IP Contracts	3.8(b)

Company Material Adverse Effect	6.2(a)
Company Material Customer	3.21
Company Material Supplier	3.21
Company Net Cash	5.19
Company Out Licenses	3.8(b)
Company Permits	3.9(b)
Company Registered Intellectual Property	3.8(a)
Company Shareholder Approval	3.3(a)
Company Shareholders’ Meeting	5.1(a)
Company Termination Fee	7.3(b)(ii)
Company Voting Agreement	Recitals
Confidentiality Agreement	5.3
Contributor	Preamble
Contributor Appointees	1.3(a)
Contributor Audited Financials	2.4(a)
Contributor Closing Statement	5.20
Contributor Dividend Payment Date	5.20
Contributor Employee Plans	2.11(a)
Contributor Financials	2.4(b)
Contributor Net Cash	5.20
Contributor Unaudited Financials	2.4(b)
D&O Costs	5.5(b)
D&O Indemnified Parties	5.5(a)
Debt Financing	5.13
Divestiture Action	5.4(c)
Employment Agreement	5.18(b)
ERISA	2.11(a)
Estimate Notice Date	5.19
Exchange	1.1
Exchange Act	2.21
Exchange Share Issuance	Exhibit A
Financing Sources	5.13
First Tranche Termination Fee	7.3(b)(i)
GAAP	2.4(a)
GC Leased Real Property	3.13(a)
GC Owned Real Property	3.13(a)
GC Real Property	3.13(a)
GC Real Property Lease	3.13(a)
Golden Parachute Excise Tax	5.18(b)
Insurance Policies	2.18(a)
knowledge of Company	8.14(e)
knowledge of Contributor	8.14(e)
Listing Notice Date	5.19
Notice Period	5.2(c)
Parachute Payments	5.18(b)
Parties	Preamble

Party	Preamble
Permitted Action	5.10(b)
Permitted Encumbrances	2.12
Pre-Closing Period	4.1
Proxy Statement	5.1(a)
Regulatory Approvals	5.4(a)
Sarbanes-Oxley Act	3.5(a)
Securities Act	1.5(a)
Similar Plan	5.18(e)
Special CHB Dividend	5.20
Special Committee	Recitals
Special Company Dividend	5.19
Supporting Shareholders	Recitals
Terminated Plan	5.18(e)
Terminated Plan Participant	5.18(e)
Termination Date	5.10(a)
Transfer Agent	1.5(a)

Exhibit B

Form of Company Voting Agreements

Exhibit B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is dated as of January 5, 2018, by and among Champion Enterprises Holdings, LLC, a Delaware limited liability company (“Contributor”) and each of the shareholders of Skyline Corporation, an Indiana corporation (“Company”) listed on the signature pages hereto (each a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Exchange Agreement (as defined below) as of the date hereof.

W I T N E S S E T H:

WHEREAS, as of the date hereof, Company and Contributor entered into a Share Contribution & Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), providing for, among other things, the contribution by Contributor of the CHB Shares to the Company in exchange for the issuance by Company to Contributor of the Exchange Shares;

WHEREAS, as of the date hereof, each Shareholder is the record and beneficial owner of the number of shares of the Company Common Shares set forth on Exhibit A hereto (together with such additional shares of Company Common Shares as become beneficially owned by such Shareholder, whether upon the exercise of options, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter) but excluding any shares sold or transferred on or after the date hereof in compliance with Section 4.1, all such shares, the “Owned Shares”);

WHEREAS, the Owned Shares collectively represent 18.8% of the voting power of the outstanding capital stock of the Company as of the date hereof (as calculated with respect to the Company Shareholder Approval Threshold);

WHEREAS, as a condition to Contributor’s willingness to enter into and perform its obligations under the Exchange Agreement, Contributor has required that each Shareholder agree, and each Shareholder has agreed, among other things, to vote his Owned Shares in favor of the Company Shareholder Approval Matters and any other matters submitted to the Company shareholders in furtherance of the Exchange or the other transactions contemplated by the Exchange Agreement and to take the other actions described herein; and

WHEREAS, each Shareholder desires to express his support for the Exchange Agreement and the transactions contemplated thereby, including the Exchange and the Exchange Share Issuance.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, intending to create a voting agreement under Ind. Code § 23-1-31-2, the parties agree as follows:

1. Agreement to Vote; Irrevocable Proxy.

1.1. Agreement to Vote. Each Shareholder hereby agrees that, from the date hereof until the earlier of (i) the time that the Company Shareholder Approval Threshold has been obtained with respect to all Company Shareholder Approval Matters and no other vote by the Company’s shareholders is required to consummate the transactions contemplated by the Exchange Agreement and (ii) termination of this Agreement in accordance with Section 5.1, at any meeting of the shareholders of the Company at which the approval of the Company Shareholder Approval Matters or any other matter requiring a vote of the Company’s shareholders necessary to consummate the Exchange and the other transactions contemplated by the Exchange Agreement is to be voted upon, however called, or any adjournment or postponement thereof, such Shareholder shall be present (in person or by proxy) and vote (or cause to be voted) all of his Owned Shares at such time:

(a) in favor of approval of the Company Shareholder Approval Matters (and in the event that any Company Shareholder Approval Matters are presented as more than one proposal, in favor of each proposal that is part of the Company Shareholder Approval Matters), and in favor of any other matter presented or proposed as to approval of the Exchange or any part or aspect thereof or any other transactions or matters contemplated by the Exchange Agreement;

(b) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Company Shareholder Approval Matters on the date on which such meeting is held;

(c) against any Acquisition Proposal (other than any Acquisition Proposal of Contributor or its Affiliates), without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to the Exchange, the Exchange Agreement or approval of the Company Shareholder Approval Matters or in competition or inconsistent with the Exchange and the other transactions or matters contemplated by the Exchange Agreement or the Company Shareholder Approval Matters;

(d) against any other action, transaction or agreement that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to impair, impede, interfere with, delay, postpone, discourage, adversely affect or inhibit the timely consummation of (i) the Exchange or the other transactions contemplated by the Exchange Agreement or this Agreement or the performance by Shareholder of its obligations under this Agreement, or (ii) the ability of Contributor or Company to complete the Exchange;

(e) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, agreement, representation or warranty or any other obligation or agreement of Company or any Group Company contained in the Exchange Agreement, or of Shareholder contained in this Agreement; and

(f) in favor of any other matter necessary or desirable to the consummation of the transactions contemplated by the Exchange Agreement, including the Exchange and the Company Shareholder Approval Matters (clauses (a) through (f), collectively, the “Required Votes”); provided, however, that it is expressly agreed that any vote to elect directors of the Company is not a Required Vote.

1.2. Irrevocable Proxy. Each Shareholder, intending to create an irrevocable proxy under Ind. Code § 23-1-30-3(e), hereby irrevocably and unconditionally grants to, and appoints, the Contributor as its attorney-in-fact and proxy with full power of substitution and resubstitution for and in the name, place and stead of Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Owned Shares in accordance with the Required Votes, to the full extent of such Shareholder’s voting rights with respect to such Shareholder’s Owned Shares (which proxy is irrevocable and which appointment is coupled with an interest, but for the avoidance of doubt shall be deemed terminated and released with respect to any shares sold or transferred on or after the date hereof in compliance with Section 4.7). Shareholder hereby represents that any proxies heretofore given in respect of the Owned Shares, if any, are revocable and hereby revokes such proxies. Upon Contributor’s reasonable request, each Shareholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein and if, for any reason, the proxy granted herein is not irrevocable, then Shareholder agrees, until the termination of this Agreement in accordance with Section 5.1, to vote the Owned Shares in accordance with the Required Vote as instructed by Contributor in writing. The proxy granted by each Shareholder in this Section 1.2 shall remain valid until the earlier of (i) the time that the Company Shareholder Approval Threshold has been obtained with respect to all Company Shareholder Approval Matters or (ii) the termination of this Agreement in accordance with Section 5.1, immediately upon which each such proxy shall automatically terminate without any further action required by any person. Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Exchange Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable. The parties agree that the foregoing is a voting agreement.

1.3. No Power to Elect Directors. Notwithstanding anything herein or in the Exchange Agreement to the contrary, each party acknowledges and agrees that (i) this Agreement does not constitute an agreement to exercise or direct the exercise of the voting power of the Company in the election of directors of the Company and (ii) any Owned Shares shall not be deemed “control shares” as defined under Ind. Code § 23-1-42-1.

2. Representations and Warranties of Shareholders. Each Shareholder hereby severally represents and warrants to Contributor as follows:

2.1. Power; Due Authorization; Binding Agreement. Such Shareholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Shareholder, and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms.

2.2. Ownership of Shares. On the date hereof, the Owned Shares set forth opposite such Shareholder’s name on Exhibit A hereto are owned beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) by such Shareholder, free and clear of any security interests, liens, changes, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Owned Shares), except as set forth opposite such Shareholder’s name on Exhibit A. Such Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Owned Shares set forth opposite such Shareholder’s name on Exhibit A hereto. Except as set forth opposite such Shareholder’s name on Exhibit A, such Shareholder does not own any other outstanding (i) equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for equity securities of the Company, or (iii) options or other rights to acquire equity securities of the Company. Other than proxies and restrictions in favor of Contributor pursuant to this Agreement, there are no proxies or powers of attorney or other authorization in or with respect to the Owned Shares and no Owned Shares have been deposited into a voting trust or subject to any voting agreement and there are no other commitments, agreements or arrangements in respect of the pledge, disposition or voting of the Owned Shares. Other than proxies and restrictions in favor of Contributor pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act, Exchange Act, or the “blue sky” laws of the various states of the United States, as of the date hereof, such Shareholder has, and at any shareholder meeting of the Company in connection with the Exchange Agreement and the transactions contemplated by the Exchange Agreement, including approval of the Exchange Share Issuance, such Shareholder will have (except as otherwise permitted by this Agreement, including in connection with the permitted Transfer (as defined below) of any Owned Shares), sole voting power and sole dispositive power with respect to all of the Owned Shares of such Shareholder.

2.3. No Conflicts. The execution and delivery by Shareholder of this Agreement does not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, or result in the creation of any lien upon any Owned Shares under, any provision of (i) any Contract to which such Shareholder is a party or by which any of the Owned Shares are bound or (ii) any Order or Legal Requirement applicable to Shareholder or any Owned Shares.

2.4. No Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Body or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

2.5. Acknowledgment. Such Shareholder understands and acknowledges that Contributor is entering into the Exchange Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

3. Representations and Warranties of Contributor. Contributor hereby represents and warrants to each Shareholder that Contributor has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Contributor of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Contributor, and no other proceedings on the part of Contributor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Contributor and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of Contributor.

4. Certain Covenants of the Shareholders.

4.1. Restriction on Transfer, Proxies and Non-Interference. Each Shareholder hereby agrees, except as permitted by Section 4.7, from the date hereof until the earlier of, (i) the termination of this Agreement in accordance with Section 5.1 and (ii) the time that the Company Shareholder Approval Threshold has been obtained with respect to all Company Shareholder Matters, not to, directly or indirectly, (a) sell, transfer, pledge, encumber, assign, gift, tender in any tender or exchange offer, hypothecate or otherwise dispose of (including by gift, merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment, gift, tender, hypothecation or other disposition of (including by gift, merger, by testamentary disposition, by operation of law or otherwise), or limitation on the voting rights of, any of the Owned Shares (any such action, a “Transfer”), (b) grant or permit the grant of any proxies or powers of attorney or other authorization in or with respect to the Owned Shares, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares, in each case with respect to any vote on the approval of the Exchange, the Company Shareholder Approval Matters, or any other matters set forth in this Agreement including, without limitation, Section 1 (other than a proxy to Contributor as set forth in Section 1.2), (c) take any action that would cause any representation or warranty of such Shareholder contained herein to become untrue or incorrect or have the effect of restricting, limiting, interfering, preventing or disabling such Shareholder from performing its obligations under this Agreement, or (d) commit or agree to take any of the foregoing actions. Any action taken in violation of the foregoing sentence shall be null and void and each Shareholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any of the Owned Shares shall occur (including, but not limited to, a sale by a Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Owned Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

4.2. Inconsistent Agreements. Shareholder hereby covenants and agrees that, except for this Agreement, it shall not, and shall not permit any Affiliate, to (i) enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Owned Shares in respect of the Required Votes and (ii) at any time while this Agreement remains in effect, grant a proxy, consent or power of attorney with respect to the Owned Shares in respect of the Required Votes or any other agreement with respect to the voting of the Owned Shares in respect of the Required Votes.

4.3. Non-Solicitation. Prior to the date on which this Agreement terminates, Shareholder (solely in his capacity as a shareholder of Company) shall immediately cease and cause to be terminated all existing discussions or negotiations with any third parties that may be ongoing with respect to an Acquisition Proposal and will not, and will not permit or direct Company or any of Company’s Subsidiaries or any its and their respective officers, directors, employees and agents to, and shall direct each of its Representatives not to, directly or indirectly, (i) solicit, initiate, cooperate with, knowingly encourage, induce or facilitate any inquiries or the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding any Group Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or similar document or any agreement providing for or otherwise relating to, or that is intended to or would reasonably be expected to lead to, any Acquisition Transaction (other than an Acceptable Company Confidentiality Agreement) or (vi) grant any waiver, amendment or release under, or fail to use commercially reasonable efforts to enforce, any standstill or confidentiality agreement to which Shareholder is a party concerning an Acquisition Proposal.

4.4. Other Covenants.

(a) Shareholder hereby agrees to promptly notify Contributor and Company of the number of any new Owned Shares acquired by Shareholder after the date hereof and prior to the expiration of this Agreement. Any such Owned Shares shall be subject to the terms of this Agreement as though owned by Shareholder on the date hereof.

(b) As between Arthur J. Decio, Contributor and Company only, notwithstanding the foregoing Section 4.4(a), unless approved in advance in writing by Contributor, such Shareholder hereby agrees that neither Shareholder nor any other person acting on behalf of or in concert with Shareholder (or any of its representatives) will, directly or indirectly, either individually or as a member of a “group” (for purposes of Rule 13d-3 under the Exchange Act) acquire, by purchase or otherwise, any new Owned Shares, options to acquire any new Owned Shares, or any right, title or interest in any new Owned Shares, in each case, after the date hereof and prior to the expiration of this Agreement.

4.5. No Limitations on Actions. The parties hereto acknowledge that each Shareholder is entering into this Agreement solely in his individual capacity as the beneficial owner of the applicable Owned Shares and this Agreement shall not limit or otherwise affect the actions or fiduciary duties of such Shareholder, or any affiliate, employee or designee of such Shareholder or any of its affiliates in its, his or her capacity, if applicable, as an officer or director of the Company or, except as set forth herein, any of its affiliates. Nothing in Section 4.2 prohibits action taken or requires action omitted by any person as a director or officer of the Company in compliance with the Exchange Agreement.

4.6. Further Assurances. From time to time, at the request of Contributor and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, each Shareholder hereby (a) authorizes Contributor and Company to publish and disclose in any public announcement, disclosure required by the SEC or applicable Law or the Proxy Statement, such Shareholder’s identity and ownership of the Owned Shares, the nature of such Shareholder’s obligations under this Agreement and any other information that Contributor reasonably determines is required to be disclosed in connection with the Exchange and the transactions contemplated by the Exchange Agreement; (b) agrees to promptly give to Contributor and Company any information Contributor may reasonably require for the preparation of any such disclosure documents; and (c) agrees to promptly notify Contributor and Company of any required corrections with respect to any information supplied by such Shareholder, if and to the extent that such information shall have become false or misleading in any material respect.

4.7. Permitted Transfers. Any Shareholder that Transfers any Owned Shares to Permitted Transferees and Affiliates of such Shareholder (such Permitted Transferees and Affiliates, “Potential Transferees”) shall, in connection with such transfer, cause each such Potential Transferee to (i) execute a signature page to this Agreement pursuant to which such Potential Transferee agrees to be a “Shareholder” pursuant to this Agreement with respect to such Transferred Owned Shares and (ii) provide the requisite contact information for such Potential Transferee as contemplated by Exhibit B. “Permitted Transferee” means, with respect to any Shareholder, (A) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Shareholder, (B) any trust, the trustees of which include only the Persons named in clause (A) and the beneficiaries of which include only the Persons named in clause (A), (C) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the Persons named in clause (A) or (B), (D) if such Shareholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust, or (E) to any Person by will, for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations. Transfers of Owned Shares to Potential Transferees made pursuant to this Section 4.7 shall not be a breach of this Agreement.

5. Miscellaneous.

5.1. Termination of this Agreement. This Agreement, and all terms and conditions contained herein, shall terminate upon the earlier to occur of (i) the Closing Date, (ii) the termination of the Exchange Agreement in accordance with its terms, or (iii) the occurrence of any Change in Recommendation made in compliance with the Exchange Agreement.

5.2. Effect of Termination. This Agreement shall become void and of no effect with no liability on the part of any party hereto after its termination pursuant to Section 5.1; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

5.3. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Neither Contributor nor any Shareholder may assign any of their respective rights, duties or obligations under this Agreement, by operation of law or otherwise, without the prior written consent of Contributor, in the case of any Shareholder, and Shareholder, in the case of Contributor, and, subject only to the immediately preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto.

5.4. Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

5.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to a Shareholder, to the address, email or facsimile set forth opposite such Shareholder’s name on Exhibit B attached hereto.

(a)	If to Contributor:

Champion Enterprises Holdings, LLC

755 West Big Beaver Road, Suite 1000

Troy, MI 48084

Attn: General Counsel

Fax: (248) 273-4268

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, MA 02199

Attn.: David A. Fine

Email: david.fine@ropesgray.com

Fax: (617) 235-0030

(b)	If to Company:

Skyline Corporation

P.O. Box 743

2520 By-Pass Road

Elkhart, IN 46515

Attn: John C. Firth

Email: JCFirth@qdi.com

With a copy (which shall not constitute notice) to:

Barnes & Thornburg LLP

11 S. Meridian Street

Indianapolis, IN 46204

Attn: David P. Hooper

Email: dhooper@btlaw.com

Fax: (317) 231-7433

5.6. Governing Law; Venue.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) The Parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Federal District Court for the Southern District of Indiana located in Indianapolis, Indiana and any appellate court therefrom. Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party hereto agrees that notice or the service of process in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 5.5 or in any other manner permitted by applicable Legal Requirement.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7. Specific Performance. Each Shareholder agrees that, in the event of any breach or threatened breach by such Shareholder of any covenant or obligation contained in this Agreement, Contributor would be irreparably harmed and that money damages would not provide an adequate remedy. Accordingly, each Shareholder agrees that the Company shall be entitled (in addition to any other remedy to which Contributor is entitled at law or in equity) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each Shareholder further agrees that neither Contributor nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and each Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Shareholder agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

5.8. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile or electronic transmission signature and a facsimile or electronic transmission signature shall constitute an original for all purposes.

5.9. Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

5.11. Non-Recourse.

(a) No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, representative or affiliate of any party hereto or of any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 5.11 shall limit any liability of the parties hereto for breaches of the terms and conditions of this Agreement.

(b) Each party to this Agreement enters into this Agreement solely on his own behalf, each such party shall solely be severally liable for any breaches of this Agreement by such party and in no event shall any party be liable for breaches of this Agreement by any other party hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

CHAMPION ENTERPRISES HOLDINGS, LLC

By:
Name:
Title:

SHAREHOLDERS:

Arthur J. Decio

Richard W. Florea

John C. Firth

Samuel S. Thompson

John W. Rosenthal, Sr.

Matthew W. Long

Thomas L. Eisele

Terence M. Decio

Jeffrey A. Newport

EXHIBIT A

COMPANY STOCK OWNERSHIP

Shareholder	Common Shares	Other Equity Securities
Arthur J. Decio	1,377,784	—
Richard W. Florea	23,500	307,000	(1)
John C. Firth	10,500	—
Samuel S. Thompson	3,000	—
John W. Rosenthal Sr.	1,000	—
Matthew W. Long	—	—
Thomas L. Eisele	—	—
Terence M. Decio	30,080	—
Jeffrey A. Newport	—	34,000	(2)

(1)	For Mr. Florea, consists of (i) outstanding options to purchase 265,000 Company common shares (of which, 185,000 options are currently unvested); and (ii) 42,000 shares of unvested restricted stock.
(2)	For Mr. Newport, consists of (i) outstanding options to purchase 31,000 Company common shares (of which, 26,000 options are currently unvested); and (ii) 3,000 shares of unvested restricted stock.

EXHIBIT B

SHAREHOLDERS’ CONTACT INFORMATION

Shareholder	Contact Information
Arthur J. Decio

Richard W. Florea

John C. Firth

Samuel S. Thompson

John W. Rosenthal Sr.

Matthew W. Long

Thomas L. Eisele

Terence M. Decio

Jeffrey A. Newport

Exhibit C

Form of Registration Rights Agreement

Exhibit C

REGISTRATION RIGHTS AGREEMENT

by and among

SKYLINE CORPORATION,

CHAMPION ENTERPRISES HOLDINGS, LLC,

THE BAIN SHAREHOLDER,

THE CENTERBRIDGE SHAREHOLDER,

THE MAK CAPITAL SHAREHOLDER,

ARTHUR J. DECIO

and

certain other INVESTORS

DATED AS OF [    ]

This REGISTRATION RIGHTS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of [    ], 2018, is made by and among:

i. Skyline Corporation, an Indiana corporation (the “Company”);

ii. Champion Enterprises Holdings, LLC, a Delaware limited liability company ( “Champion”);

iii. the Bain Shareholder, the Centerbridge Shareholder and the MAK Capital Shareholder;

iv. Arthur J. Decio (the “Founder”); and

v. each Person executing this Agreement and listed as an “Investor” on the signature pages hereto (collectively with Champion or, if after the Distribution, the Sponsors, and their respective Permitted Transferees that become party hereto, the “Investors”).

RECITALS

WHEREAS, on or about the date hereof, the Company and Champion are consummating the transactions contemplated by that certain Share Contribution & Exchange Agreement, dated as of January 5, 2018 (the “Share Exchange Agreement”), pursuant to which Champion will contribute all of the issued and outstanding shares capital stock of CHB International B.V., a Dutch corporation and Champion Home Builders, Inc., a Delaware corporation (together, the “CHB Shares”) to the Company, and, in exchange, the Company will issue to Champion or its members, at Champion’s direction, the “Exchange Shares” (as defined in the Share Exchange Agreement) (such transaction, the “Exchange”);

WHEREAS, concurrently or at some time after the Closing, Champion may distribute the Exchange Shares to the Investors in accordance with Section 5.4 of that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 23, 2011, as amended on September 16, 2014 (as amended and in effect on the date hereof) (the “LLC Agreement”);

WHEREAS, the parties hereto intend to conduct a Public Offering of the capital stock of the Company at some time after the Closing (the first Public Offering following the Exchange pursuant to either a Demand Registration Request or a Shelf Takedown Request, the “Initial Offering”); and

WHEREAS, the Company and the Investors desire to enter into this Agreement in order to provide for certain registration rights which would apply to the Exchange Shares and any Registrable Securities that are held by the Founder as of the date hereof or are acquired by the Investors after the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

EFFECTIVENESS

Section 1.1. Effectiveness. This Agreement shall become effective upon the closing of the Exchange (the “Closing”).

ARTICLE II

DEFINITIONS

Section 2.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the board of directors of the Company, after consultation with outside counsel: (i) would be required to be made in any Registration Statement so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person; provided that the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Investor. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Funds” means, with respect to any Sponsor: (i) affiliated investment funds (including entities investing on behalf of such holder and any investment funds and entities with a common general partner or principal advisor) and (ii) entities that are directly or indirectly controlled, controlling or under common control with such Sponsor.

“Agreement” shall have the meaning set forth in the preamble.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Bain Shareholder” shall mean Sankaty Champion Holdings, LLC, a Delaware limited liability company and Sankaty Credit Opportunities IV, L.P., a Delaware limited partnership, together with their Permitted Transferees.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Centerbridge Shareholder” shall mean Centerbridge Capital Partners AIV I, L.P., a Delaware limited partnership, Centerbridge Capital Partners Strategic AIV I, L.P., a Delaware limited partnership, Centerbridge Capital Partners SBS, L.P., a Delaware limited partnership, CCP Champion Investors, LLC, a Delaware limited liability company, together with their Permitted Transferees.

“Charitable Gifting Event” means any Transfer by a holder of Registrable Securities, or any subsequent Transfer by such holder’s members, partners or other employees, in connection with a bona fide gift to any Charitable Organization made on the date of, but prior to, the execution of the underwriting agreement entered into in connection with any Underwritten Public Offering.

“Charitable Organization” means a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.

“Closing” shall have the meaning set forth in Section 1.1.

“Common Shares” means common shares, $0.0277 par value per share, of Company.

“Demand Notice” shall have the meaning set forth in Section 3.1.3.

“Demand Registration” shall have the meaning set forth in Section 3.1.1(a).

“Demand Registration Request” shall have the meaning set forth in Section 3.1.1(a).

“Demand Registration Statement” shall have the meaning set forth in Section 3.1.1(c).

“Demand Suspension” shall have the meaning set forth in Section 3.1.6.

“Distribution” means the transfer of all or substantially all Exchange Shares held by Champion to the holders of the membership interests in Champion.

“Exchange” shall have the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“Holders” means Investors and, to the extent applicable, the Founder, who then hold Registrable Securities under this Agreement.

“Investor” shall have the meaning set forth in the preamble.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of [ ], 2018, by and among the Company, Champion and the Sponsors.

“Investors Counsel” means counsel to the Holders agreed upon by the Company and the Requisite Investors.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Law” means any transnational, domestic or foreign federal, state or local statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including the common law.

“Loss” shall have the meaning set forth in Section 3.9.1.

“MAK Capital Shareholder” shall mean MAK Champion Investment LLC, a Delaware limited liability company, together with its Permitted Transferees.

“Member of the Immediate Family” means, with respect to any Person who is an individual, (a) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (b) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in sub-clause (a) as beneficiaries.

“Permitted Transferee” means (i) any Affiliate of a Sponsor or Investor and (ii) such other Persons designated with Requisite Investor Approval.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Piggyback Notice” shall have the meaning set forth in Section 3.3.1.

“Piggyback Registration” shall have the meaning set forth in Section 3.3.1.

“Potential Takedown Participant” shall have the meaning set forth in Section 3.2.5(b).

“Pro Rata Portion” means, with respect to each Holder requesting that its shares be registered or sold in an Underwritten Public Offering, a number of such shares equal to the aggregate number of Registrable Securities to be registered or sold (excluding any shares to be registered or sold for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such Holder, and the denominator of which is the aggregate number of Registrable Securities held by all Holders requesting that their Registrable Securities be registered or sold.

“Prospectus” means (i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (ii) any Issuer Free Writing Prospectus.

“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form).

“Registrable Securities” means (i) all Common Shares that are not then subject to forfeiture to the Company, (ii) all Common Shares issuable upon exercise, conversion or exchange of any option, warrant or convertible security not then subject to vesting or forfeiture to the Company and (iii) all Common Shares directly or indirectly issued or then issuable with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (w) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (x) such securities shall have been

Transferred pursuant to Rule 144, (y) such holder of Registrable Securities, except in the case of the Founder (so long as the Founder holds at least 2.0% of the Common Shares on a fully-diluted basis), is able to immediately sell such securities under Rule 144 without any restrictions on transfer (including without application of paragraphs (c), (d), (e), (f) and (h) of Rule 144), as reasonably determined by the Holder (it being understood that a written opinion of the Company’s outside legal counsel to the effect that such securities may be so offered and sold and that any restrictive legends on the securities may be removed shall be conclusive evidence this clause (iii) has been satisfied), or (z) such securities shall have ceased to be outstanding.

“Registration” means registration under the Securities Act of the offer and sale to the public of any Registrable Securities under a Registration Statement. The terms “register”, “registered” and “registering” shall have correlative meanings.

“Registration Expenses” shall have the meaning set forth in Section 3.9.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-4 or Form S-8 or any successor form thereto.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Requisite Investor Approval” means the prior written consent of the Requisite Investors.

“Requisite Investors” means the holders of a majority of the Units or, if after the Distribution, the holders of a majority of the Common Shares held by the Sponsors.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“SEC” means the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shelf Period” shall have the meaning set forth in Section 3.2.3.

“Shelf Registration” shall have the meaning set forth in Section 3.2.1(a).

“Shelf Registration Notice” shall have the meaning set forth in Section 3.2.2.

“Shelf Registration Request” shall have the meaning set forth in Section 3.2.1(a).

“Shelf Registration Statement” shall have the meaning set forth in Section 3.2.1(a).

“Shelf Suspension” shall have the meaning set forth in Section 3.2.4.

“Shelf Takedown Notice” shall have the meaning set forth in Section 3.2.5(b).

“Shelf Takedown Request” shall have the meaning set forth in Section 3.2.5(a).

“Sponsors” shall mean the Bain Shareholder, the Centerbridge Shareholder and the MAK Capital Shareholder (in each case including their respective Affiliated Funds).

“Transfer” means, with respect to any Registrable Security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Transaction Documents” means, this Agreement, the Share Exchange Agreement and the LLC Agreement.

“Underwritten Public Offering” means an underwritten Public Offering, including any bought deal or block sale to a financial institution conducted as an underwritten Public Offering.

“Underwritten Shelf Takedown” means an Underwritten Public Offering pursuant to an effective Shelf Registration Statement.

“Units” means the membership interests in Champion.

“WKSI” means any Securities Act registrant that is a well-known seasoned issuer as defined in Rule 405 under the Securities Act at the most recent eligibility determination date specified in paragraph (2) of that definition.

Section 2.2. Other Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes and Exhibits are to Articles, Sections, Annexes and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Annex but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Except as explicitly set forth herein or in another Transaction Documents, all references to a particular statute or other Law shall be deemed to include all rules and regulations promulgated thereunder in effect from time to time and any amendments or successors to such statutes, laws, rules and regulations. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE III

REGISTRATION RIGHTS

The Company will perform and comply, and cause each of its subsidiaries to perform and comply, with such of the following provisions as are applicable to it. Each Holder will perform and comply with such of the following provisions as are applicable to such Holder.

Section 3.1. Demand Registration.

Section 3.1.1. Request for Demand Registration.

(a) At any time on or after the date of this Agreement, Champion or, if after the Distribution, any Sponsor (subject to the restrictions set forth herein), shall have the right to make a written request from time to time (a “Demand Registration Request”) to the Company for Registration of all or part of the Registrable Securities held by Champion or such Sponsor if the aggregate offering price of the Registrable Securities that such initiating Investor proposes to sell in such Demand Registration is reasonably expected to be at least $25,000,000 before any deduction of any underwriting discounts or commissions (or, if less than $25,000,000, is in respect of all of the Registrable Securities held by such initiating Investor). Any such Registration pursuant to a Demand Registration Request shall hereinafter be referred to as a “Demand Registration”.

(b) Each Demand Registration Request shall specify (x) the aggregate amount of Registrable Securities to be registered, and (y) the intended method or methods of disposition thereof.

(c) Upon receipt of a Demand Registration Request, the Company shall as promptly as practicable, file a Registration Statement (a “Demand Registration Statement”) relating to such Demand Registration, and use its reasonable best efforts to cause such Demand Registration Statement to be promptly declared effective under the Securities Act.

Section 3.1.2. Limitation on Demand Registrations. The Company shall not be obligated to take any action to effect any Demand Registration (i) within the one hundred eighty (180) day period after the Initial Offering is declared effective (unless otherwise consented to by the Company), (ii) if a Demand Registration was declared effective within the preceding ninety (90) days (unless otherwise consented to by the Company) or (iii) if the Company has undertaken more than two (2) Underwritten Public Offerings within any twelve (12)-month period.

Section 3.1.3. Demand Notice. Promptly upon receipt of a Demand Registration Request pursuant to Section 3.1.1 (but in no event more than five (5) Business Days thereafter), the Company shall deliver a written notice (a “Demand Notice”) of any such Demand Registration Request to all other Holders and the Demand Notice shall offer each such Holder the opportunity to include in the Demand Registration that number of Registrable Securities as each such Holder may request in writing. Subject to Section 3.1.7, the Company shall include in the Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after receipt by such other Investor of a Demand Notice.

Section 3.1.4. Demand Withdrawal. The Investors, that have properly requested its Registrable Securities be included in a Demand Registration pursuant to Section 3.1.1 or Section 3.1.3 may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the execution of the underwriting agreement entered into in connection with the applicable Demand Registration Statement. Upon receipt of a notice to such effect with respect to all of the Registrable Securities included in such Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement.

Section 3.1.5. Effective Registration. The Company shall use reasonable best efforts to cause the Demand Registration Statement to become effective and remain effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or, if such Demand Registration Statement relates to an Underwritten Public Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by Law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer.

Section 3.1.6. Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a Demand Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Company shall not be permitted to exercise a Demand Suspension more than once during any twelve (12)month period for a period not to exceed sixty (60) days. In the case of a Demand Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders in writing upon the termination of any Demand Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or amend the Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the holders of a majority of Registrable Securities that are included in such Demand Registration Statement.

Section 3.1.7. Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Public Offering of the Registrable Securities included in a Demand Registration advise the Company in writing following consultation with the Company and Champion or, if after the Distribution, the Sponsors that, in its or their good faith opinion, the number of securities requested to be included in such Demand Registration exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be, in the case of any Demand Registration, (x) first, allocated to each Holder that has requested to participate in such Demand Registration an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the good faith opinion of such managing underwriter or underwriters can be sold without having such adverse effect.

Section 3.2. Shelf Registration.

Section 3.2.1. Request for Shelf Registration.

(a) Upon the written request from time to time of Champion or, if after the Distribution, any Sponsor (a “Shelf Registration Request”), the Company shall promptly file with the SEC a shelf Registration Statement pursuant to Rule 415 under the Securities Act (or any successor thereto) covering the resale of all Registrable Securities held by the Holders on a delayed or continuous basis (“Shelf Registration Statement”) relating to the offer and sale of Registrable Securities by any Holders thereof from time to time in accordance with the methods of distribution elected by such Holders, and the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to promptly become effective under the Securities Act. Any such Registration pursuant to a Shelf Registration Request shall hereinafter be referred to as a “Shelf Registration.” If the Company is eligible to file the Shelf Registration Statement on Form S-3 (“Form S-3 Shelf”), it shall file the Shelf Registration Statement on Form S-3; if not, the Company shall file the Shelf Registration Statement on Form S-1 (“Form S-1 Shelf”). If the Company shall file a Form S-1 Shelf, the Company shall convert the Form S-1 Shelf to a Form S-3 Shelf after the Company becomes eligible to use Form S-3 or any successor thereto. The “Plan of Distribution” section of such Form S-1 or Form S-3, as applicable, shall permit all lawful means of disposition of Registrable Securities, including firm-commitment underwritten public offerings, block trades, agented transactions, sales directly into the market, purchases or sales by brokers, hedging transactions and sales not involving a Public Offering.

(b) When the Company becomes a WKSI, (i) the Company shall give written notice to all of the Holders as promptly as practicable but in no event later than five (5) Business Days thereafter, and such notice shall describe, in reasonable detail, the basis on which the Company has become a WKSI, and (ii) the Company shall, as promptly as practicable, register, under an Automatic Shelf Registration Statement, the resale of all of the Registrable Securities held by the Holders in accordance with the terms of this Agreement. The Company shall use its reasonable best efforts to file such Automatic Shelf Registration Statement as promptly as practicable, but in no event later than fifteen (15) Business Days after it becomes a WKSI, and to cause such Automatic Shelf Registration Statement to remain effective thereafter until there are no longer any Registrable Securities held by the Holders. The Company shall give written notice of filing such Registration Statement to all of the Holders as promptly as practicable thereafter.

Section 3.2.2. Shelf Registration Notice. Promptly upon receipt of a Shelf Registration Request (but in no event more than five (5) Business Days thereafter), the Company shall deliver a written notice (a “Shelf Registration Notice”) of any such request to all other Holders, which notice shall specify, if applicable, the amount of Registrable Securities to be registered, and the Shelf Registration Notice shall offer each such Holder the opportunity to include in the Shelf Registration that number of Registrable Securities as each such Holder may request in writing. The Company shall include in such Shelf Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) Business Days after receipt by such other Investor of a Shelf Registration Notice.

Section 3.2.3. Continued Effectiveness. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming part of the Shelf Registration Statement to be usable by Holders until the earlier of: (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder); and (ii) the date as of which no Holder holds Registrable Securities (such period of effectiveness, the “Shelf Period”). Subject to Section 3.2.4, the Company shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable law.

Section 3.2.4. Suspension of Registration. If the continued use of such Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, however, that the Company shall not be permitted to exercise a Shelf Suspension more than one time during any twelve (12)-month period for a period not to exceed sixty (60) days. In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders in writing upon the termination of any Shelf Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or amend the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration Statement or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the holders of a majority of Registrable Securities that are included in such Shelf Registration Statement.

Section 3.2.5. Shelf Takedown.

(a) At any time during which the Company has an effective Shelf Registration Statement with respect to a Holder’s Registrable Securities, by notice to the Company specifying the intended method or methods of disposition thereof, Champion, or, if after the Distribution, any Sponsor may make a written request subject to the restrictions set forth herein (a “Shelf Takedown Request”) to the Company to effect a Public Offering, including an Underwritten Shelf Takedown, of all or a portion of such Holder’s Registrable Securities that may be registered under such Shelf Registration Statement; provided, however, that if the Shelf Takedown Request is for an Underwritten Shelf Takedown, the aggregate offering price of all Registrable Securities of such initiating Investor, that are subject to the Shelf Takedown Request must be reasonably expected to be at least $25,000,000 before any deduction of any underwriting discounts or commissions (or, if less than $25,000,000, be in respect of all of the Registrable Securities held by such Investor), and as soon as practicable the Company shall amend or supplement the Shelf Registration Statement as necessary for such purpose.

(b) Promptly upon receipt of a Shelf Takedown Request (but in no event shall such notice be given later than 5:00 p.m., New York City time, on the earlier of (i) the second trading day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with pre-pricing marketing efforts for the relevant Underwritten Shelf Takedown is expected to be finalized, and (ii) the second trading day prior to the date on which the pricing of the relevant Underwritten Shelf Takedown occurs) for any Underwritten Shelf Takedown, the Company shall deliver a notice (a “Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Registration Statement, or to all other Holders if such Registration Statement is undesignated (each a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. The Company shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein by 5:00 p.m., New York City time, on the earlier of (x) the trading day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with pre-pricing marketing efforts for the relevant Underwritten Shelf Takedown is expected to be finalized, and (y) the trading day prior to the date on which the pricing of the relevant Underwritten Shelf Takedown occurs. Notwithstanding the delivery of any Shelf Takedown Notice, all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 3.2.5 shall be determined by Champion or, if after the Distribution, the Sponsor requesting the Shelf Takedown Request pursuant to Section 3.2.5(a).

(c) Notwithstanding Section 3.2.5(a), the Company shall not be obligated to take any action to effect any Underwritten Shelf Takedown if an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days (unless otherwise consented to by the Company).

Section 3.2.6. Priority of Securities Sold Pursuant to Shelf Takedowns. If the managing underwriter or underwriters of a proposed Underwritten Shelf Takedown pursuant to Section 3.2.5 advise the Company in writing following consultation with the Company and the Holders that, in its or their good faith opinion, the number of securities requested to be included in the proposed Underwritten Shelf Takedown exceeds the number that can be sold in such Underwritten Shelf Takedown without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such offering shall be (x) first, allocated to each Holder that has requested to participate in such Underwritten Shelf Takedown an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the good faith opinion of such managing underwriter or underwriters can be sold without having such adverse effect.

Section 3.3. Piggyback Registration.

Section 3.3.1. Participation. If the Company at any time proposes to file a Registration Statement under the Securities Act or to conduct a Public Offering with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than (i) a Registration under Sections 3.1 or 3.2 of this Agreement, (ii) a Registration on Form S-4 or Form S-8 or any successor form to such forms or (iii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company or its subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement), then, as soon as practicable (but in no event less than thirty (30) Business Days prior to the proposed date of filing of such Registration Statement or, in the case of a Public Offering under a Shelf Registration Statement, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to all Holders, and such Piggyback Notice shall offer the Holders the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 3.3.2, the Company shall include in such Registration Statement or in such Public Offering as applicable, all such Registrable Securities that are requested to be included therein within twenty (20) Business Days after the receipt by such Holder of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, or the pricing or trade date of a Public Offering under a Shelf Registration Statement, the Company determines for any reason not to register or sell or to delay the Registration or sale of such securities, the Company shall give written notice of such determination to each Holder and, thereupon, (i) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such Registration or Public Offering (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders entitled to request that such Registration or sale be effected as a Demand Registration under Section 3.1 or an Underwritten Shelf Takedown under Section 3.2, as the case may be, and (ii) in the case of a determination by the Company to delay Registration or sale, in the absence of a request for a Demand Registration or an Underwritten Shelf Takedown, as the case may be, the Company shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities. Any Holder shall have the right to withdraw, without obligations to any other Holder, all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Company of its request to withdraw. In the event of any Underwritten Shelf Takedown or that any registration referred to in this Section 3.3.1 shall be, in whole or in part, an underwritten Public Offering, such Registrable Securities shall be included in the underwriting on the same terms and conditions as the shares otherwise being sold through underwriters under such Underwritten Shelf Takedown or registration.

Section 3.3.2. Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs the Company and the participating Holders in writing following consultation with the Company, and Champion or, if after the Distribution, the Sponsors, that, in its or their good faith opinion, the number of securities that such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that the Company proposes to sell, and (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the good faith opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated among the Holders that have requested to participate in such Registration based on an amount equal to the lesser of (x) the number of such Registrable Securities requested to be sold by such Holder, and (y) a number of such shares equal to such Holder’s Pro Rata Portion, and (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.

Section 3.3.3. No Effect on Other Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 3.3 shall be deemed to have been effected pursuant to Sections 3.1 and 3.2 or shall relieve the Company of its obligations under Sections 3.1 and 3.2.

Section 3.3.4. Certain Provisions Relating to Demand Registrations. The Company shall be obligated to effect such Demand Registration in accordance with the following provisions:

(a) the obligations of the Company with respect to any Demand Registration shall be deemed satisfied only upon termination of the applicable Period of Distribution;

(b) the obligations of the Company with respect to any Underwritten Shelf Takedown shall be deemed satisfied upon completion by each underwriter of the distribution of all securities purchased by it pursuant to such Underwritten Shelf Takedown; and

(c) without the prior written consent of Champion or, if after the Distribution, any Sponsor, the Company will not effect any other registration of any Common Shares, whether for its own account or that of other holders, from the date of receipt of a Demand Registration Request (including a Demand Registration Request for an Underwritten Shelf Takedown) until the completion of the applicable Period of Distribution (determined as provided in the last paragraph of this Section 3.3.4).

For purposes of this Agreement, the “Period of Distribution” of Registrable Securities in an underwritten Public Offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the Period of Distribution of Registrable Securities in any other registration shall be deemed to extend until all Registrable Securities covered thereby are either sold or cease to be Registrable Securities; provided, that (x) in the case of a Demand Registration, such period shall not extend beyond the date, if any, specified by Champion or, if after the Distribution, the requesting Sponsor in their Demand Registration Request and (y) in the case of a registration that is not a Demand Registration, such period shall not extend beyond the date, if any, specified by the Company in the Piggyback Notice.

Section 3.4. Lock-Up Agreements. In connection with each Registration or sale of Registrable Securities pursuant to Section 3.1, 3.2 or 3.3 conducted as an Underwritten Public Offering, each Holder agrees, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the underwriter(s) of such Underwritten Public Offering restricting such Holder’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such Holder or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to the Underwritten Public Offering and ending on the date specified by the underwriters (such period not to exceed one hundred eighty (180) days from the date of effectiveness for the Initial Offering and ninety (90) days (or such shorter period as may be agreed with the underwriters) from the effective date of the Registration

Statement (or the date of the prospectus or prospectus supplement in the case of underwritten Shelf Takedowns) for all subsequent Underwritten Public Offerings). The terms of such lock-up agreements shall be negotiated among Champion, or, if after the Distribution, the Sponsors, the Company and the underwriters and shall include customary carve-outs from the restrictions on Transfer set forth therein. With respect to each relevant offering, the Company shall use its reasonable best efforts to cause all of its executive officers and directors (and managers, if applicable) to execute holdback agreements that contain restrictions that are no less restrictive than the restrictions contained in the lock-up agreements executed by the Holders.

Section 3.5. Registration Procedures.

Section 3.5.1. Requirements. In connection with the Company’s obligations under Section 3.1, Section 3.2, Section 3.3 and Section 3.4, the Company shall use its reasonable best efforts to effect such Registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

(a) As promptly as practicable prepare the required Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith and the Prospectus, and provide the selling Sponsors and Investors Counsel (as defined below) reasonable opportunity to participate in the drafting of, review of and comment on the Registration Statement and all exhibits or financial statements filed therewith and the Prospectus, and, before filing a Registration Statement or Prospectus or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Sponsors selling Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Sponsors and their respective counsel, (y) make such changes in such documents concerning the Sponsors prior to the filing thereof as such Sponsors, or the Investors Counsel, may reasonably request and (z) except in the case of a Registration under Section 3.3 not file any Registration Statement or Prospectus or amendments or supplements thereto to which the Sponsors, in such capacity, Investors Counsel or the underwriters, if any, shall reasonably object;

(b) prepare and file (and afford the selling Sponsors and Investors Counsel reasonable opportunity to review and comment thereon) with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (x) reasonably requested by any Sponsor with Registrable Securities covered by such Registration Statement, (y) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

(c) immediately notify the participating Holders, Investors Counsel and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (i) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement thereto has been filed, (ii) of any comments by the SEC, or any request by the SEC or other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus, or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the Registration, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, (iv) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in any material respect and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(d) immediately notify each selling Holder, Investors Counsel and the managing underwriter or underwriters, if any, of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders, Investors Counsel and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus, which shall correct such misstatement or omission or effect such compliance; provided, however, that the selling Holders shall have the opportunity to participate in the drafting of, review of and comment on any such amendment or filing prior to its filing;

(e) to the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any Shelf Registration Statement, the Company shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment;

(f) use its reasonable best efforts to prevent the issuance of, or obtain the withdrawal of, any stop order suspending the effectiveness of the Registration Statement or of any other order or notice preventing or suspending the use of any preliminary or final Prospectus;

(g) promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and Champion or, if after the Distribution, any Sponsor agrees should be included therein relating to the plan of distribution with respect to such Registrable

Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

(h) furnish to each selling Holder, Investors Counsel and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(i) deliver to each selling Holder, Investors Counsel and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto and such other documents as such Holder, Investors Counsel or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that the Company shall consent to the use of such Prospectus or any amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto);

(j) on or prior to the date on which the applicable Registration Statement becomes effective, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1 or Section 3.2, as applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(k) cooperate with the selling Holders, Investors Counsel and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request prior to any sale of Registrable Securities to the underwriters;

(l) use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(m) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and, as applicable, provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company (in the case of a Registration Statement);

(n) make such representations and warranties to the Holders being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in public offerings similar to the offering then being undertaken;

(o) enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the Requisite Investor or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

(p) obtain for delivery to the Holders being registered and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the most recent effective date of the Registration Statement or, in the event of an Underwritten Public Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

(q) in the case of an Underwritten Public Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Holders included in such Registration or sale, a comfort letter from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(r) cooperate with each selling Holder of Registrable Securities covered by the applicable registration statement and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(s) use its reasonable best efforts to comply with all applicable securities laws and the rules and regulations of the SEC and, if a Registration Statement was filed, make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(t) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement not later than the effective date of such Registration Statement;

(u) use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company’s equity securities are then listed or quoted and on each interdealer quotation system on which any of the Company’s equity securities are then quoted;

(v) make available for inspection by a representative appointed by Champion or, if after the Distribution, any Sponsor by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Holders or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement and permit the selling Holder, their counsel and such underwriters, attorneys, accountants or agents to participate in the preparation of such registration statement;

(w) in the case of an Underwritten Public Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters or selling Holders in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(x) take no direct or indirect action prohibited by Regulation M under the Exchange Act;

(y) take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any Registration complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(z) cooperate with the holders of Registrable Securities subject to the Registration Statement and with the managing underwriter or agent, if any, to facilitate any Charitable Gifting Event and to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to permit any such recipient Charitable Organization to sell in the Public Offering if it so elects; and

(aa) take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

Section 3.5.2. Company Information Requests. The Company may require each seller of Registrable Securities as to which any Registration or sale is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such

Registration or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

Section 3.5.3. Discontinuing Registration. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.5.1, such Holder will discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1, or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, or any amendments or supplements thereto, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1 or is advised in writing by the Company that the use of the Prospectus may be resumed.

Section 3.6. Underwritten Offerings.

Section 3.6.1. Shelf and Demand Registrations. If requested by the underwriters for any Underwritten Public Offering, pursuant to a Registration or sale under Sections 3.1 or 3.2, the Company shall enter into a customary underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to each of the Company, Champion or, if after the Distribution, the participating Sponsors, and the underwriters, and containing such provisions as are customary in the securities business for such an arrangement between major underwriters, selling shareholders and a company of the Company’s size and investment stature. The holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof, and such Holders shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder under such agreement shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

Section 3.6.2. Piggyback Registrations. If the Company proposes to register or sell any of its securities under the Securities Act as contemplated by Section 3.3 and such securities are to be distributed through one or more underwriters, the Company shall, if requested by any Holder pursuant to Section 3.3 and, subject to the provisions of Section 3.3.2, use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration or sale all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration or sale. The holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters and shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements and containing such provisions as are customary in the securities business for such an arrangement between major underwriters, selling shareholders and a company of the Company’s size and investment stature. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

Section 3.6.3. Selection of Underwriters. In the case of the Initial Offering, the managing underwriter or underwriters to administer the offering shall be determined by Champion, or if after the Distribution, by a majority of the Sponsors. In the case of any subsequent Underwritten Public Offering, the managing underwriter shall be determined by the Sponsor(s) holding a majority of the Registrable Securities proposed to be included by the Sponsor(s), in the aggregate, in such Underwritten Public Offering; provided that in the case of an Underwritten Public Offering under Section 3.3, the managing underwriter or underwriters to administer the offering shall be determined by the Company.

Section 3.7. No Inconsistent Agreements; Additional Rights. Neither the Company nor any of its subsidiaries shall hereafter enter into, and neither the Company nor any of its subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement. Without Requisite Investor Approval, neither the Company nor any of its subsidiaries shall enter into any agreement granting registration or similar rights to any Person, and the Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement.

Section 3.8. Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants or independent auditors of the Company and any subsidiaries of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vii) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (viii) all fees and expenses incurred in connection with the distribution or Transfer of Registrable Securities to or by a Holder (with the exception of the Founder) or its Permitted Transferees in connection with a Public Offering, (ix) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration or sale, (x) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), and (xi) all expenses related to the “road show” for any Underwritten Public Offering, including the reasonable out-of-pocket expenses of the Holders and underwriters, if so requested. All such expenses are referred to herein as “Registration Expenses”. The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

Section 3.9. Indemnification.

Section 3.9.1. Indemnification by the Company. The Company shall indemnify and hold harmless, to the full extent permitted by law, each Holder, each shareholder, member, limited or general partner of such Holder, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, advisory board members, managers, trustees, representatives, employees, advisors, and agents and each Person who controls or may be deemed to be a controlling Person (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives (each such person, a “Covered Person”) from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses and any indemnity and contribution payments made to underwriters ) (each, a “Loss” and collectively “Losses”), joint or several, arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained or incorporated by reference in any Registration Statement under which such Registrable Securities are registered or sold under the Securities Act (including any final, preliminary or final prospectus or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including any report and other document filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading or (iii) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such registration, disclosure document or other document or report; and will reimburse such Covered Person for any legal or any other expenses incurred by it in connection with investigating or defending any such Loss; provided, that no Covered Person shall be entitled to indemnification pursuant to this Section 3.9.1 in respect of any untrue statement or omission contained in any information relating to such seller Holder furnished in writing by such selling Holder to the Company specifically for inclusion in a Registration Statement and used by the Company in conformity therewith (such information “Selling Shareholder Information”). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Covered Person or any indemnified party and shall survive the Transfer of such securities by such Covered Person and regardless of any indemnity agreed to in the underwriting agreement that is less favorable to the Covered Person. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above (with appropriate modification) with respect to the indemnification of the indemnified parties.

Section 3.9.2. Indemnification by the Selling Holders. Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in such selling Holder’s Selling Shareholder Information. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.4 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale.

Section 3.9.3. Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the indemnifying party has agreed in writing to pay such fees or expenses, (ii) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (iii) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (iv) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 3.9.3, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

Section 3.9.4. Contribution. If for any reason the indemnification provided for in Section 3.9.1 and Section 3.9.2 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein (other than as a result of exceptions or limitations on indemnification contained in Section 3.9.1 and Section 3.9.2), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 3.9.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.9.4. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 3.9.1 and 3.9.2 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.9.4, in connection with any Registration Statement filed by the Company, a selling Holder shall not be required to contribute any amount in excess of the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.2 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale. If indemnification is available under this Section 3.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 3.9.1 and 3.9.2 hereof without regard to the provisions of this Section 3.9.4. The remedies provided for in this Section 3.9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at Law or in equity.

Section 3.10. Rules 144 and 144A and Regulation S. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

Section 3.11. Existing Registration Statements. Notwithstanding anything herein to the contrary and subject to applicable Law and regulation, the Company may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a Registration Statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided that such previously filed Registration Statement may be, and is, amended or, subject to applicable securities laws, supplemented to add the number of Registrable Securities, and, to the extent necessary, to identify as selling shareholders those Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement. To the extent this Agreement refers to the filing or effectiveness of other Registration Statements, by or at a specified time and the Company has, in lieu of then filing such Registration Statements or having such Registration Statements become effective, designated a previously filed or effective Registration Statement as the relevant Registration Statement for such purposes, in accordance with the preceding sentence, such references shall be construed to refer to such designated Registration Statement, as amended or supplemented in the manner contemplated by the immediately preceding sentence.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association. The Company and its subsidiaries shall be jointly and severally liable for all obligations of each such party pursuant to this Agreement.

Section 4.2. Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by facsimile or e-mail, or (iii) sent by overnight courier, in each case, addressed as follows:

If to the Company to:

Champion Enterprises Holdings, LLC

755 West Big Beaver Road, Suite 1000

Troy, MI 48084

Attention: General Counsel

Fax: (248) 273-4268

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

The Prudential Tower

800 Boylston Street

Boston, Massachusetts 02119

Attention: David Fine and Zachary Blume

Facsimile: (617) 235 0030 and (617) 235 9705

If to the Bain Shareholder, to:

Sankaty Champion Holdings, LLC

111 Huntington Avenue

Boston, MA 02199

Attention: Michael Bevacqua

Facsimile Number: (617) 516-2010

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention: David Fine and Zachary Blume

Facsimile: (617) 235 0030 and (617) 235 9705

If to the Centerbridge Shareholder, to:

Centerbridge Capital Partners AIV I, L.P.

375 Park Avenue, 12th Floor

New York, NY 10152

Attention: Daniel Osnoss

Facsimile Number: (212) 672-453

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention: David Fine and Zachary Blume

Facsimile: (617) 235 0030 and (617) 235 9705

If to the MAK Capital Shareholder, to:

MAK Capital Fund L.P.

590 Madison Avenue, #902

New York, NY 10022

Attention: Michael Kaufman

Facsimile Number: (212) 486-4779

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention: David Fine and Zachary Blume

Facsimile: (617) 235 0030 and (617) 235 9705

If to the Founder to:

Arthur J. Decio

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Facsimile: [         ]

E-mail: [        ]

with a copy (which shall not constitute notice) to:

Barnes & Thornburg LLP

52700 Independence Court, Suite 150

Elkhart, Indiana 46514

Attention: David P. Hooper

Facsimile: (317) 231 7433

Notice to the holder of record of any Registrable Securities shall be deemed to be notice to the holder of such securities for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by facsimile or e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) two (2) Business Days after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

Section 4.3. Termination and Effect of Termination. This Agreement shall terminate upon the date on which no Holder holds any Registrable Securities, except for the provisions of Sections 3.9 and 3.10, which shall survive any such termination. No termination under this Agreement shall relieve any Person of liability for breach or Registration Expenses incurred prior to termination. In the event this Agreement is terminated, each Person entitled to indemnification rights pursuant to Section 3.9 hereof shall retain such indemnification rights with respect to any matter that (i) may be an indemnified liability thereunder and (ii) occurred prior to such termination. No termination of this Agreement will affect the obligation of any party pursuant to Section 4.16, all of which obligations will, in addition to this Section 4.3 survive termination of this Agreement for a period of two (2) years from the date of such termination.

Section 4.4. Permitted Transferees. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns and nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The rights and obligations of the Company hereunder shall not be assigned without the written consent of Champion or, if after the Distribution, a majority of the Sponsors. The rights and obligations of any Investor (including those rights and obligations specific to the Sponsors) shall not be assigned without the written consent of Champion or, if after the Distribution, a majority of the Sponsors; provided, however, that any Investor may assign its rights and obligations hereunder without consent to a transferee in connection with the transfer by such Investor of 10% or more of the Common Shares then issued and outstanding. Notwithstanding the foregoing, the rights of any Investor hereunder are assignable without consent to a transferee in connection with any transfer of Registrable Securities (including by means of transferring securities that are directly or indirectly convertible into or exercisable or exchangeable for Registrable Securities) so long as (1) such transferee expressly agrees to become bound hereby as an “Investor” hereunder pursuant to a written instrument in form and substance reasonably satisfactory to the Company and Champion or, if after the Distribution, a majority of the Sponsors and (2) notice of such transfer is given to the Company and Champion or, if after the Distribution, the Sponsors. In addition, the rights of Champion or, if after the Distribution, the Sponsors, hereunder are assignable, in whole or in part, without consent to a transferee in connection with any transfer of Registrable Securities (including by means of transferring securities that are directly or indirectly convertible into or exercisable or exchangeable for Registrable Securities) so long as (1) such transferee expressly agrees to become bound hereby as a “Sponsor” hereunder pursuant to a written instrument in form and substance reasonably satisfactory to the Company and Champion or, if after the Distribution, a majority of the Sponsors and (2) notice of such transfer is given to the Company and Champion or, if after the Distribution, the Sponsors. Any attempted assignment in violation of this Section 4.4 shall be null and void.

Section 4.5. Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 4.6. Amendments. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the holders of a majority of the Registrable Securities under this

Agreement; provided, however, that any amendment, modification, extension or termination that disproportionately and adversely affects any Holder shall require the prior written consent of such Holder. Each such amendment, modification, extension or termination shall be binding upon each party hereto. In addition, each party hereto may waive any right hereunder by an instrument in writing signed by such party.

Section 4.7. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 4.8. Consent to Jurisdiction. The parties hereto agree that any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter thereof (a “Legal Proceeding”) seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Federal District Court for the Southern District of Indiana located in Indianapolis, Indiana and any appellate court therefrom. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such Legal Proceeding in any manner permitted by Indiana law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4.2 hereof is reasonably calculated to give actual notice.

Section 4.9. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4.9 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 4.10. Merger; Binding Effect, Etc. This Agreement, together with the other Transaction Documents and the Investor Rights Agreement, constitutes the entire agreement of the parties with respect to their subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Holder or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

Section 4.11. Counterparts. This Agreement may be executed in any number of counterparts, and delivered by facsimile, PDF or otherwise, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 4.12. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 4.13. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Holder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Holder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such, for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 4.14. Additional Registration Rights. Without the consent of Champion or, if after the Distribution, the majority of the Sponsors, the Company shall not grant any registration rights to any other person that are inconsistent or conflict with the registration rights granted hereunder.

Section 4.15. Changes in Registrable Securities and Common Stock. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof as may be required so that the rights and privileges granted hereby shall continue with respect to the Registrable Securities as so changed and the Company shall make appropriate provision in connection with any merger, consolidation, reorganization or recapitalization that any successor to the Company (or resulting parent thereof) shall agree, as a condition to the consummation of any such transaction, to expressly assume the Company’s obligations hereunder. In addition, the definition of “Common Shares” herein shall be adjusted appropriately to reflect any changes resulting from a stock split, stock dividend, combination, reclassification, merger, consolidation, reorganization, recapitalization or similar transaction.

Section 4.16. Confidentiality. Each Holder agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than as permitted by this Agreement, any confidential information obtained from the Company or the other Holders pursuant to this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 4.16 by such Holder or its Affiliates), (b) is or has been independently developed or conceived by such Holder without use of the confidential information of the Company or any Holder or (c) is or has been made known or disclosed to such Holder by a third party (other than an Affiliate of such Holder) without a breach of any obligation of confidentiality such third party may have; provided, however, that a Holder may disclose confidential information (x) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with the transactions contemplated by this Agreement and monitoring its investment in the Company, (y) to any Affiliate of such Holder and their respective directors, officers and employees, in each case in the ordinary course of business, or (z) as may otherwise be required by Law or legal, judicial or regulatory process or requested by any regulatory or self-regulatory authority or examiner, provided that such Holder takes reasonable steps to minimize the extent of any required disclosure described in this clause (z); and provided, further, however, that the acts and omissions of any Person to whom such Holder may disclose confidential information pursuant to clauses (x) and (y) of the preceding proviso will be attributable to such Holder for purposes of determining such Holder’s compliance with this Section 4.16.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Company:	SKYLINE CORPORATION

By:
Name:
Title:

Champion:	CHAMPION ENTERPRISES HOLDINGS, LLC
By:
Name: Title:

Investors:

SANKATY CHAMPION HOLDINGS, LLC
By: Bain Capital Credit Member, LLC, its manager

By:
Name:
Title:

SANKATY CREDIT OPPORTUNITIES IV, L.P.

By:
Name:
Title:

CCP CHAMPION INVESTORS, LLC

	By:	Centerbridge Associates, L.P.,
its manager

		By:	Centerbridge GP Investors, LLC, its general partner

By:
			Name:	Susanne V. Clark
			Title:	General Counsel, Senior
Managing Director

CENTERBRIDGE CAPITAL PARTNERS AIV I, L.P.

By:	Centerbridge Associates, L.P.,
its general partner

By:	Centerbridge GP Investors, LLC, its general partner

By:
			Name:	Susanne V. Clark
			Title:	General Counsel, Senior
Managing Director

CENTERBRIDGE CAPITAL PARTNERS STRATEGIC AIV I, L.P.

By:	Centerbridge Associates, L.P.,
its general partner

By:	Centerbridge GP Investors, LLC, its general partner

By:
			Name:	Susanne V. Clark
			Title:	General Counsel, Senior
Managing Director

CENTERBRIDGE CAPITAL PARTNERS SBS, L.P.

By:	Centerbridge Associates, L.P.,
its general partner

By:	Centerbridge GP Investors, LLC,
its general partner

By:
Name:	Susanne V. Clark
Title:	General Counsel, Senior
Managing Director

MAK CHAMPION INVESTMENT LLC
By: MAK Capital Fund L.P.
By:
Name: Michael A. Kaufman
Title: President

Founder:

Arthur J. Decio

Exhibit D

Form of Investor Rights Agreement

Exhibit D

INVESTOR RIGHTS AGREEMENT

by and among

SKYLINE CORPORATION,

CHAMPION ENTERPRISES HOLDINGS, LLC,

BAIN CAPITAL CREDIT,

CENTERBRIDGE PARTNERS,

and

MAK CHAMPION INVESTMENT, LLC

Dated as of [•], 2018

-i-

7.8.	Indemnity and Liability	15
7.9.	Indemnification Priority	16

ARTICLE 8 CONFIDENTIALITY		16

ARTICLE 9 GOVERNING LAW; JURISDICTION, ETC.		17

9.1.	Governing Law; Venue	17
9.2.	Exercise of Rights and Remedies	17

-ii-

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of [•], 2018 by and among:

(i)	Skyline Corporation, an Indiana corporation (together with its successors and permitted assigns, the “Company”);

(ii)	Champion Enterprises Holdings, LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Investor”);

(iii)	Sankaty Champion Holdings, LLC, a Delaware limited liability company (“SCH”), Sankaty Credit Opportunities IV, L.P., a Delaware limited partnership (together with SCH and their successors and permitted assigns, “Bain Capital Credit”);

(iv)	Centerbridge Capital Partners AIV I, L.P., a Delaware limited partnership (“CCP AIV”), Centerbridge Capital Partners Strategic AIV I, L.P., a Delaware limited partnership (“CCP Strategic”), Centerbridge Capital Partners SBS, L.P., a Delaware limited partnership (“CCP SBS”), CCP Champion Investors, LLC, a Delaware limited liability company (together with CCP AIV, CCP Strategic, CCP SBS and their successors and permitted assigns, “Centerbridge Partners”); and

(v)	MAK Champion Investment LLC, a Delaware limited liability company (together with its successors and permitted assigns, “MAK” and, together with Bain Capital Credit and Centerbridge Partners, the “Contributor Investors”).

RECITALS

A. WHEREAS, Company and the Investor have entered into that certain Share Contribution & Exchange Agreement dated as of January 5, 2018 (the “Exchange Agreement”), pursuant to which Investor has agreed to contribute all of the issued and outstanding shares of (i) capital stock of CHB International B.V., a Dutch corporation and (ii) capital stock of Champion Home Builders, Inc., a Delaware corporation, to Company, and in exchange, Company has agreed to issue the Exchange Shares (as defined in the Exchange Agreement) to the Investor or its members (such transaction, the “Exchange”);

B. WHEREAS, upon the consummation of the Exchange, the Investor or its members, will hold Company Common Shares;

C. WHEREAS, the Contributor Investors are the owners of the majority of the outstanding limited liability company interests of Investor;

D. WHEREAS, the parties hereto intend to conduct an Initial Offering;

E. WHEREAS, upon the Distribution, it is intended that the Company Common Shares held by the Investor (if any) at such time will be distributed to, inter alia, the Contributor Investors; and

F. WHEREAS, the Company, the Investor and the Contributor Investors desire to set forth their agreements regarding certain matters, including voting rights with respect to the Company Common Shares following the Exchange and the Distribution.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

EFFECTIVENESS; DEFINITIONS.

1.1. Effective Date. This Agreement shall become effective upon the consummation of the Exchange (the “Closing”).

1.2. Definitions. Certain terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Article 6 hereof.

ARTICLE 2

BOARD MATTERS.

2.1. Initial Board Composition.

(a) Number of Directors. Effective as of the Closing and until the closing of the Initial Offering, the size of the Board shall consist of not more than eleven (11) members.

(b) Board Composition. The Company agrees to take all necessary actions to ensure that the composition of the Board is as follows:

(i) effective as of the second day following the Closing, the two (2) directors (one of whom is an Independent Director) nominated to the Initial Board by the Board pursuant to the Exchange Agreement (the “Skyline Director” and the “Skyline Independent Director” respectively);

(ii) effective as of the second day following the Closing, nine (9) directors nominated to the Initial Board by the Investor or, if after the Distribution, the Contributor Investors (the “Initial Investor Designees”);

(iii) following the Distribution and until the Closing of the Initial Offering, the Company shall use its reasonable best efforts to cause the Board, whether acting through a duly authorized committee or otherwise, to include in the slate of nominees recommended to the shareholders of the Company (the “Shareholders”) for election as a director at any annual or special meeting of the Shareholders (or, if permitted, by any action by written consent of the Shareholders) at or by which directors of the Company are to be elected, including by calling a special meeting of the Board, any committee thereof and/or the Shareholders, the designees selected pursuant to this Section 2.1(b)(iii), and to use reasonable best efforts to solicit proxies in favor of the election of any such individuals to the Board from the Shareholders eligible to vote for the election of directors as of the record date for such meeting, the following members to the Board:

(1) Until the first meeting of the Shareholders for the election of directors to the Board held after the two (2) year anniversary of the Closing, the Skyline Director and the Skyline Independent Director (to the extent each such director is eligible to and elects to stand for reelection to the Board and, in the case of the Skyline Independent Director, as a member of the audit committee of the Board);

(2) Up to nine (9) directors nominated to the Board by the Investor or, if after the Distribution, the Contributor Investors;

(3) Such additional number of Independent Directors, if any, as is necessary so that the aggregate number of Independent Directors to be elected pursuant to this Section 2.1(b)(iii) is equal to three (3), which such Independent Directors shall be nominated by the Contributor Investors by a majority vote of the Contributor Investors; and

(4) Such additional number of directors, if any, as is necessary so that the aggregate number of directors to be elected pursuant to this Section 2.1(b)(iii) is equal to eleven (11), which such directors shall be nominated by the Contributor Investors by a majority vote of the Contributor Investors.

(c) Board Actions. Board Actions. The Company shall prevent the Board from taking any actions (other than actions taken with the consent of a majority of the Contributor Investors, such consent not to be unreasonably withheld, or actions otherwise required by applicable law), including at a meeting of the Board or by written consent, between the Closing and the appointment of the Initial Investor Designees pursuant to Section 2.1(b)(ii), except as may be required to effect the appointment of the Initial Investor Designees, and acknowledges that the approval of any such prohibited action by a director may constitute cause under Article IV, Section 4 of the By-laws of the Company.

2.2. Subsequent Board Compositions.

(a) Board Size. Effective as of immediately following the closing of the Initial Offering, the size of the Board shall be reduced to not more than nine (9) members. The Investor or, if after the Distribution, the Contributor Investors, shall cause that number of Initial Investor Designees to resign from the Board effective as of the closing of the Initial Offering so that the composition of the Board shall be as set forth in Section 2.2(b) or Section 2.2(c), as applicable.

(b) Controlled Company. Except as set forth in Section 2.2(b)(i), so as long as the Aggregate Ownership Percentage of Investor or, if after the Distribution, the Contributor Investors collectively, is greater than fifty percent (50%) and the Company is able to comply with the requirements of Section 802 of the New York Stock Exchange American Company Guide (the “Majority Independent Director Requirement”) or, alternatively, the Majority Independent Director Requirement does not apply to the Company, the Board shall be as set forth in this Section 2.2(b). The Company shall use its reasonable best efforts to cause the Board, whether acting through a duly authorized committee or otherwise, to include in the slate of nominees recommended to the shareholders of the Company (the “Shareholder”) for election as a director at any annual or special meeting of the Shareholders (or, if permitted, by any action by written consent of the Shareholders) at or by which directors of the Company are to be elected, including by calling a special meeting of the Board, any committee thereof and/or the Shareholders, recommending to Shareholders the election of the designees selected pursuant to this Section 2.2(b), and using its reasonable best efforts to solicit proxies in favor of the election of any such individuals to the Board from the Shareholders eligible to vote for the election of directors as of the record date for such meeting, the following members to the Board:

(i) Until the first meeting of the Shareholders for the election of directors to the Board held after the two (2) year anniversary of the Closing, the Skyline Director and the Skyline Independent Director (to the extent each such director is eligible to and elects to stand for reelection to the Board);

(ii) The Chief Executive Officer of the Company;

(iii) Up to six (6) directors nominated to the Board by Investor, or, if after the Distribution, the Contributor Investors. If nominated by the Contributor Investors after the time of the Distribution, such six (6) directors shall be nominated as follows:

(1) each Contributor Investor shall have the right (but not the obligation) to nominate to the Board one (1) director for so long as such Contributor Investor’s Aggregate Ownership Percentage is greater than five percent (5%) (such ownership percentage, the “Director Nominating Threshold”); and

(2) each Contributor Investor shall have the right (but not the obligation) to nominate to the Board one (1) Independent Director for so long as such Contributor Investor’s Aggregate Ownership Percentage is greater than fifteen and one-half percent (15.5%) (such ownership percentage, the “Independent Director Nominating Threshold” and, collectively, with the Director Nominating Threshold, the “Ownership Thresholds”);

(iv) Such additional number of Independent Directors, if any, as is necessary so that the aggregate number of Independent Directors to be elected pursuant to this Section 2.2(b) is equal to four (4), which such Independent Directors shall be nominated by the Contributor Investors by a majority vote of the aggregate number of Company Common Shares then held by all Contributor Investors; and

(v) Such additional number of directors, if any, as is necessary so that the aggregate number of directors to be elected pursuant to this Section 2.2(b) is equal to nine (9), which such directors shall be nominated by the Contributor Investors by a majority vote of the aggregate number of Company Common Shares then held by all Contributor Investors.

(c) Independent Company. If the Aggregate Ownership Percentage of the Investor, or, if after the Distribution, the Contributor Investors collectively, is not greater than fifty percent (50%), the Board shall be as set forth in this Section 2.2(c). The Company shall use its reasonable best efforts to cause the Board, whether acting through a duly authorized committee or otherwise, to include in the slate of nominees recommended to the Shareholders for election as a director at any annual or special meeting of the Shareholders (or, if permitted, by any action by written consent of the Shareholders) at or by which directors of the Company are to be elected, including by calling a special meeting of the Board, any committee thereof and/or the Shareholders, recommending to Shareholders the election of the designees selected pursuant to this Section 2.2(c), and using its reasonable best efforts to solicit proxies in favor of the election of any such individuals to the Board from the Shareholders eligible to vote for the election of directors as of the record date for such meeting, the following members to the Board:

(i) The Chief Executive Officer of the Company;

(ii) Up to three (3) directors nominated to the Board by the Investor, or, if after the Distribution, the Contributor Investors. If nominated by the Contributor Investors after the time of the Distribution, each Contributor Investor shall have the right (but not the obligation) to nominate to the Board one (1) director for so long as such Contributor Investor’s Aggregate Ownership Percentage is greater than the Director Nominating Threshold; and

(iii) Such number of Independent Directors as is required to comply with the Majority Independent Director Requirement; provided, however, that:

(1) one (1) such Independent Director shall be the Skyline Independent Director (to the extent such director is eligible to and elects to stand for reelection to the Board), until the first meeting of the Shareholders for the election of directors to the Board held after the two (2) year anniversary of the Closing;

(2) each Contributor Investor shall have the right (but not the obligation) to nominate one (1) Independent Director for so long as such Contributor Investor’s Aggregate Ownership Percentage is greater than the Independent Director Nominating Threshold; and

(3) any remaining Independent Directors shall be jointly nominated by the affirmative vote of a majority of the directors of the Board.

(d) The Company shall use its reasonable best efforts to cause each individual designated pursuant to this Section 2.2 to be nominated for election as a director on the Board, and to take all other necessary actions, subject to applicable law and Applicable Governance Rules, to ensure that the composition of the Board is as set forth in this Section 2.2; provided that, notwithstanding anything in this Article 2 to the contrary, any director on the Board shall be required to meet the minimum qualifications for directors set forth in the Company’s Corporate Governance Guidelines then in effect (which qualifications shall not be amended without the prior written consent of a majority of the Investor Designees, other than to comply with Applicable Governance Rules based on the written advice of outside counsel to the Company). Without limiting the foregoing, at any annual or special meeting of the Shareholders at which directors are to be elected, the Company shall use its reasonable best efforts to either re-nominate for election each then-serving Investor Designee or such other Investor Designee(s) as the Investor or the Contributor Investors, as the case may be, may designate to the Company in writing. In connection with any designation by any Contributor Investor or Investor of an Investor Designee pursuant to the preceding sentence, the Investor and the Contributor Investors, as applicable, agree to provide to the Company all information concerning such Investor Designee(s) reasonably required and requested by the Company to the extent necessary for the Company to comply with Applicable Governance Rules and applicable disclosure rules.

(e) For the avoidance of doubt, the Company acknowledges and agrees that any Investor Designee may, at the discretion of Investor or the Contributor Investors, as the case may be, be an existing director, officer, employee or consultant of the Investor, any Contributor Investor or any of their respective Affiliates, or any other individual that has a relationship (material or otherwise) with the Investor, any Contributor Investor or any of their respective Affiliates.

2.3. Removal and Replacement; Vacancies. If the Investor or, if after the Distribution, any Contributor Investor loses its right to nominate a director to fill a directorship pursuant to Section 2.2, such Investor or Contributor Investor shall cause such applicable Investor Designee to resign his or her directorship effective as of such date. If, following election to the Board, any Investor Designee resigns, is removed in accordance with the By-laws of the Company, or is unable to serve for any reason prior to the expiration of his or her term as a director, then the Investor or, if after the Distribution, the Contributor Investor that designated such Investor Designee, as applicable, shall designate a replacement; provided that the Investor or such Contributor Investor maintains its right to nominate a director to fill such directorship pursuant to Section 2.2. If any designating Person or group fails to designate a nominee to fill any directorship, then such directorship shall be designated by the affirmative vote of a majority of the directors of the Board.

2.4. Board Committees.

(a) Effective as of the Closing, and at all times thereafter, the Board shall establish and maintain, as applicable, an audit committee, compensation committee, and nominating and corporate governance committee, and such other Board committees as the Board deems appropriate or as required by any Applicable Governance Rules, having such duties and responsibilities as are customary for such committees or as are required by any Applicable Governance Rules. The Company shall provide for the Investor Designees to have at least the same proportional representation (rounded to the nearest whole number, but not less than one) on each Board committee as the Investor Designees collectively have on the Board; provided that, to the extent that such proportional representation is not permissible under the independence requirements of Applicable Governance Rules (based on the written advice of outside counsel to the Company), the maximum number of Investor Designees permissible under such independence requirements shall be included on such committee, subject to the right of the Investor or, if after the Distribution, the Contributor Investors, to appoint an Observer to such committee pursuant to Section 2.5(b). From and after the Closing, subject to applicable law and Applicable Governance Rules (based on the written advice of outside counsel to the Company), the Company agrees to take all other necessary actions to ensure that the composition of each Board committee is as set forth in this Section 2.4(a).

(b) Audit Committee.

(i) The Company agrees to take all necessary actions to ensure that, effective as of the Closing, and at all times thereafter, the audit committee of the Board is composed of at least three (3) Independent Directors in accordance with Applicable Governance Rules.

(ii) The Skyline Independent Director shall serve on the audit committee of the Board until the expiration of the obligations set forth in Sections 2.1(b)(iii)(1) and 2.2(b)(i). Notwithstanding anything to the contrary in this Agreement, if the Skyline Independent Director declines to serve on, or is no longer eligible to be a member of, the audit committee of the Board, such Skyline Independent Director shall immediately resign from his or her position as a member of the board of directors of the Company and shall not be eligible to be nominated as the Skyline Independent Director following such resignation.

(c) Nominating and Corporate Governance and Compensation Committees. If, at any time following the Closing, the Aggregate Ownership Percentage of the Investor or, if after the Distribution, the Contributor Investors collectively, is not greater than fifty percent (50%), the Company agrees to take all other necessary actions to ensure that, and at all times thereafter, each of the nominating and corporate governance and compensation committees of the Board is composed of at least three (3) Independent Directors, with each Contributor Investor having the right (but not the obligation) to nominate to each such committee one (1) Investor Designee (whom shall be an Independent Director) for so long as such Contributor Investor’s Aggregate Ownership Percentage is greater than the Independent Director Nominating Threshold. The remaining members of each such committee, if any, shall be jointly nominated by the affirmative vote of a majority of the directors of the Board, subject to applicable law and Applicable Governance Rules.

2.5. Observer Rights.

(a) Board. Any Contributor Investor may, at its election and upon written notice to the Company, appoint a designated representative to serve as a non-voting “observer” (an “Observer”) on the Board in addition to the Investor Designees serving on the Board, provided that such Contributor

Investor’s Aggregate Ownership Percentage is greater than the Director Nominating Threshold. In addition, until the first meeting of the Shareholders for the election of directors to the Board held after the two (2) year anniversary of the Closing, Arthur J. Decio shall be an Observer with all the rights, preferences, and privileges afforded to Observers under this Agreement.

(b) Committees. To the extent that, due to the independence requirements of Applicable Governance Rules (based on the written advice of outside counsel to the Company), any Board committee or Subsidiary board committee may not include the full number of Investor Designees as set forth in Section 2.4, any Contributor Investor may, at its election and upon written notice to the Company, appoint an Investor Designee to serve as an Observer on such committee in addition to the Investor Designees serving on such committee.

(c) Each Observer shall (i) be provided by the Company with all notices of meetings, consents, minutes and other written materials that are provided to the directors serving on the Board or committee at the same time as such materials are provided to such directors and (ii) be entitled to attend all meetings of the Board or applicable committee. The Company shall reimburse each Observer for all travel and lodging expenses in connection with the attendance by the Observer at any Board or committee meeting on the same terms, and subject to the same policies, as shall apply to the other directors of the Company serving on the Board or such committee.

2.6. Period. Each of the foregoing provisions of this Article 2 shall expire on the earlier of (a) a Change of Control, and (b) with respect to any particular provision, the last date permitted by applicable law.

2.7. Voting Agreement. After the Distribution, each Contributor Investor hereby agrees to cast all votes to which such Contributor Investor is entitled, whether at any annual or special meeting, by written consent or otherwise, so as to establish the size of the Board as provided in Section 2.1(a), and to elect the Investor Designees identified in Sections 2.2(b) and 2.2(c).

ARTICLE 3

OTHER COVENANTS AND AGREEMENTS.

3.1. Information and Consultation Rights. The Company hereby agrees that for so long as the Investor’s Aggregate Ownership Percentage or, if after the Distribution, any Contributor Investor’s Aggregate Ownership Percentage is greater than the Director Nominating Threshold, the Company shall:

(a) Information Rights. Provide the Investor or, if after the Distribution, any applicable Contributor Investor, and each of their respective designated representatives with:

(i) the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect the books and records of the Company and its Subsidiaries, at such times as the Investor or any Contributor Investor, as applicable, shall reasonably request but not more frequently than once per quarter;

(ii) as soon as available, consolidated balance sheets and statements of income and cash flows of the Company and its Subsidiaries as of the end of such period or year then ended, as applicable, prepared in conformity with generally accepted accounting principles in the United States, and with respect to each fiscal year end statement together with an auditor’s report thereon of a firm of established national reputation; and

(iii) to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act actually prepared by the Company as soon as available;

provided that, in each case, if the Company makes the information described in Sections 3.1(a)(ii) and 3.1(a)(iii) available through public filings on the EDGAR system or any successor or replacement system of the Commission, the delivery of the information shall be deemed satisfied by such public filings.

(b) Consultation Rights. Make appropriate officers and directors of the Company, and its Subsidiaries, available periodically and at such times as reasonably requested by the Investor or, if after the Distribution, the Contributor Investors, for consultation with the Investor, the Contributor Investors, or its or their designated representatives, as applicable, with respect to matters relating to the business and affairs of the Company and its Subsidiaries.

3.2. Freedom to Pursue Opportunities. The parties expressly acknowledge and agree that (i) the Investor, each Contributor Investor, and each of their respective Affiliates (including any Investor Designee or Observer) has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, on its own account or in partnership with, or as an employee, officer, director or shareholder of, any other Person, including those lines of business deemed to be competing with the Company or any of its Subsidiaries, (ii) none of the Company or any of its Subsidiaries shall have any rights in and to the business ventures of the Investor, any Contributor Investor or any of their respective Affiliates (including any Investor Designee or Observer), or the income or profits derived therefrom (other than in its capacity as a Shareholder), and (iii) in the event that the Investor, any Contributor Investor or any of their respective Affiliates (including any Investor Designee or Observer) acquires knowledge of a potential transaction or matter that may be an opportunity for the Company, except to the extent that any such transaction or opportunity comes to such Person’s attention solely through the role of any Investor Designee or Observer, neither the Investor, any Contributor Investor nor any of their respective Affiliates (including any Investor Designee or Observer) shall have any duty (contractual or otherwise) to communicate or present such opportunity to the Company or any of its Subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its Subsidiaries (or any of their respective Affiliates) for breach of any duty (contractual or otherwise) by reason of the fact that the Investor, such Contributor Investor or any of their respective Affiliates (including any Investor Designee or Observer), directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to the Company or any of its Subsidiaries.

3.3. No Restrictions on the Company, the Investor or the Contributor Investors.

(a) Without the prior written consent of the Company, after the date hereof, the Investor or, after the Distribution, any Contributor Investor, shall not, and shall cause their respective Affiliates not to, take any action or execute any agreement that would purport to bind the Company or any of its Subsidiaries as a “subsidiary,” “affiliate” or similar related party of the Investor, any Contributor Investor or any of their respective Affiliates, including any provision or covenant that would purport to limit the freedom of the Company or any of its Subsidiaries to (i) sell any products or services to any Person or in any geographic region, (ii) engage in any line of business or compete with any other Person, (iii) obtain products or services from any Person, (iv) solicit for employment, employ or otherwise engage any Persons as a service provider, or (v) disclose or use the confidential information of any Person (other than with respect to confidential information of a third party provided to the Company or any of its Subsidiaries by the Investor, any Contributor Investor or any of their respective Affiliates).

(b) Without the prior written consent of the Investor or, if after the Distribution, the Contributor Investors, after the date hereof, the Company shall not, and shall cause its Affiliates not to, take any action or execute any agreement that would purport to bind the Investor, any Contributor Investor or any of their respective Affiliates as an “affiliate,” “shareholder” or similar related party of the Company or any of its Subsidiaries, including any provision or covenant that would purport to limit the freedom of the Investor, any Contributor Investor or any of their respective Affiliates to (i) sell any products or services to any Person or in any geographic region, (ii) engage in any line of business or compete with any other Person, (iii) obtain products or services from any Person, (iv) solicit for employment, employ or otherwise engage any Persons as a service provider, or (v) disclose or use the confidential information of any Person (other than with respect to confidential information of a third party provided to the Investor, any Contributor Investor or any of their respective Affiliates by the Company or any of its Subsidiaries).

ARTICLE 4

REMEDIES.

The parties shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.

ARTICLE 5

AMENDMENT, TERMINATION, ETC.

5.1. Oral Modifications. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.

5.2. Written Modifications. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the Investor or, if after the Distribution, the Company and each of the Contributor Investors. Each such amendment shall be binding upon each party hereto. In addition, each party hereto may waive any right hereunder by an instrument in writing signed by such party. To the extent the amendment of any Section of this Agreement would require a specific consent pursuant to this Section 5.2, any amendment to the definitions used in such Section shall also require the specified consent.

5.3. Termination. Notwithstanding the foregoing Section 5.2, this Agreement shall terminate with respect to the Investor effective upon the Distribution and with respect to any Contributor Investor when such Contributor Investor’s Aggregate Ownership Percentage is not greater than the Director Nominating Threshold. Subject to Section 5.4, upon the effective time of any such termination as set forth in the prior sentence, the Investor or such Contributor Investor will no longer be a party to this Agreement and shall no longer have any rights or obligations provided herein.

5.4. Effect of Termination. No termination under this Agreement shall relieve any Person of liability for breach prior to termination. In the event this Agreement is terminated, Investor and the Contributor Investors shall retain the indemnification rights pursuant to Sections 7.8 and 7.9 hereof with respect to any matter that (i) may be an Indemnified Liability and (ii) occurred prior to such termination. In the event this Agreement is terminated with respect to any Contributor Investor pursuant to Section 5.3, the first sentence of Section 2.3 shall remain in full force and effect and survive any such termination of this Agreement. No termination of this Agreement will affect the obligation of any party pursuant to Article 8, all of which obligations will, in addition to this Section 5.4, survive termination of this Agreement for a period of two (2) years from the date of such termination.

ARTICLE 6

DEFINITIONS. FOR PURPOSES OF THIS AGREEMENT:

6.1. Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Article 6:

(1) The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(2) The word “including” shall mean including, without limitation;

(3) Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

(4) The masculine, feminine and neuter genders shall each include the other.

6.2. Definitions. The following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of the Investor or any Contributor Investor (and vice versa), (b) if such specified Person is an investment fund, any other investment fund the primary investment advisor to which is the primary investment advisor to such specified Person or an Affiliate thereof and (c) if such specified Person is a natural Person, any family member of such natural Person.

“Aggregate Ownership Percentage” means, with respect to any Person at any time, a fraction (expressed as a percentage) equal to (i) the aggregate number of Company Securities beneficially owned by such Person (together with his, her or its Affiliates) at such time divided by (ii) the aggregate number of all outstanding Company Securities at such time.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Governance Rules” means the requirements of any applicable federal or state securities laws or the rules, regulations or listing standards promulgated by any national securities exchange on which the Company Common Shares are traded.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Change of Control” means the occurrence of (a) any consolidation or merger of the Company with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the Shareholders immediately prior to such consolidation, merger, reorganization or transaction, own capital stock either (i) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (ii) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the Board or other surviving entity immediately after such consolidation, merger, reorganization or transaction; (b) any stock sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any Person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Commission under the Exchange Act), other than the Investor, any Contributor Investor and their respective Affiliates, excluding, in any case referred to in clause (a) or (b) any bona fide primary or secondary public offering; or (c) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” has the meaning set forth in the Preamble.

“Company Common Shares” means common shares, $0.0277 par value per share, of Company.

“Company Securities” means (i) Company Common Shares, (ii) securities convertible or exercisable into, or exchangeable for, Company Common Shares, (iii) any other equity or equity-linked security issued by the Company and (iv) options, warrants or other rights to acquire any of the foregoing.

“Distribution” has the meaning set forth in the Registration Rights Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Indemnified Liabilities” has the meaning set forth in Section 7.8.

“Indemnified Liability” has the meaning set forth in Section 7.8.

“Indemnitees” has the meaning set forth in Section 7.8.

“Independent Directors” means each director of the Board who, as of the time of determination, (i) qualifies as “independent” under the Applicable Governance Rules and (ii) is not a director, manager, principal, partner, officer or employee of, and otherwise has no material relationship with, the Investor, any Contributor Investor, any other Person whose Aggregate Ownership Percentage is 2% or higher or any of their respective Affiliates.

“Initial Offering” has the meaning set forth in the Registration Rights Agreement.

“Investor Designee” means any director of the Board who has been designated by the Investor or any Contributor Investor pursuant to Article 2 hereof.

“Investor” has the meaning set forth in the Preamble.

“Legal Proceeding” means any action, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, insolvency, bankruptcy, liquidation, administration, receivership, involuntary arrangement, compromise or schedule with creditors, moratorium, stay or limitation of creditors rights, interim or provisions supervision by a court or court appointee, winding up or striking off, or similar event, investigative or appellate proceeding), hearing, inquiry, audit, examination, conciliation, expert determination or investigation or other process commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental body or any arbitrator or arbitration panel.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Registration Rights Agreement” means that certain Registration Rights Agreement among the parties hereto dated as of the date hereof.

“Securities Act” means the Securities Act of 1933, as in effect from time to time.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

ARTICLE 7

MISCELLANEOUS.

7.1. Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.

7.2. Notices. Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by facsimile, (c) sent by overnight courier or (d) sent by registered mail with postage prepaid, in each case, addressed as follows:

(a) If to the Company, to:

Skyline Corporation

P.O. Box 743

2520 By-Pass Road

Elkhart, IN 46515

Attn: John C. Firth

Email: JCFirth@qdi.com

with copies to:

Barnes & Thornburg LLP

11 S. Meridian Street

Indianapolis, IN 46204

Attn: David P. Hooper

Email: dhooper@btlaw.com

Fax: (317) 231-7433

(b) If to the Investor, to:

Champion Enterprises Holdings, LLC

755 West Big Beaver Road, Suite 1000

Troy, MI 48084

Attention: General Counsel

Fax: (248) 273-4268

with copies to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Facsimile: (617) 951-7050

Attention: David A. Fine and Zachary Blume

(c) If to Bain Capital Credit, to:

Sankaty Champion Holdings, LLC

111 Huntington Avenue

Boston, MA 02199

Attention: Michael Bevacqua

Facsimile Number: (617) 516-2010

with copies to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Facsimile: (617) 951-7050

Attention: David A. Fine and Zachary Blume

(d) If to Centerbridge Partners, to:

Centerbridge Capital Partners AIV I, L.P.

375 Park Avenue, 12th Floor

New York, NY 10152

Attention: Daniel Osnoss

Facsimile Number: (212) 672-453

with copies to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Facsimile: (617) 951-7050

Attention: David A. Fine and Zachary Blume

(e) If to MAK, to:

MAK Capital Fund L.P.

590 Madison Avenue, #902

New York, NY 10022

Attention: Michael Kaufman

Facsimile Number: (212) 486-4779

with copies to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Facsimile: (617) 951-7050

Attention: David A. Fine and Zachary Blume

Notice to the holder of record of any shares of capital stock shall be deemed to be notice to the holder of such shares for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date received, if personally delivered, (b) on the date received if delivered by facsimile on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (c) two (2) Business Days after being sent by overnight courier or registered mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

7.3. Binding Effect, Etc. This Agreement, together with the Exchange Agreement and the Registration Rights Agreement constitute the entire agreement of the parties with respect to their subject matter, supersede in their entirety all prior or contemporaneous oral or written agreements, or discussions with respect to such subject matter and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, neither the Company, Investor nor any Contributor Investor may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void; provided, however, that notwithstanding the foregoing, effective upon the Distribution, the rights and obligations of Investor shall automatically inure to the benefit of the Contributor Investors and the prior written consent shall not be required in connection therewith.

7.4. Descriptive Heading. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

7.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

7.6. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

7.7. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company, the Investor and each Contributor Investor covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of the Investor, any Contributor Investor or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of the Investor, any Contributor Investor or any current or future member of the Investor, Contributor Investor, or any of their respective current or future director, officer, employee, partner or members or of any Affiliate or assignee thereof, as such, for any obligation of the Investor or any Contributor Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

7.8. Indemnity and Liability. The Company shall indemnify, exonerate and hold the Investor, each Contributor Investor and their respective partners, shareholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (an “Indemnified Liability” and, collectively, the “Indemnified Liabilities”), as a result of, arising out of, or in any way relating to (i) this Agreement, the Exchange, any transaction to which the Company is a party or any other circumstances with respect to the Company (other than any such Indemnified Liabilities to the extent such Indemnified Liabilities arise out of any breach of this Agreement or the Registration Rights Agreement by such Indemnitee or its affiliated or associated Indemnitees or other related Persons or any transaction entered into after the consummation of the closing of the Exchange or other circumstances existing after the consummation of the closing of the Exchange with respect to which the interests of such Indemnitee or its affiliated or associated Indemnitees were adverse to the interests of the Company) or (ii) operations of, or services provided by any of the Indemnitees to the Company or any of its Affiliates from time to time (including but not limited to any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of the Company or its accountants or other representatives, agents or Affiliates); provided that the foregoing indemnification rights shall not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence, willful misconduct, or fraud, and further provided that, if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 7.8, none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be promptly repaid by such Indemnitee to the Company. The rights of any Indemnitee to indemnification hereunder shall be in addition to any other rights any such Person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. None of the Indemnitees shall in any event be liable to the Company or any of its Affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute gross negligence, willful misconduct, or fraud.

7.9. Indemnification Priority. The Company acknowledges and agrees that the Company shall be fully and primarily responsible for the payment of all Indemnified Liabilities to each Indemnitee, howsoever such right to indemnification or advancement from the Company arises, without regard to (i) any right of recovery the Indemnitee may have from a third party or (ii) any right to insurance coverage that the Indemnitee may have under any insurance policy. Under no circumstance shall the Company be entitled to any right of subrogation, reimbursement, exoneration, indemnification or contribution from any such third party or insurance carrier pursuant to any right of indemnification that the Indemnitee may have under any contract, insurance policy or otherwise, and the Company shall not have any right to participate in any claim or remedy of the Indemnitee in respect thereof. No right of indemnification, reimbursement, advancement of expenses or insurance coverage or any other right of recovery the Indemnitee may have from any third party or insurance carrier shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company under Section 7.8. The Company hereby unconditionally and irrevocably waives, relinquishes and releases, and covenants and agrees not to exercise any rights that it may now have or hereafter acquire against any Indemnitee that arises from or relates to the existence, payment, performance or enforcement of the Company’s obligations under this Agreement or under any other indemnification agreement (whether pursuant to contract, by-laws or charter), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Indemnitee against any third party or insurance carrier, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.

ARTICLE 8

CONFIDENTIALITY.

The Investor and each Contributor Investor agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than as permitted by this Agreement, any confidential information provided to or learned by such party in connection with their respective rights under this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Article 8 by such party or its Affiliates), (b) is or has been independently developed or conceived by such party without use of such confidential information or (c) is or has been made known or disclosed to such party by a third party (other than an Affiliate of such party) without a breach of any obligation of confidentiality such third party may have; provided, however, that the Investor or a Contributor Investor may disclose confidential information (x) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection their respective rights under this Agreement, (y) to any Affiliate of such party and their respective directors, officers and employees, in each case in the ordinary course of business, or (z) as may otherwise be required by law or legal, judicial or regulatory process or requested by any regulatory or self-regulatory authority or examiner, provided that such party takes reasonable steps to minimize the extent of any required disclosure described in this clause (z); and provided, further, however, that the acts and omissions of any Person to whom such Investor or Contributor Investor may disclose confidential information pursuant to clauses (x) and (y) of the preceding proviso will be attributable to such party for purposes of determining such party’s compliance with this Article 8. Notwithstanding any contrary provision herein, the Company shall not disclose any material, non-public information of the Company to any Person outside of the Company pursuant to the terms of this Agreement except in accordance with Commission Regulation FD, and all other applicable federal and state securities laws.

ARTICLE 9

GOVERNING LAW; JURISDICTION, ETC.

9.1. Governing Law; Venue.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Federal District Court for the Southern District of Indiana located in Indianapolis, Indiana and any appellate court therefrom. Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party hereto agrees that notice or the service of process in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 7.2 or in any other manner permitted by applicable law.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.2. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

COMPANY:	SKYLINE CORPORATION
Name:
Title:

INVESTOR:	CHAMPION ENTERPRISES HOLDINGS, LLC
By:
Name:
Title:

CONTRIBUTOR INVESTORS:

SANKATY CHAMPION HOLDINGS, LLC
By: Bain Capital Credit Member, LLC, its manager

By:

Name:
Title:

SANKATY CREDIT OPPORTUNITIES IV, L.P.

By:
Name:
Title:

CCP CHAMPION INVESTORS, LLC

By: Centerbridge Associates, L.P., its manager

By: Centerbridge GP Investors, LLC, its general partner

By:
Name:	Susanne V. Clark
Title:	General Counsel, Senior Managing Director

CENTERBRIDGE CAPITAL PARTNERS AIV I, L.P.

By: Centerbridge Associates, L.P.,
its general partner

By: Centerbridge GP Investors, LLC, its general partner

By:
Name:	Susanne V. Clark
Title:	General Counsel, Senior Managing Director

CENTERBRIDGE CAPITAL PARTNERS STRATEGIC AIV I, L.P.

By: Centerbridge Associates, L.P.,
its general partner

By: Centerbridge GP Investors, LLC, its general partner

By:
Name:	Susanne V. Clark
Title:	General Counsel, Senior Managing Director

CENTERBRIDGE CAPITAL PARTNERS SBS, L.P.

By: Centerbridge Associates, L.P.,
its general partner

By: Centerbridge GP Investors, LLC, its general partner

By:
Name:	Susanne V. Clark
Title:	General Counsel, Senior Managing Director

MAK CHAMPION INVESTMENT LLC
By:	MAK Capital Fund L.P.

By:
Name:	Michael A. Kaufman
Title:	President

Exhibit E

Form of Transition Services Agreement

Exhibit E

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT is made and entered into as of [•], 2018 (this “Agreement”), by and among:

(i) Skyline Corporation, an Indiana corporation (“Company”) and

(ii) Champion Enterprises Holdings, LLC, a Delaware limited liability company (“Contributor”)

Company and Contributor are each a “Party” and referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, Company and Contributor have entered into that certain Share Contribution & Exchange Agreement dated as of the date hereof (the “Contribution & Exchange Agreement”), pursuant to which Contributor has agreed to contribute all of the issued and outstanding shares of (i) capital stock of CHB International B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and (ii) capital stock of Champion Home Builders, Inc., a Delaware corporation, to Company, and in exchange, Company has agreed to issue the Exchange Shares (such transaction, the “Exchange”); and

WHEREAS, in connection with the Exchange, Contributor is interested in obtaining, and the Company is interested in providing to Contributor, certain services from Company during a transition period commencing on the Closing Date (as defined in the Contribution & Exchange Agreement).

AGREEMENT:

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms not defined in this Agreement shall have the meanings assigned to them in the Contribution & Exchange Agreement. Any capitalized terms used in any Schedule or Annex but not otherwise defined therein, shall have the meaning as defined in this Agreement.

ARTICLE II

AGREEMENT TO PROVIDE AND ACCEPT SERVICES

2.1. Provision of Services. On the terms and subject to the conditions of this Agreement, Company shall provide, or shall cause its subsidiaries or third parties designated by it and pre-approved by Contributor in writing (such designated subsidiaries and third parties, together with Company, collectively the “Service Providers”) to provide, to Contributor the services set forth on Annex A and such other services reasonably requested by Contributor in connection with the management and dissolution of Contributor (collectively, the “Services”). Each of the Services shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein. Company shall in all cases retain responsibility for the Services to be performed by any Service Provider or other third-party subcontractors or any of Company’s affiliates.

2.2. Access. Contributor shall (a) make available on a timely basis to the Service Providers all information and materials reasonably requested by any of the Service Providers to enable it to provide the Services and (b) provide the Service Provider with reasonable access to its premises for the purpose of providing the Services. Company shall make available on a timely basis to Contributor and its representatives and advisors, as applicable, all information and materials reasonably requested by Contributor in connection with the Services.

ARTICLE III

SERVICES; PAYMENT; INDEPENDENT CONTRACTORS

3.1. Services To Be Provided. Unless otherwise agreed by the Parties, Company shall perform, or cause the other Service Providers to perform, the Services both (i) in a manner that is substantially similar in all material respects to the manner in which such Services were performed for the Contributor prior to the Exchange and in (ii) in a professional and workmanlike manner and with at least the same degree of care, skill, prudence, quality and efficiency as provided in connection with similar services performed by Company for operation of its own business. Company and all Service Providers will perform the Services in compliance with all applicable laws and regulations. Each Service Provider shall act under this Agreement solely as an independent contractor and not as an agent of Contributor.

3.2. Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES TO BE PERFORMED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

ARTICLE IV

TERM OF SERVICES

The provision of Services shall commence on the Closing Date and shall terminate upon delivery of written notice of termination by Contributor to the Company.

ARTICLE V

FORCE MAJEURE

Company shall not be liable for any interruption of Service or delay or failure to perform under this Agreement if such interruption, delay or failure results from causes beyond its reasonable control, including acts of any government, riot, insurrection or other hostilities, embargo, fire, flood, lightning, earthquake, storm, hurricane, tornado, explosion, acts of God or wrecks. In any such event, Company’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. Company will promptly notify Contributor, either orally or in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, Company will promptly resume, or cause such other relevant Service Provider to resume, its performance.

ARTICLE VI

LIABILITIES

6.1. Consequential and Other Damages. No Service Provider shall be liable, whether in contract, tort (including negligence and strict liability) or otherwise, for any special, indirect, incidental or consequential damages whatsoever which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by it hereunder or the provision of, or failure to provide, any Service hereunder, including with respect to loss of profits, business interruptions or claims of customers.

6.2. Limitation of Liability. In any event, the liability of any Service Provider with respect to this Agreement or any act or failure to act in connection herewith (including, but not limited to, the performance or breach hereof), or from the sale, delivery, provision or use of any Service provided under or covered by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, shall not exceed the fees previously paid to such Service Provider by Contributor in respect of the Service from which such purported liability flows.

6.3. Obligation To Reperform. In the event of any breach of this Agreement by any Service Provider with respect to any error or defect in the provision of any Service, Company shall, or shall cause such other Service Provider to, correct in all material respects such error or defect or reperform in all material respects such Service at the request of Contributor and at the expense of Company.

ARTICLE VII

TERMINATION

7.1. Effectiveness; Termination. This Agreement shall become effective upon the occurrence of the Closing. Notwithstanding anything herein to the contrary, this Agreement shall terminate, and the obligation of Company to provide or cause to be provided any Service shall cease, on the earliest to occur of (i) the last date indicated for the termination of any Service, (ii) the date on which the provision of all Services has terminated or been canceled pursuant to Article IV, (iii) the eighth (8th) anniversary of the Closing Date and (iv) the eighth (8th) anniversary of the effective time of the dissolution of the Contributor.

7.2. Breach of Agreement. Subject to Article VI, if either Party shall cause or suffer to exist any material breach of any of its material obligations under this Agreement, and that Party does not cure such default in all material respects within 30 days after receiving written notice thereof from the nonbreaching Party, the nonbreaching Party may terminate this Agreement, including the provision of Services pursuant hereto, immediately by providing written notice of termination.

7.3. Effect of Termination. Section 8.8, this Section 7.3 and Article VI shall survive any termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1. Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email with confirmed receipt before 5:00 p.m. (recipient’s time) on the date sent, on such Business Day; (c) if sent by email on a day other than a Business Day, or if sent by email with confirmed receipt at any time after 5:00 p.m. (recipient’s time) on the date sent, on the date on which receipt is confirmed, if a Business Day, and otherwise on the first Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

(a)	If to Contributor:

Champion Enterprises Holdings, LLC

775 West Big Beaver Road, Suite 1000

Troy, MI 48084

Attn: Keith Anderson; Roger Scholten

Email: kanderson@championhomes.com;

rscholten@championhomes.com

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, MA 02199

Attn.: David A. Fine

Zachary Blume

Email: david.fine@ropesgray.com

zachary.blume@ropesgray.com

Fax: (617) 235-0030

(617) 235-9705

(b)	If to Company:

Skyline Corporation

P.O. Box 743

2520 By-Pass Road

Elkhart, IN 46515

Attn: John C. Firth

Email: JCFirth@qdi.com

With a copy (which shall not constitute notice) to:

Barnes & Thornburg LLP

11 S. Meridian Street

Indianapolis, IN 46204

Attn: David P. Hooper

Email: david.hooper@btlaw.com

Fax: (317) 231-7433

8.2. Amendment. This Agreement may not be amended except by an instrument in writing signed by each Party.

8.3. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

8.4. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the Parties, with respect to the subject matter hereof.

8.5. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (if any) of the foregoing. Neither Company nor Contributor may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided that Company may delegate performance of all or any part of its obligations under this Agreement, and assign the rights relating thereto, to (i) any subsidiary of Company or (ii) third parties to the extent such third parties are routinely used to provide such Services to other subsidiaries, divisions or business units of Company; and provided, further that, in each case, no such delegation shall in any way affect Company’s rights (including the provisions of Article VI) and obligations under this Agreement.

8.6. Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each Party and their subsidiaries and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.1.

8.7. Waivers. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Any Party may, with respect to the other Party, (a) extend the time for the performance of any of the obligations or other acts, and (b) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the Party or Parties to be bound.

8.8. Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) The Parties agree that any legal proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement shall be brought in the Federal District Court for the Southern District of Indiana located in Indianapolis, Indiana and any appellate court therefrom. Each Party agrees, and Company shall cause each other Services Provider to agree, (i) to irrevocably submit to the exclusive jurisdiction of such court in respect of any legal or equitable legal proceeding arising out of or relating to this Agreement or relating to enforcement of any of the terms of this Agreement, and (ii) to waive, and not to assert, as a defense in any such legal proceeding, any claim that (a) it is not subject personally to the jurisdiction of such court, (b) the legal proceeding is brought in an inconvenient forum, (c) the venue of the legal proceeding is improper or (d) this Agreement may not be enforced in or by such courts. Each Party agrees, and Company shall cause each other Services Provider to agree, that notice or the service of process in any legal proceeding arising out of or relating to this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 8.1 or in any other manner permitted by applicable legal requirements.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

8.9. Confidentiality; Title to Data.

(a) Each Party agrees that any confidential information of the other Party received in the course of performance under this Agreement that is directly relevant to the Services shall be kept strictly confidential by the Parties, except that Company may, for the purpose of providing Services pursuant to this Agreement, disclose such information to any of its subsidiaries or to third party Service Providers to the extent reasonably necessary to provide Services; provided that any such third party shall have agreed to be bound by this Section 8.9; and either Party may disclose such information to the extent reasonably necessary in connection with the enforcement of this Agreement. Upon the termination of this Agreement, each Party and its subsidiaries shall return, and Company shall cause all other Service Providers to return, to the other Party all of such other Party’s and its subsidiaries’ confidential information to the extent that such information has not been previously returned. The obligations under this Section 8.9 shall not apply to (i) information of the disclosing Party or its subsidiaries that was known to the receiving Party, without restrictions on disclosure or use, prior to its coming within the knowledge of such receiving Party in the course of performance of this Agreement, (ii) information of the disclosing Party that is, or through no fault of the receiving Party becomes, publicly available and (iii) information which lawfully becomes available, without restriction on disclosure or use, from a third party.

(b) Contributor acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, and the licenses therefor which are owned by any Service Provider, by reason of the provision of the Services provided hereunder.

8.10. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” The term “or” shall not be exclusive. The term “will” shall be construed to have the same meaning as the term “shall”. The phrase “to the extent” shall mean the extent or degree to which a subject or thing extends, and shall not simply be construed to mean the word “if”. Except as otherwise indicated, all references in this Agreement to “Sections” and “Annexes” are intended to refer to Sections of this Agreement and Annexes to this Agreement. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Services Agreement shall refer to this Services Agreement as a whole and not to any particular provision of this Services Agreement.

(b) The headings contained in this Agreement or in any Schedule or Annex hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of any Schedule or Annex shall, unless the context otherwise manifestly requires, be deemed set forth for all purposes of the Schedules and Annexes. All Schedules and Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. When a reference is made in this Agreement to an Article, Section, Schedule or Annex, such reference shall be to an Article or Section of, or a Schedule or Annex to, this Services Agreement unless otherwise indicated.

8.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

[Signature Pages Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

CHAMPION ENTERPRISES HOLDINGS, LLC

By:
Name:
Title:

SKYLINE CORPORATION

By:
Name:
Title:

Annex A

Services

1.	Accounting and financial reporting

2.	Tax reporting and preparation of returns

3.	IT support for the above functions

4.	Cash and capital management

5.	Unit holder relations (communication and distribution of new shares)

6.	Liquidation procedures

7.	Maintenance of Corporate Records

Exhibit F

Company Charter Amendment

Exhibit F

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SKYLINE CHAMPION CORPORATION

ARTICLE I

NAME

The name of the Corporation is Skyline Champion Corporation.

ARTICLE II

PURPOSES

(a) To manufacture, build, construct, make and repair house trailers and cargo trailers, and parts for same; to buy, sell, trade and exchange, and to otherwise deal in new and used house trailers and cargo trailers, at wholesale and at retail; and to do any and all things legal, necessary or proper to be done for the successful conduct of the business herein contemplated and incident to said business.

(b) To make, construct, and build materials for the construction, alteration, or repair of any and all classes of dwelling houses, garages, outbuildings, farm buildings, commercial and industrial buildings, and improvements of any kind and nature whatsoever; to make, construct and build any and all classes of cabinets, and ready-cut and pre-fabricated housing and building materials and products.

(c) To conduct and carry on the business of builders and contractors for the purpose of building, erecting, constructing, altering, repairing or doing any other work in connection with any and all classes of dwelling houses, garages, outbuildings, farm buildings, commercial and industrial buildings, and improvements of any kind and nature whatsoever, including the locating, laying out and constructing of road, avenues, docks, slips, sewers, bridges, wells, walls and all classes of buildings, erections and works, both public and private, or integral parts thereof.

(d) To buy, sell, trade and deal in, at wholesale and retail, any and all kinds of new and second-hand building materials, and products.

(e) To acquire, purchase, own, lease and operate, and to sell, lease or otherwise dispose of any and all machinery, appliance and equipment necessary, convenient or incident to the conduct of the construction business.

(f) To acquire, purchase, own, sell and lease real estate.

(g) To pay for any property, real or personal, this corporation may acquire or purchase, with shares of the capital stock, bonds or other obligations or securities of this corporation, or to issue its shares of stock in exchange therefor.

(h) The foregoing clauses shall be construed as powers, as well as purposes, and the matters expressed in each clause shall, except if otherwise provided, be in no wise limited by reference to, or inference from, the terms of any other clause, but shall be regarded as independent powers and purposes; and the enumeration of specific powers and purposes shall not be construed to limit or restrict in any manner the meaning of the general terms or the general powers of the corporation; nor shall the expressing of one thing be deemed to exclude another not expressed; although it be of like nature.

(i) The corporation shall be authorized to exercise and enjoy all other powers, rights and privileges, granted by an Act of the General Assembly of the State of Indiana, entitled “The Indiana General Corporation Act”, approved March 16, 1929, to corporations organized thereunder, and all the powers conferred by all acts heretofore or hereafter amendatory of, or supplemental to, the said Act or the said laws; and the enumeration of certain powers as herein specified, is not intended as exclusive of, or as a waiver of, any of the powers, rights or privileges granted or conferred by said Act or the said laws now or hereafter in force; provided, however, that the corporation shall not, in any state, carry on any business or exercise any powers, which a corporation organized under the laws thereof could not carry on and exercise.

(j) To engage in all types and kinds of manufacturing, and any other lawful act or activity for which corporations may be organized under The Indiana General Corporation Law.

ARTICLE III

TERM OF EXISTENCE

The period during which the Corporation shall continue is perpetual.

ARTICLE IV

[Reserved]

ARTICLE V

AMOUNT OF CAPITAL STOCK

The total number of shares which the Corporation shall have the authority to issue is 115,000,000, consisting of 115,000,000 shares of common stock, having a par value of 2.77¢ per share (“Common Stock”).

ARTICLE VI

TERMS OF CAPITAL STOCK

(a) All shares of Common Stock shall have equal and identical rights, privileges, powers, obligations, restrictions and voting rights.

(b) No shareholder of the Corporation shall have a pre-emptive right to purchase, subscribe for or take any part of any stock or any part of any notes, debentures, bonds or other securities, whether or not convertible into, or carrying options or warrants to purchase stock of the Corporation hereafter issued, optioned or sold by it.

(c) Subscribers and shareholders shall be liable for the debts of the Corporation only to the extent of any unpaid portion of their subscriptions for shares of the Corporation or any unpaid portion of the consideration for the issuance to them of shares of the Corporation, and except for such liability the private property of the stockholders, directors and officers of this Corporation shall at all times be exempt from all corporate debts and liabilities whatsoever.

ARTICLE VII

VOTING RIGHTS OF CAPITAL STOCK

All holders of record of the Common Stock of the Corporation shall be entitled to one (1) vote for each share of such stock so held, upon any question presented at a regular or special meeting of shareholders.

The shareholders shall at no time have the right to accumulate their votes and distribute them among the candidates for election to the Board of Directors.

The Articles of Incorporation may be amended by the affirmative vote of the holders of a majority of the Corporation’s Common Stock at the time outstanding, and entitled to vote in respect thereof.

ARTICLE VIII

PAID-IN CAPITAL

The amount of paid-in capital, with which the Corporation is beginning business, is $100,000.00.

ARTICLE IX

DATA RESPECTING DIRECTORS

Section 1. Number.

The Corporation shall have such number of Directors as shall be specified in the By-Laws.

Section 2. Qualifications.

Directors need not be shareholders of the Corporation. A majority of the Directors at any time shall be citizens of the United States.

ARTICLE X

[Reserved]

ARTICLE XI

DATA RESPECTING INCORPORATORS

Section 1. Names and Post Office Addresses

The names and post-office addresses of the incorporators of the Corporation are as follows:

Name	Number and Street or Building	City	State
J. Arther Decio, Jr.,	2520 By-Pass Road,	Elkhart,	Indiana
Frank A. Vite,	3503 Gordon Road,	Elkhart,	Indiana
Michael DiVietro,	908 West Grove St.,	Mishawaka,	Indiana

Section 2. Age and Citizenship.

All of such incorporators are of lawful age; and all of such incorporators are citizens of the United States.

Section 3. Compliance with Provisions of Sections 15 and 16 of the Act.

The undersigned incorporators hereby certify that the person or persons intending to form the Corporation first caused lists for subscriptions to the shares of the capital stock of the Corporation to be opened at such time and place as he or they determined; when such subscriptions had been obtained in an amount not less than $1,000, such person or persons, or a majority of them, called a meeting of such subscribers for the purpose of designating the incorporators and of electing the first Board of Directors; the incorporators so designated are those named in Section 1 of this Article; and the Directors so elected are those named in Section 1 of Article X.

ARTICLE XII

PROVISIONS FOR REGULATION OF BUSINESS AND CONDUCT OF AFFAIRS OF CORPORATION

(a) The Board of Directors shall have the power, without the consent or vote of the shareholders, to make, alter, amend, change, add to, or repeal the By-Laws of the Corporation.

(b) The Corporation shall have the power to carry on and conduct its business or any part thereof, and to have one or more offices, in the State of Indiana, and in all other states, territories, colonies and dependencies of the United States, in the District of Columbia and in all or any foreign countries throughout the world; and to acquire, own, hold or use and to lease, mortgage, pledge, sell, convey, or otherwise dispose of property, real and/or personal, tangible and/or intangible, either within or outside of the State of Indiana.

(c) Regular or special meetings of the Board of Directors or Shareholders of the Corporation may be held within or without the State of Indiana.

Exhibit G

Company Bylaw Amendment

Exhibit G

AMENDED AND RESTATED BY-LAWS

OF

SKYLINE CHAMPION CORPORATION

(Amended and Restated as of [                 ])

ARTICLE I

IDENTIFICATION

Section 1. Name. The name of the Corporation shall be Skyline Champion Corporation (hereinafter referred to as the “Corporation”).

Section 2. Seal. The Corporation shall have a corporate seal which shall be as follows: a circular disc, on the outer margin of which shall appear the corporate name and state of incorporation, with the words “Corporate Seal” through the center, so mounted that it may be used to impress these words in raised letters upon paper. The seal shall be in charge of the Secretary of the Corporation.

Section 3. Fiscal Year. The fiscal year of the Corporation shall be a 52- or 53-week period that ends on the Saturday nearest March 31 in each year.

Section 4. Principal Office. The principal office (the “Principal Office”) of the Corporation shall be at P.O. Box 743, 2520 By-Pass Road, Elkhart, Indiana 46515, or such other place as shall be determined by resolution of the Board.

Section 5. Other Offices. The Corporation may have such other offices at such other places within or without the State of Indiana as the Board may from time to time designate, or as the business of the Corporation may require.

ARTICLE II

CAPITAL STOCK

Section 1. Consideration for Shares. The board of directors of the Corporation (the “Board”) shall cause the Corporation to issue the capital stock of the Corporation for such consideration as has been fixed by the Board in accordance with the provisions of the Articles of Incorporation of the Corporation (the “Articles”).

Section 2. Payment for Shares. Subject to the provisions of the Articles, the consideration for the issuance of shares of the capital stock of the Corporation may be paid, in whole or in part, in money, in other property, tangible or intangible, or in labor actually performed for, or services actually rendered to, the Corporation; provided, however that, the part of the surplus of a Corporation which is transferred to capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for the issuance of such shares. When payment of the consideration for which a share was authorized to be issued shall have been received by the Corporation, or when surplus shall have been transferred to capital upon the issuance of a share dividend, such share shall be declared and taken to be fully paid and not liable to any further call or assessment, and the holder thereof shall not be liable for any further payments thereon. In the absence of actual fraud in the transaction, the judgment of the Board as to the value of such property, labor, or services received as consideration, or the value placed by the Board upon the corporate assets in the event of a share dividend shall be conclusive. Promissory notes or future services shall not be accepted in payment or part payment of any of the capital stock of the Corporation.

Section 3. Certificates for Shares. Certificates for shares (“Certificates”) shall be in such form, consistent with law and the Articles, as shall be approved by the Board. Certificates for each class, or series within a class, of shares shall be numbered consecutively as issued. Each Certificate shall state the name of the Corporation and that it is organized under the laws of the State of Indiana; the name of the registered holder; the number and class and the designation of the series, if any, of the shares represented thereby; and a summary of the designations, relative rights, preferences, and limitations applicable to such class and, if applicable, the variations in rights, preferences, and limitations determined for each series and the authority of the Board to determine such variations for future series; provided, however, that, such summary may be omitted if the Certificate states conspicuously on its front or back that the Corporation will furnish the shareholder such information upon written request and without charge. Each Certificate shall be signed (either manually or in facsimile) by (i) the Chief Executive Officer, and (ii) the Secretary, or by any two (2) or more officers that may be designated by the Board, and may have affixed thereto the corporate seal, which may be a facsimile, engraved, or printed.

Section 4. Record of Certificates. Shares shall be entered in the original stock register or transfer book of the Corporation (the “Stock Book”) as they are issued, and subject to the provisions of the Articles, shall be transferable on the Stock Book only by: (a) delivery of the Certificate endorsed either in blank or to a specified person by the person appearing by the Certificate to be the owner of the shares represented thereby; or (b) delivery of the Certificate and a separate document containing a written assignment of the Certificate or a power of attorney to sell, assign, or transfer the same or the shares represented thereby, signed by the person appearing by the Certificate to be the owner of the shares represented thereby. Such assignment or power of attorney may be either in blank or to a specified person.

Section 5. Lost or Destroyed Certificates. Any person claiming a Certificate to be lost or destroyed shall make affidavit or affirmation of that fact and, if the Board or the Chief Executive Officer shall so require, shall give the Corporation and/or the transfer agents and registrars, if they shall so require, a bond of indemnity, in form and with one or more sureties satisfactory to the Board or the Chief Executive Officer and/or the transfer agents and registrars, in such amount as the Board or the Chief Executive Officer may direct and/or the transfer agents and registrars may require, whereupon a new Certificate may be issued of the same tenor and for the same number of shares as the one alleged to be lost or destroyed.

Section 6. Shareholder Addresses. Every shareholder shall furnish the Secretary of the Corporation with an address to which notices of meetings and all other notices may be served upon or mailed to such shareholder, and in default thereof notices may be addressed to the shareholder at his, her, or its last known address or at the Principal Office.

Section 7. Uncertificated Shares. To the extent permitted by Indiana Code Section 23-1-26-7, and to the extent authorized by the Board, the Corporation may issue some or all of its shares without certificates, subject to such regulations and limitations as may be adopted by the Board.

ARTICLE III

MEETINGS OF SHAREHOLDERS

Section 1. Place of Meetings. All meetings of shareholders of the Corporation shall be held at such place, within or without the State of Indiana, as may be specified in the respective notices or waivers of notice thereof, or proxies to represent shareholders thereat.

Section 2. Annual Meeting. The annual meeting of the shareholders for the election of the members of the Board (the “Directors”) and for the transaction of such other business as may properly come before the meeting, shall be held at 9:00 a.m. local time on the fourth Monday in September of each year, if such day is not a legal holiday, and if a holiday, then on the next day that is not a holiday, unless the Board of Directors by resolution selects an alternative date and time for such meeting.

Section 3. Special Meetings. Special Meetings of the shareholders may be called by the Chairman of the Board, the vice chairman of the Board, or by the Board. All requests for special meetings of the shareholders shall state the purpose or purposes thereof, and the business transacted at such meeting shall be confined to the purposes stated in the call and matters germane thereto.

Section 4. Notice of Meetings. A written or printed notice, stating the place, day, and hour of the meeting, and in case of a special meeting the purpose or purposes for which the meeting is called, shall be delivered or mailed by the Secretary or by the officers or persons calling the meeting, to each holder of record of the capital stock of the Corporation entitled to notice of such meeting, at such address as appears upon the records of the Corporation, at least ten (10) and not more than sixty (60) days before the date of such meeting. Notice of any annual or special meeting of shareholders may be waived in writing by any shareholder, before or after the date and time of the meeting specified in the notice thereof, by a written waiver delivered to the Corporation for inclusion in the minutes or filing with the corporate records. A shareholder’s attendance at any shareholders’ meeting in person or by proxy shall constitute a waiver of (a) notice of such meeting, unless the shareholder at the beginning of the meeting objects to the holding of or the transaction of business at the meeting, and (b) consideration at such meeting of any business that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

Section 5. Voting at Meetings. Except as otherwise provided by law or by the provisions of the Articles, every holder of the capital stock of the Corporation shall have the right at all meetings of the shareholders of the Corporation to one vote for each share of stock standing in his, her, or its name on the books of the Corporation as of the record date fixed by the Board for such meeting. Notwithstanding the foregoing, no share shall be voted at any meeting: (a) upon which an installment is due and unpaid; (b) which shall have been transferred on the books of the Corporation within ten days next preceding the date of the meeting; or (c) which belongs to the Corporation. Upon the demand of any shareholder voting in person, voting for Directors and voting upon any other question properly before a meeting shall be by ballot. A plurality vote shall be necessary to elect any Director, and on all other matters, the action or a question shall be approved if the number of votes cast thereon in favor of the action or question exceeds the number of votes cast opposing the action or question, except as otherwise provided by law or the Articles.

Section 6. Proxies. A shareholder may vote, either in person or by proxy executed in writing by the shareholder or a duly authorized attorney-in-fact. Such writing shall be evidenced by a signature or causing the signature to be affixed to the writing by any reasonable process, including by facsimile signature. The shareholder also may transmit, or authorize the transmission of, an electronic submission to the holder of the proxy, a proxy solicitation firm, or a proxy support service organization or similar agency authorized by the person who will be the holder of the proxy to receive the electronic submission. Such electronic submission shall be accompanied by or contain information from which it can be determined that the electronic submission was transmitted or authorized by the shareholder. No proxy shall be valid after eleven (11) months from the date of its execution, unless a longer time is expressly provided therein.

Section 7. Quorum. Unless otherwise provided by law or the Articles, at any meeting of shareholders, a majority of the shares of the capital stock outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum for the election of Directors or for the transaction of other business. If, however, a quorum shall not be present or represented at any meeting, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting of the date, time, and place of the adjourned meeting, unless the date of the adjourned meeting requires that the Board fix a new record date therefor, in which case notice of the adjourned meeting shall be given. At such adjourned meeting, if a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

Section 8. Organization. The Chairman of the Board, and in his absence, any Director designated by the Board including the vice chairman, shall call meetings of the shareholders to order and shall act as chairman of such meetings, and a Secretary or the assistant secretary of the Corporation shall act as secretary of all meetings of the shareholders. In the absence of the Secretary and assistant secretary, the presiding officer may appoint a shareholder to act as secretary of the meeting.

Section 9. Written Consents. Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if the action is taken in writing by all of the shareholders. The action so taken must be evidenced by a written consent (which may be in multiple counterparts) describing the action taken, signed by each shareholder, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken by written consent is effective when the last shareholder signs the consent unless the consent specifies a prior or subsequent effective date, in which case the action is effective on or as of the specified date. A consent signed by all of the shareholders shall have the same effect as if the action taken by consent was taken at a meeting of the shareholders and may be described as having been taken at a meeting of the shareholders.

Section 10. Shareholder List. The Secretary of the Corporation shall prepare before each meeting of shareholders a complete list of the shareholders entitled to notice of such meeting, arranged in alphabetical order by class of shares (and each series within a class), and showing the address of, and the number of shares entitled to vote held by, each shareholder (the “Shareholder List”). Beginning five (5) business days before the meeting and continuing throughout the meeting, the Shareholder List shall be on file at the Principal Office or at a place identified in the meeting notice in the city where the meeting will be held, and shall be available for inspection by any shareholder entitled to vote at the meeting. On written demand, made in good faith and for a proper purpose and describing with reasonable particularity the shareholder’s purpose, and if the Shareholder List is directly connected with the shareholder’s purpose, a shareholder (or such shareholder’s agent or attorney authorized in writing) shall be entitled to inspect and to copy the Shareholder List, during regular business hours and at the shareholder’s expense, during the period the Shareholder List is available for inspection. The Stock Book, or a duplicate thereof, shall be the only evidence as to who are the shareholders entitled to examine the Shareholder List, or to notice of or to vote at any meeting.

Section 11. Notice of Shareholder Business.

(a) At any meeting of the shareholders, only such business may be conducted as shall have been properly brought before the meeting, and as shall have been determined to be lawful and appropriate for consideration by shareholders at the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting given in accordance with Section 4 of this Article III, (ii) otherwise properly brought before the meeting by or at the direction of the Board or the chairman of the Board or Chief Executive Officer, or (iii) otherwise properly brought before an annual meeting by a shareholder who is a shareholder of record of the Corporation at the time such notice of meeting is delivered, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 11 (the “Proposing Shareholder”). In addition, any proposal of business must be a proper matter for shareholder action.

(b) For business (including shareholder nominations) to be properly brought before an annual meeting by a shareholder pursuant to Section 11(a)(iii) above, the Proposing Shareholder must have given timely notice thereof in writing to the Secretary of the Corporation even if such matter is already the subject of any notice to the shareholders or public disclosure from the Board. To be timely, a Proposing Shareholder’s notice must be delivered to or mailed and received at the Principal Office of the Corporation, not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary date of the annual meeting for the preceding year; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences thirty days before such anniversary date and ends thirty days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Annual Meeting Date”), such shareholder notice shall be given in the manner provided herein by the close of business on the later of the close of business on the 90th day prior to such Other Annual Meeting Date, or the close of business on the 10th day following the date such Other Annual Meeting Date is first publicly announced or disclosed. A Proposing Shareholder’s notice to the Secretary shall set forth as to each matter such shareholder proposes to bring before the meeting (including shareholder nominations) (i) a brief description of the business desired to be brought before the annual meeting, including the text of any proposal to be presented, and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation’s stock records, of the Proposing Shareholder, (iii) the class and number of shares of the Corporation which are owned by the Proposing Shareholder beneficially and of record together with a representation that the Proposing Shareholder will notify the Corporation in writing of the class and number of such shares owned beneficially and of record for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (iv) a description of any agreement, arrangement, or understanding with respect to such proposal between or among the Proposing Shareholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing together with a representation that the Proposing Shareholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (v) a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Shareholder’s notice by, or on behalf of, the Proposing Shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk, or benefit of share price changes for, or increase or decrease the voting power of, the Proposing Shareholder or any of its affiliates or associates with respect to shares of stock of the Corporation, together with a representation that the Proposing Shareholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (vi) a representation that the Proposing Shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal contained in the notice, (vii) a representation whether the Proposing Shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the proposal and/or otherwise to solicit proxies from shareholders in support of such proposal, and (viii) any other information relating to such shareholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) Only such business shall be brought before a special meeting of shareholders as shall have been specified in the notice of meeting given in accordance with Section 4 of this Article III (other than matters properly brought under Rule 14a-8 or Rule 14a-11 under the Securities Exchange Act of 1934, as amended). In no event shall the adjournment of an annual meeting or special meeting, or any announcement thereof, commence a new period for the giving of a shareholder’s notice as provided in this Section 11. Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 11. The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the By-Laws, or that business was not lawful or appropriate for consideration by shareholders at the meeting, and if he or she should so determine, he or she shall so declare to the meeting and any such business shall not be transacted.

Section 12. Notice of Shareholder Nominees.

(a) Director Nominations. Nominations of persons for election to the Board of the Corporation may be made at any annual meeting of shareholders by or at the direction of the Board or by a Proposing Shareholder entitled to vote for the election of Directors at the meeting (the “Nominating Shareholder”). Such shareholder nominations shall be made pursuant to timely notice given in writing to the Secretary of the Corporation in accordance with Section 11 of this Article III. The Nominating Shareholder’s notice shall set forth, in addition to the information required by Section 11, as to each person whom the Nominating Shareholder proposes to nominate for election or re-election as a Director, (i) the name, age, business address, and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in solicitation of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), and (v) the qualifications of the nominee to serve as a Director of the Corporation as set forth in subsection (b) of this Section 12. In the event the Board or the Chief Executive Officer calls a special meeting of shareholders for the purpose of electing one or more Directors to the Board, any shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the notice of meeting, if the shareholder’s notice of such nomination contains the information specified in this Section 12 and shall be delivered to the Secretary of the Corporation not later than the close of business on the 10th day following the day on which the date of the special meeting and either the names of the nominees proposed by the Board to be elected at such meeting or the number of directors to be elected are publicly announced or disclosed. In no event shall the adjournment of an annual meeting or special meeting, or any announcement thereof, commence a new period for the giving of a shareholder’s notice as provided in this Section 12. No shareholder nomination shall be effective unless made in accordance with the procedures set forth in this Section 12. The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that a shareholder nomination was not made in accordance with the By-Laws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

(b) Director Qualifications. The following represents the non-exclusive list of criteria that must be considered by the Nominating and Governance Committee (as established in Article IV Section 12 hereof) in assessing whether any proposed candidate/nominee should be considered for membership on the Board. Generally, the criteria will be employed by the Nominating and Governance Committee when recruiting individuals for membership, as well as responding to properly submitted nominees provided to the Nominating and Governance Committee or the Board in accordance with the procedures and requirements applicable to that process. The criteria are as follows: (i) the satisfaction of applicable “independence” and eligibility requirements, such as those required of members of the Audit Committee and the Compensation Committee; (ii) the person’s professional experiences, including achievements, and whether those experiences and achievements would be useful to the Board, given its existing composition, in discharging its responsibilities; (iii) the person’s subject matter expertise, i.e., finance, accounting, legal, management, technology, strategic visioning, marketing, and the desirability of that particular expertise given the existing composition of the Board; (iv) the viewpoint, background, and demographics of the person and whether the person would positively contribute to the overall diversity of the Board; (v) the person’s professional ethics, integrity, and values; (vi) the person’s intelligence and ability to make independent analytical inquiries; (vii) the person’s stated willingness and ability to devote adequate time to Board activities, including attending meetings and development sessions and adequately preparing for those activities; (viii) the person’s service on more than three (3) public company boards, excluding the Board, unless the Nominating and Governance Committee concludes, based upon a review of all of the facts and circumstances, that such service on more than three other public company boards would not impair the ability of the proposed candidate/nominee to discharge their responsibilities as a member of the Board, and, provided further, the proposed candidate/nominee does not serve on more than five (5) other public company boards; (ix) the person’s principal business responsibilities; (x) whether the person would be able to serve on the Board for an extended period of time; (xi) whether the person has, or potentially could have, a conflict of interest which would affect the person’s ability to serve on the Board or to participate in decisions that are material to the Corporation; and (xii) whether and to what extent the person has an ownership interest in the Corporation. The foregoing criteria represent a non-exclusive list of factors to be considered when evaluating potential candidates and responding to properly submitted nominees. In each case, the then existing composition of the Board, its current and prospective needs, the operating requirements of the Corporation, and the long-term interests of the Corporation’s shareholders will be included in the mix of factors to be reviewed and assessed when performing this evaluation. The review and application of these criteria will initially be conducted by the Nominating and Governance Committee, and, following that action, the matter will then be presented to the Board for action, if appropriate and advisable. If any Board member, not a member of the Nominating and Governance Committee, requests an independent review of any candidate against these criteria, the full Board shall conduct such a review.

ARTICLE IV

BOARD OF DIRECTORS

Section 1. Board of Directors. The Board shall consist of a maximum of eleven (11) members. The exact number of directors shall be determined by resolution of the Board and in the absence of any such resolution, the number of directors shall be eleven (11). The Directors shall be elected annually at the annual meeting of the Corporation’s shareholders. Such directors shall hold office until the next annual meeting of the shareholders and until their successors are elected and qualified. Directors need not be shareholders of the Corporation. A majority of the Directors at any time shall be citizens of the United States. A member of the Board shall be elected by a vote of the majority of the Directors as Chairman of the Board, and such Chairman shall preside at all meetings of the Board.

Section 2. Powers and Duties. In addition to the powers and duties expressly conferred upon it by law, the Articles or these By-Laws, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not inconsistent with the law, the Articles, or these By-Laws.

Section 3. Resignation. Any Director may resign at any time by giving written notice to the Board, the Chairman, the Chief Executive Officer, or the Secretary. Any such resignation shall take effect when delivered unless the notice specifies a later effective date. Unless otherwise specified in the notice, the acceptance of such resignation shall not be necessary to make it effective.

Section 4. Removal. Any Director may be removed for cause at any time at any regular meeting or at such a special meeting of the shareholders of the Corporation called for such purpose, by the affirmative vote of the holders of a majority of the shares outstanding.

Section 5. Vacancies. In case of any vacancy in the Board through death, resignation, removal, or other cause, the remaining Directors by the affirmative vote of a majority thereof may elect a successor to fill such vacancy until the next annual meeting of shareholders and until his or her successor is elected and qualified. If the vote of the remaining Directors shall result in a tie, the vacancy shall be filled by shareholders at the next annual meeting, or a special meeting, of shareholders.

Section 6. Annual Meetings. The Board shall meet each year immediately after the annual meeting of the shareholders, at the place where such meeting of the shareholders has been held, for the purpose of organization, election of officers, and consideration of any other business that may be brought before the meeting. No notice shall be necessary for the holding of this annual Board meeting. If such meeting is not held as above provided, the election of officers may be had at any subsequent meeting of the Board specifically called in the manner provided in Article IV, Section 7 of these By-Laws.

Section 7. Other Board Meetings.

(a) Regular Board Meetings. Regular meetings of the Board may be held without notice at such time and place, either within or without the State of Indiana, as shall from time to time be determined by the Board.

(b) Special Meetings. Special meetings of the Board shall be held, either within or without the State of Indiana, whenever called by the Chairman of the Board, or the vice-chairman of the Board, or by any three of the Directors. Oral, telegraphic, or written notice shall be given, sent, or mailed not less than one day before the meeting and shall state the purposes of the meeting, and the date, place, and hour of such meeting.

(c) Waivers of Notice. A Director may waive notice of any Board meeting before or after the date and time of the Board meeting stated in the notice by a written waiver signed by the Director and filed with the minutes or corporate records. A Director’s attendance at or participation in a Board meeting shall constitute a waiver of notice of such meeting and assent to any corporate action taken at such meeting, unless the Director at the beginning of such meeting (or promptly upon his arrival) objects to the holding of or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 8. Quorum. At any meeting of the Board, the presence of a majority of the Directors designated for the full Board in Section 1 of Article IV above, shall be necessary to constitute a quorum for the transaction of any business, except (a) that for the purpose of filling of vacancies, a majority of Directors then in office shall constitute a quorum, and (b) that a lesser number may adjourn the meeting from time to time until a quorum is present. The act of a majority of the Board present at a meeting at which a quorum is present shall be the act of the Board, unless the act of a greater number is required by law, the Articles or these By-Laws.

Section 9. Organization. The Chairman of the Board and in his absence, the vice-chairman of the Board, and in their absence any Director chosen by the Directors present, shall call meetings of the Board to order, and shall act as chairman of such meetings. The Secretary of the Corporation shall act as secretary of the Board, but in the absence of the Secretary, the presiding officer may appoint any Director to act as secretary of the meeting.

Section 10. Order of Business. The order of business at all meetings of the Board shall be as follows: (i) roll call; (ii) reading of the minutes of the preceding meeting and action thereon; (iii) reports of officers; (iv) reports of committees; (v) unfinished business; (vi) miscellaneous business; and (vii) new business.

Section 11. Executive Committee of the Board of Directors. The Board may, whenever it sees fit, by a majority vote of the number of Directors elected and qualified from time to time, designate an Executive Committee of not less than three (3) persons from its members which committee shall, except as to matters upon which the Board has acted, have and exercise the full power of the Board in the management of the business and affairs of the Corporation, including but not limited to the power to authorize dividend distributions according to a formula, method or limit, or within a range, prescribed by the Board; provided that, all business transacted by such committee shall be submitted to and be approved by the Board at their next regular or special meeting. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve the Executive Committee.

Section 12. Nominating and Governance Committee. The Board, by resolution of a majority of the full Board, shall appoint a Nominating and Governance Committee to consist of not less than three Directors, none of whom shall be an officer or employee of the Corporation or of any subsidiary or affiliated corporation, and each of whom shall otherwise meet the definition of an independent director, and meet any other qualifications and requirements applicable to Nominating and Governance Committee members, as defined under the listing standards of the NYSE American or any other national securities exchange upon which the Corporation’s securities are listed; provided, however, that the Corporation shall not be obligated to comply with the foregoing while the Corporation is a “controlled company” as defined in the NYSE American Company Guide or any other national securities exchange upon which the Corporation’s securities are listed. The functions of the Nominating and Governance Committee shall be to identify individuals qualified to become Directors and to select, or to recommend that the Board select, the Director nominees for the next annual meeting of shareholders; develop and recommend to the Board a set of corporate governance principles applicable to the Corporation; and to perform other related tasks, such as studying the size, committee structure, or meeting frequency of the Board, making studies or recommendations regarding management succession, or tasks of similar character as may be requested from time to time by the Board. The Board, by resolution of a majority of the full Board, shall designate one member of the Nominating and Governance Committee to act as chairman of the committee. The committee member so designated shall chair all meetings of the committee, chair meetings involving only non-employee Directors, coordinate an annual performance evaluation of the Corporation, coordinate evaluation of the performance of the Chief Executive Officer, and perform such other activities as may from time to time be requested by the Board.

Section 13. Compensation Committee. The Board, by resolution of a majority of the full Board, shall appoint a Compensation Committee to consist of not less than three Directors, none of whom shall be an officer or employee of the Corporation or of any subsidiary or affiliated corporation, and each of whom shall otherwise meet the definition of an independent director, and meet any other qualifications and requirements applicable to Compensation Committee members as defined under the listing standards of the NYSE American or any other national securities exchange upon which the Corporation’s securities are listed; provided, however, that the Corporation shall not be obligated to comply with the foregoing while the Corporation is a “controlled company” as defined in the NYSE American Company Guide or any other national securities exchange upon which the Corporation’s securities are listed. The Board shall affirmatively determine that all of the members of the Compensation Committee are independent under the listing standards described in the preceding sentence. In affirmatively determining the independence of any Director who will serve on the Compensation Committee, the Board must consider all factors specifically relevant to determining whether a Director has a relationship to the Corporation which is material to that Director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to: (a) the source of compensation of such Director, including any consulting, advisory, or other compensatory fee paid by the Corporation to such Director; and (b) whether such Director is affiliated with the Corporation, a subsidiary of the Corporation, or an affiliate of a subsidiary of the Corporation. The functions of the Compensation Committee shall be to discharge the Board’s responsibilities relating to compensation of the Corporation’s officers and produce an annual report on executive compensation for inclusion in the Corporation’s proxy statement, review and approve corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate Chief Executive Officer performance in light of these goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation; make recommendations to the Board with respect to incentive compensation plans and equity based plans and to undertake such additional similar functions and activities as may be required by other compensation plans maintained by the Corporation or as may be requested from time to time by the Board. The Board, by resolution of a majority of the full Board, shall designate one member of the Compensation Committee to act as chairman of the committee. The committee member so designated shall chair all meetings of the committee, chair meetings involving only non-employee Directors, and perform such other activities as may from time to time be requested by the Board.

Section 14. Audit Committee. The Board shall appoint an Audit Committee, consisting of not less than three (3) Directors, none of whom shall be an officer or employee of the Corporation or of any subsidiary or affiliated corporation, and each of whom shall otherwise meet the definition of an independent director, and meet any other qualifications and requirements applicable to Audit Committee members, as defined under the listing standards of the NYSE American or any other national securities exchange upon which the Corporation’s securities are listed. The Audit Committee shall, from time to time, meet with representatives of the independent certified public accountants then servicing the Corporation, review the Corporation’s systems of internal controls, and take necessary action to see that an adequate system of internal auditing is implemented. The Audit Committee may also nominate independent auditors and select and establish accounting policies. All business transacted by the Audit Committee shall be submitted to the Board at its next regular or special meeting.

Section 15. Election Regarding Staggered Board Provision. The Corporation elects not to be governed by Section 23-1-33-6(c) of the Indiana Business Corporation Law.

ARTICLE V

OFFICERS OF THE CORPORATION

Section 1. Officers. The officers of the Corporation shall consist of a Chief Executive Officer, a Chief Financial Officer, a Secretary, and such other officers as may be designated from time to time by the Board. Except for the three designated officers as set forth in the preceding sentence, two or more offices may be held by the same person. The Board by resolution may create and define the duties of the offices of the Corporation and may elect or appoint persons to fill such offices.

Section 2. Election of Officers. The officers of the Corporation shall be elected by the Board at the annual Board meeting and shall hold office for one (1) year or until their respective successors shall have been duly elected and shall have qualified; provided, however, that, the Board may at any time elect one or more persons to new or different offices and/or change the title, designation, and duties and responsibilities of any of the officers consistent with the law, the Articles, and these By-Laws.

Section 3. Vacancies. Whenever any vacancy shall occur in any office by death, resignation, increase in the number of offices of the Corporation, or otherwise, the same shall be filled by the Board, and the officer so elected shall hold office until his successor is chosen and qualified. Any officer may be removed at any time by the affirmative vote of a majority of the full Board.

Section 4. Chief Executive Officer. Notwithstanding the Board’s discretion to create such offices as it may designate, the Corporation shall at all times have a Chief Executive Officer. This individual shall have primary responsibility for the day-to-day operations of the business, shall have responsibility for executing and filing such documents as may be required with governmental and regulatory agencies, and shall have such other powers and perform such other duties as are incident to this office and as may be assigned by the Board.

Section 5. Secretary. The Secretary shall have the custody and care of the corporate seal (if one exists), records, minutes, and the Stock Book of the Corporation; shall (unless other arrangements for taking of the minutes are made by the Board) attend all shareholders’ meetings and Board meetings, and duly record and keep the minutes of their proceedings in a book or books to be kept for that purpose; shall give or cause to be given notice of all shareholders’ meetings and Board meetings when such notice shall be required; shall file and take charge of all papers and documents belonging to the Corporation; and shall have such other powers and perform such other duties as are incident to the office of secretary of a business corporation, subject at all times to the direction and control of the Board or the Chief Executive Officer.

Section 6. Chief Financial Officer. The Chief Financial Officer shall keep correct and complete records of account, showing accurately at all times the financial condition of the Corporation. The Chief Financial Officer shall be the legal custodian of all moneys, notes, securities, and other valuables which may from time to time come into the possession of the Corporation. The Chief Financial Officer shall immediately deposit all funds of the Corporation coming into his or her hands in a reliable bank or other depositary to be designated by the Board, and shall keep such bank account in the name of the Corporation. The Chief Financial Officer shall furnish at meetings of the Board, or whenever requested, a statement of the financial condition of the Corporation, and shall perform such other duties as these By-Laws may require or the Board may prescribe. The Chief Financial Officer may be required to furnish bond in such amount as shall be determined by the Board.

Section 7. Delegation of Authority. In case of the absence of any officer of the Corporation, or for any other reason that the Board may deem sufficient, the Board may delegate the powers or duties of such officer to any other officer or to any Director, for the time being, provided that, a majority of the full Board concurs therein.

Section 8. Loans to Officers and Directors. No loan of money or property or any advance on account of services to be performed in the future shall be made to any officer or Director of the Corporation.

ARTICLE VI

CORPORATE BOOKS AND RECORDS

Section 1. Places of Keeping. Except as otherwise provided by law, the Articles, or these By-Laws, the books and records of the Corporation may be kept at such place or places, within or without the State of Indiana, as the Board may from time to time by resolution determine or, in the absence of such determination by the Board, as shall be determined by the Chief Executive Officer.

Section 2. Transfer Agent and Registrar. The Board may appoint one or more transfer agents and one or more registrars of transfers, and the principal transfer agent shall keep a stock transfer book for the transfer of all shares of the capital stock of the Corporation.

Section 3. Stock Book. The Corporation shall keep at the Principal Office the original Stock Book or a duplicate thereof, or, in case the Corporation employs a stock registrar or transfer agent within or without the State of Indiana, another record of the shareholders in a form that permits preparation of a list of the names and addresses of all the shareholders, in alphabetical order by class of shares, stating the number and class of shares held by each shareholder (the “Record of Shareholders”).

Section 4. Inspection of Corporate Records. Any shareholder (or the shareholder’s agent or attorney authorized in writing) shall be entitled to inspect and copy at his expense, after giving the Corporation at least five (5) business days’ written notice of his demand to do so, the following corporate records: (1) the Articles; (2) these By-Laws; (3) resolutions adopted by the Board with respect to one (1) or more classes or series of shares and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding; (4) minutes of all shareholders’ meetings and records of all actions taken by the shareholders without a meeting (collectively, “Shareholders Minutes”) for the prior three (3) years; (5) all written communications by the Corporation to the shareholders including the financial statements furnished by the Corporation to the shareholders for the prior three (3) years; (6) a list of the names and business addresses of the current Directors and the current officers of the Corporation; and (7) the most recent annual report of the Corporation as filed with the Secretary of State of Indiana. Any shareholder (or the shareholder’s agent or attorney authorized in writing) shall also be entitled to inspect and copy at his expense, after giving the Corporation at least five (5) business days’ written notice of his demand to do so, the following corporate records, if his demand is made in good faith and for a proper purpose and describes with reasonable particularity his purpose and the records he desires to inspect, and the records are directly connected with his purpose: (1) to the extent not subject to inspection under the previous sentence, Shareholders Minutes, excerpts from minutes of Board meetings and of committee meetings, and records of any actions taken by the Board or any committee without a meeting; (2) appropriate accounting records of the Corporation; and (3) the Record of Shareholders.

Section 5. Record Date. The Board may, in its discretion, fix in advance a record date not more than seventy (70) days before the date (a) of any shareholders’ meeting, (b) for the payment of any dividend or the making of any other distribution, (c) for the allotment of rights, or (d) when any change or conversion or exchange of shares shall go into effect. If the Board fixes a record date, then only shareholders who are shareholders of record on such record date shall be entitled (a) to notice of and/or to vote at any such meeting, (b) to receive any such dividend or other distribution, (c) to receive any such allotment of rights, or (d) to exercise the rights in respect of any such change, conversion or exchange of shares, as the case may be, notwithstanding any transfer of shares on the Stock Book after such record date.

ARTICLE VII

CHECKS, DRAFTS, DEEDS, AND SHARES OF STOCK

Section 1. Checks, Drafts, Etc. All checks, drafts, or orders for the payment of money of or to the Corporation shall, unless otherwise directed by the Board or otherwise required by law, be signed or endorsed by one or more officers as authorized in writing by the Chief Executive Officer. In addition, the Chief Executive Officer may authorize any one or more employees of the Corporation to sign checks, drafts, and orders for the payment of money not to exceed specific maximum amounts as designated in writing by the Chief Executive Officer for any one check, draft, or order. When so authorized by the Chief Executive Officer, the signature of any such officer or employee may be a facsimile signature.

Section 2. Deeds, Notes, Bonds, Mortgages, Contracts, Etc. All deeds, notes, bonds, and mortgages made by the Corporation, and all other written contracts and agreements, other than those executed in the ordinary course of corporate business, to which the Corporation shall be a party, shall be executed in its name by the Chief Executive Officer or any other officer so authorized by the Board and, when necessary or required, the Secretary shall attest the execution thereof. All written contracts and agreements into which the Corporation enters in the ordinary course of corporate business shall be executed by any officer or by any other employee designated by the Chief Executive Officer to execute such contracts and agreements.

Section 3. Sale or Transfer of Stock. Subject always to the further orders and directions of the Board, any share of stock issued by any corporation and owned by the Corporation (including reacquired shares of the Corporation) may, for sale or transfer, be endorsed in the name of the Corporation by the Chief Executive Officer, and said endorsement shall be duly attested by the Secretary either with or without affixing thereto the seal of the Corporation (if any).

Section 4. Voting of Stock of Other Corporations. Subject always to the further orders and directions of the Board, any share of stock issued by any other corporation and owned or controlled by the Corporation (an “Investment Share”) may be voted at any shareholders’ meeting of such other corporation by the Chief Executive Officer of his or her designee. Whenever, in the judgment of the Chief Executive Officer, it is desirable for the Corporation to execute a proxy or give a shareholder’s consent in respect of any Investment Share, such proxy or consent shall be executed in the name of the Corporation by the Chief Executive Officer, and, when necessary or required, shall be attested by the Secretary either with or without affixing thereto the seal of the Corporation (if one exists). Any person or persons designated in the manner above stated as the proxy or proxies of the Corporation shall have full right, power and authority to vote an Investment Share the same as such Investment Share might be voted by the Corporation.

ARTICLE VIII

PROVISIONS FOR REGULATION OF BUSINESS

AND CONDUCT OF AFFAIRS OF CORPORATION

Section 1. Indemnification.

(a) Definitions. Terms defined in Chapter 37 of the Indiana Business Corporation Law (the “Act”) (Ind. Code §§ 23-1-37, et seq.) which are used in this Article VIII shall have the same definitions for purposes of this Article VIII as they have in such chapter of the Act.

(b) Indemnification of Directors and Officers. The Corporation shall indemnify any individual who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise whether or not for profit, against liability and expenses, including attorneys’ fees, incurred by him or her in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, in which he or she is made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his status as such, except (i) in the case of any action, suit, or proceeding terminated by judgment, order, or conviction, in relation to matters as to which he or she is adjudged to have breached or failed to perform the duties of his or her office and the breach or failure to perform constituted willful misconduct or recklessness; and (ii) in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all Directors not involved in the matter in controversy (whether or not a quorum) that the person breached or failed to perform the duties of his or her office and the breach or failure to perform constituted willful misconduct or recklessness. The Corporation may pay for or reimburse reasonable expenses incurred by a

Director or officer in defending any action, suit, or proceeding in advance of the final disposition thereof upon receipt of (i) a written affirmation of the Director’s or officer’s good faith belief that such Director or officer has met the standard of conduct prescribed by Indiana law; and (ii) an undertaking of the Director or officer to repay the amount paid by the Corporation if it is ultimately determined that the Director or officer is not entitled to indemnification by the Corporation.

(c) Other Employees or Agents of the Corporation. The Corporation may, in the discretion of the Board, fully or partially provide the same rights of indemnification and reimbursement as herein above provided for Directors and officers of the Corporation to other individuals who are or were employees or agents of the Corporation or who are or were serving at the request of the Corporation as employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise whether or not for profit.

(d) Non-Exclusive Provision. The indemnification authorized under this Section 1 of Article VIII is in addition to all rights to indemnification granted by Chapter 37 of the Act (Ind. Code §§ 23-1-37, et seq.) and in no way limits the indemnification provisions of such chapter.

Section 2. Exclusive Forum for Certain Claims. Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit or Superior Courts of Elkhart County, State of Indiana, or the United States District Court in the Northern District of Indiana in a case of pendent jurisdiction, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of fiduciary duty owed by any Director, officer, employee, or agent of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Act, the Corporation’s Articles, or these By-Laws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein.

Section 3. Control Share Chapter Inapplicable. In accordance with Indiana Code Section 23-1-42-5, the provisions of Chapter 42 of the Indiana Business Corporation Law governing control share acquisitions shall not apply to control share acquisitions of shares of the Corporation.

ARTICLE IX

AMENDMENTS

Section 1. Amendments. These By-Laws may be adopted, amended, or repealed at any meeting of the Board by the vote of a majority of the number of Directors in office at the time such vote is taken, unless the Articles provide for the adoption, amendment, or repeal by the shareholders, in which event, action thereon may be taken at any meeting of the shareholders by the vote of a majority of the voting shares outstanding.

Schedule I

Supporting Shareholders

Arthur J. Decio

Richard W. Florea

John C. Firth

Samuel S. Thompson

John W. Rosenthal, Sr.

Matthew W. Long

Thomas L. Eisele

Terence M. Decio

Jeffrey A. Newport

Schedule II

Officers

Keith Anderson, Chief Executive Officer

Laurie Hough, Chief Financial Officer